As filed with the Securities and Exchange Commission on January 15, 2016
Registration No. 333-208192

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	47-0871001 (I.R.S. Employer Identification No.)
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Robert B. Atwell
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert D. Klingler, Esq. Bryan Cave LLP 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600	John T. Reichert, Esq. James M. Bedore, Esq. Reinhart Boerner Van Deuren, s.c. 1000 North Water Street, Ste. 1700 Milwaukee, WI 53202 (414) 298-1000
Approximate Date of Commencement of Proposed Sale of the Securities to the Public:   As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary — Subject to Completion Dated January 15, 2016

PROXY STATEMENT OF BAYLAKE CORP.	PROXY STATEMENT AND PROSPECTUS OF NICOLET BANKSHARES, INC.
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
The boards of directors of Baylake Corp. (“Baylake”) and Nicolet Bankshares, Inc. (“Nicolet”) have each unanimously approved a transaction that will result in the merger of Baylake with and into Nicolet. Nicolet will be the surviving bank holding company in the merger. If the merger is completed, Baylake shareholders will receive 0.4517 shares of Nicolet common stock for each of their Baylake shares. As permitted by the terms of the merger agreement, the Baylake board of directors expects to declare and pay a one-time special cash dividend of up to $0.40 per share to Baylake shareholders immediately prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. After the merger is completed, we expect that current Nicolet shareholders will own approximately [•]% of the outstanding shares of common stock of the combined company, and current Baylake shareholders will own approximately [•]% of the outstanding shares of common stock of the combined company.
Nicolet’s common stock commenced trading on the Nasdaq Capital Market under the symbol “NCBS” on [•], 2016. Prior to that time, Nicolet’s common stock was listed on the OTCBB, also under the symbol “NCBS.” The closing price of Nicolet common stock was $33.25 per share on September 8, 2015, the last trading day before public announcement of the merger. Baylake’s common stock currently trades on the Nasdaq Capital Market under the symbol “BYLK.” The closing price of Baylake common stock was $12.85 per share on September 8, 2015, the last trading day before public announcement of the merger. The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the Nasdaq Capital Market.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of both companies approve the merger agreement and the transactions contemplated thereby. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective companies’ special meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and the transactions contemplated thereby. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger.
The places, dates and times of the shareholders’ meetings are as follows:
For shareholders of Baylake:	For shareholders of Nicolet:
[•]	[•]
This document contains a more complete description of the shareholders’ meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Nicolet and Baylake from documents that each has filed with the Securities and Exchange Commission.
Nicolet and the Baylake boards of directors recommend that the Nicolet and Baylake shareholders, respectively, vote FOR approval of the merger agreement and the transactions contemplated thereby, and FOR the non-binding resolution approving certain merger-related compensation.
[•] Robert W. Agnew Chairman of the Board Baylake Corp.	[•] Robert B. Atwell Chairman, President and Chief Executive Officer Nicolet Bankshares, Inc.
You should read this entire joint proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 15.
Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Nicolet common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement-prospectus is dated [•], and is first being mailed to Baylake’s and Nicolet’s shareholders on or about [•].

PLEASE NOTE
We have not authorized anyone to provide you with any information other than the information included in this joint proxy statement-prospectus and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.
This joint proxy statement–prospectus has been prepared as of the date on the cover page. There may be changes since that date in the affairs of Baylake or Nicolet that are not reflected in this document.
As used in this joint proxy statement-prospectus, the terms “Baylake” and “Nicolet” refer to Baylake Corp. and Nicolet Bankshares, Inc., respectively. Where the context requires, “Baylake” may refer to Baylake Corp. and its subsidiary, Baylake Bank. Similarly, “Nicolet” may refer to Nicolet Bankshares, Inc. and its subsidiary, Nicolet National Bank.
Unless the context indicates otherwise, all references to the “merger agreement” refer to the Agreement and Plan of Merger dated September 8, 2015, between Nicolet and Baylake.

BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235-2405

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2015

To the Shareholders of Baylake Corp.:
Baylake Corp. will hold a special meeting of shareholders at [•], on [•], 2016, at [•][•].m., local time, for the following purposes:
1.   Merger.   To authorize, approve and adopt the Agreement and Plan of Merger by and between Baylake Corp. and Nicolet Bankshares, Inc., pursuant to which Baylake will merge with and into Nicolet, and the transactions contemplated by the merger agreement. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.
2.   Non-Binding Vote on Compensation.   To vote, on a non-binding advisory resolution, to approve compensation that may become payable to Robert J. Cera in connection with the merger.
3.   Adjournment.   To adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.
4.   Other business.   To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Only shareholders of record at the close of business on [•], the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the Agreement and Plan of Merger requires the affirmative vote of at least a majority of the shares of Baylake common stock outstanding on the record date.
After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the Agreement and Plan of Merger and the transactions contemplated thereby, FOR approval, in a non-binding resolution, of compensation that may become payable to Robert J. Cera in connection with the merger, and FOR the adjournment proposal.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions in the enclosed proxy card. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Baylake’s Corporate Secretary or by filing a properly executed proxy card of a later date with Baylake’s Corporate Secretary at or before the meeting. You may also revoke your proxy by attending the meeting, giving oral notice of your revocation, and voting your shares in person at the meeting.
We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.
By Order of the Board of Directors
[•]
Robert W. Agnew
Chairman of the Board
Sturgeon Bay, Wisconsin
 [•]

NICOLET BANKSHARES, INC.
111 North Washington Street
Green Bay, Wisconsin 54301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•]

To the Shareholders of Nicolet Bankshares, Inc.:
Nicolet Bankshares, Inc. will hold a special meeting of shareholders at [•], on [•], 2016, at [•][•].m., local time, for the following purposes:
1.   Merger and Share Issuance.   To authorize, approve and adopt the Agreement and Plan of Merger, by and between Nicolet Bankshares, Inc. and Baylake Corp., pursuant to which Baylake will merge with and into Nicolet, and the transactions contemplated by the merger agreement, including the issuance of up to 4,500,000 shares of Nicolet common stock in the merger. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.
2.   Non-Binding Vote on Compensation.   To vote, on a non-binding advisory resolution, to approve compensation that may become payable to Robert J. Cera in connection with the merger.
3.   Adjournment.   To adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.
4.   Other business.   To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Only shareholders of record at the close of business on [•], the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the Agreement and Plan of Merger requires the affirmative vote of at least a majority of the shares of Nicolet common stock outstanding on the record date.
After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the share issuance, FOR approval, in a non-binding resolution, of compensation that may become payable to Robert J. Cera in connection with the merger, and FOR the adjournment proposal.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Nicolet’s Corporate Secretary or by filing a properly executed proxy card of a later date with Nicolet’s Corporate Secretary at or before the meeting. You may also revoke your proxy by attending the meeting, giving oral notice of your revocation, and voting your shares in person at the meeting.
We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.
By Order of the Board of Directors
[•]
Robert B. Atwell
Chairman, President and Chief Executive Officer
Green Bay, Wisconsin
[•]

APPENDIX A
AGREEMENT AND PLAN OF MERGER BY AND BETWEEN NICOLET BANKSHARES, INC. AND BAYLAKE CORP.

APPENDIX B
OPINION OF KEEFE, BRUYETTE & WOODS, INC.

APPENDIX C
OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

QUESTIONS AND ANSWERS
Q:
On what am I being asked to vote?

A:
You are being asked to approve the Agreement and Plan of Merger by and between Nicolet and Baylake, which we may refer to as the merger agreement, and which provides for the merger of Baylake with and into Nicolet, and the transactions contemplated thereby. As part of their approval of the merger agreement and the merger, Nicolet shareholders are also being asked to approve the issuance of stock in the merger to Baylake shareholders. Shareholders of both Baylake and Nicolet are being asked to vote on non-binding advisory resolutions approving certain merger-related compensation, and to approve a proposal to adjourn their respective special meetings, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

Q:
Why have Nicolet and Baylake decided to merge?

A:
Nicolet and Baylake agreed to merge for strategic reasons that benefit both parties. Their boards of directors believe that the merger will provide the combined institution with sufficient opportunities for enhanced revenue growth.

Q:
How does my board of directors recommend I vote on the merger agreement?

A:
The boards of directors of Baylake and Nicolet have unanimously approved and adopted the merger agreement and recommend that their respective shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby, “FOR” approval, in a non-binding advisory resolution, of the merger-related compensation proposals and “FOR” approval of the respective adjournment proposals.

Q:
What will happen to Nicolet National Bank and Baylake Bank as a result of the merger?

A:
If the merger occurs, Baylake Bank, which is a wholly owned subsidiary of Baylake, will be merged with and into Nicolet National Bank, which is a wholly owned subsidiary of Nicolet. We may refer to this transaction as the “bank merger.” Nicolet National Bank will be the surviving entity in the bank merger.

Q:
What vote is required to approve the merger agreement and the transactions contemplated thereby?

A:
The merger cannot be completed unless a majority of the outstanding shares of each of Nicolet and Baylake vote to approve the merger agreement and the transactions contemplated thereby.

Q:
What will I receive in the merger?

A:
Baylake shareholders will receive 0.4517 shares of Nicolet common stock for each share of Baylake common stock they hold. In lieu of any fractional shares of Nicolet common stock, Baylake shareholders will receive an amount in cash (without interest and rounded to the nearest whole cent) as determined by multiplying the volume weighted average closing price of Nicolet common stock on Nasdaq Capital Market over the 20 trading day period ending on the third trading day prior to the closing date by the fractional share of Nicolet common stock to which such former holder would otherwise be entitled. After the merger is completed, we expect that current Nicolet shareholders will own approximately [•]% of the outstanding shares of common stock of the combined company, and current Baylake shareholders will own approximately [•]% of the outstanding shares of common stock of the combined company. See page [•] for further explanation.

In addition, the merger agreement allows Baylake to continue paying its regular quarterly dividends of $0.09 per share (the first such dividend having been declared on October 20, 2015 and payable on December 1, 2015 to shareholders of record as of November 12, 2015) and to pay a special cash dividend of up to $0.40 per share immediately prior to consummation of the merger. Though Baylake’s board of directors currently expects to pay both the regular quarterly dividend and the special dividend, the payment of such dividends is not guaranteed, nor is it a condition to the closing of the merger.
i

Q:
What are the federal income tax consequences of the merger to me?

A:
Bryan Cave LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and that Baylake shareholders will not recognize gain for U.S. federal income tax purposes as a result of the surrender of Baylake common stock for receipt of Nicolet common stock. However, shareholders may recognize gain for U.S. federal income tax purposes to the extent of any cash received in lieu of fractional shares and for any dividends, including the special dividend. Your tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger in the second quarter of 2016, shortly after the special shareholders’ meetings, assuming Baylake and Nicolet shareholders and the applicable bank regulatory agencies approve the merger and other conditions to closing are met. We could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page [•] for a discussion of these and other risks relating to the merger.

Q:
Will I be able to sell the Nicolet common stock I receive pursuant to the merger?

A:
Yes. The Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and Nicolet will cause the shares to be issued in the merger to be listed on the Nasdaq Capital Market. All shares of Nicolet common stock that you receive pursuant to the merger will be freely transferable unless you are deemed an affiliate of Nicolet. Affiliates of Nicolet will, be able to sell the shares they receive pursuant to the merger subject to applicable securities regulations. See “Resale of Nicolet Common Stock” on page [•].

Q:
What should I do now?

A:
After carefully reading and considering the information in this joint proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at your company’s special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, “FOR” the non-binding advisory resolution to approve certain merger-related compensation, and “FOR” the adjournment proposal.
Q:
What if I do not vote?

A:
If you do not vote, it will have the same effect as voting your shares against the merger.

Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at your company’s special meeting, which will have the same effect as voting your shares against the merger.

Q:
Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to your company’s Corporate Secretary. Second, you can submit a new properly executed proxy with a later date to your company’s Corporate Secretary at or before your company’s special meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend your company’s special meeting, give oral notice of your revocation, and vote

ii

your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy. If you hold shares in “street name,” you must contact your broker prior to your company’s special meeting if you wish to revoke your proxy or change your vote.
Q:
Should I send in my stock certificates now?

A:
No. If you are a Baylake shareholder and the merger is completed, Nicolet’s exchange agent will send all Baylake shareholders written instructions for exchanging Baylake common stock certificates for the merger consideration they are entitled to receive. In any event, do not send your stock certificates with your proxy card.

If you are a Nicolet shareholder, your shares of Nicolet common stock will remain outstanding and unchanged in the merger. Consequently, you will not need to surrender your stock certificates or exchange them for new ones.
Q:
Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

For Baylake shareholders: Robert J. Cera, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235-2405, telephone: (920) 746-5418.
For Nicolet shareholders: Robert B. Atwell, Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301, telephone: (920) 430-1400.
iii

SUMMARY
We have prepared this summary of certain material information to assist you in your review of this joint proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this joint proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Nicolet common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this joint proxy statement-prospectus by reference. For more information about Nicolet or Baylake, please see the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s shareholders.
Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
The Companies
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
Nicolet is a Wisconsin corporation and was incorporated as Green Bay Financial Corporation, a Wisconsin corporation, on April 5, 2000, to serve as the holding company for and the sole shareholder of Nicolet National Bank. It amended and restated its articles of incorporation and changed its name to Nicolet Bankshares, Inc. on March 14, 2002. It subsequently became the holding company for Nicolet National Bank upon completion of Nicolet National Bank’s reorganization into a holding company structure on June 6, 2002.
Nicolet is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It conducts operations through its wholly owned subsidiary, Nicolet National Bank, which was organized in 2000 as a national bank under the laws of the United States and opened for business on November 1, 2000. Nicolet National Bank provides a full range of traditional banking services throughout northeastern Wisconsin and the upper peninsula of Michigan. Nicolet offers commercial, retail and wealth management services through 21 branch locations in Wisconsin and Menominee, Michigan.
As of September 30, 2015, Nicolet had consolidated total assets of approximately $1.17 billion, consolidated total gross loans of approximately $884 million, consolidated total deposits of approximately $1.01 billion, and consolidated shareholders’ equity of approximately $105 million.
Baylake Corp.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235-2405
(920) 743-5551
Baylake Corp. is a registered bank holding company headquartered in Sturgeon Bay, Wisconsin. Baylake Bank, Baylake’s wholly owned banking subsidiary, is a bank chartered under the laws of Wisconsin. Baylake Bank offers a full range of traditional banking services, including commercial, retail and wealth management services, through 20 retail banking locations throughout northeast Wisconsin.
On May 5, 2015, Baylake entered into an Agreement and Plan of Merger by and between Baylake and NEW Bancshares, Inc. (“NEWBI”), providing for the acquisition of NEWBI and its wholly owned bank subsidiary, Union State Bank, by Baylake. As of September 30, 2015, NEWBI had consolidated total assets of approximately $83 million, including consolidated total gross loans of approximately $49 million, as well as $73 million in deposits. The acquisition of NEWBI was completed on December 4, 2015.
As of September 30, 2015, Baylake had consolidated total assets of approximately $1.02 billion, consolidated total gross loans of approximately $692 million, consolidated total deposits of approximately $800 million and consolidated shareholders’ equity of approximately $111 million.

The Merger Agreement
(See page [•])
Under the terms of the merger agreement, Baylake will merge with and into Nicolet, with Nicolet being the surviving corporation. Following the merger of Baylake with and into Nicolet, Baylake Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Both Nicolet and Nicolet National Bank will continue their existence under Wisconsin law and the laws of the United States, respectively, while Baylake and Baylake Bank will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this joint proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.
What You Will Receive in the Merger
(See page [•])
If the merger is completed, Baylake shareholders will receive 0.4517 shares of Nicolet common stock for each of their shares except in the circumstances described below.
No fractional shares of Nicolet common stock will be issued in connection with the merger. Instead, Nicolet will make a cash payment without interest to each shareholder of Baylake who would otherwise receive a fractional share of Nicolet common stock. The amount of such cash payment will be determined by multiplying the fraction of a share of Nicolet common stock otherwise issuable to such shareholder by the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20 trading day period ending on the third trading day prior to the closing date.
In addition, the merger agreement allows Baylake to continue paying its regular quarterly dividend of $0.09 per share and to pay a special cash dividend of up to $0.40 per share immediately prior to consummation of the merger. Though Baylake’s board of directors currently expects to pay both the regular quarterly dividend and the special dividend, the payment of such dividends is not guaranteed, nor is it a condition to the closing of the merger.
Effect of the Merger on Baylake Options, Restricted Stock Units and Other Equity Awards
(See page [•])
As of September 30, 2015, there were 254,255 outstanding options to purchase Baylake common stock, with a weighted average exercise price of  $9.39 per share, and 87,301 outstanding restricted stock units (RSUs). Pursuant to the merger agreement, each Baylake equity award, including options to purchase shares of Baylake common stock, RSUs and other equity awards, whether such award was granted under a Baylake stock plan or otherwise, and whether such award is vested or unvested, that is outstanding and unexercised immediately prior to the effective closing date shall be adjusted under the Baylake stock plan or converted into a substituted option under a Nicolet stock plan.
Your Expected Tax Treatment as a Result of the Merger
(See page [•])
We expect that Baylake shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent of any cash received either as dividends, including the special dividend, or in lieu of fractional shares. The completion of the merger is conditioned on receipt of a tax opinion from Bryan Cave LLP that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and that Baylake shareholders will not recognize gain or loss in connection with the exchange of their shares (except with respect to any cash received). The opinion will not bind the Internal Revenue Service, which could take a different view.
See “Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.
Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Comparative Stock Prices
(See page [•] for Nicolet and page [•] for Baylake)
Nicolet.   Nicolet common stock currently trades on the Nasdaq Capital Market under the ticker “NCBS.” The sale price for a share of Nicolet common stock was $[•] on [•].
Baylake.   Baylake common stock currently trades on the Nasdaq Capital Market under the symbol “BYLK.” The sale price for a share of Baylake common stock was $[•] on [•].
Both Boards of Directors Recommend Shareholder Approval of the Merger
(See page [•])
Nicolet.   The board of directors of Nicolet has unanimously approved the merger agreement and believes that the merger is in the best interests of Nicolet’s shareholders. The board unanimously recommends that you vote FOR approval of the merger proposal and FOR the non-binding merger-related compensation proposal.
In deciding to engage in the merger transaction with Baylake, Nicolet’s management and board of directors noted, among other things, the following:
•
the complementary strengths of Nicolet and Baylake, with Nicolet as a leader in commercial lending and Baylake having a superior retail and commercial banking presence in Door and Kewaunee Counties;

•
the expected strengthened competitive positioning of the combined company throughout Northeast Wisconsin, which Nicolet expects will meaningfully enhance its ability to serve its customers;

•
the board of director’s belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Nicolet; and

•
the expectation that Nicolet shareholders will experience opportunities for share price growth driven by a more liquid publicly traded stock.

Baylake.   The board of directors of Baylake has unanimously approved the merger agreement and believes that the merger is in the best interests of Baylake’s shareholders. The board unanimously recommends that you vote FOR approval of the merger proposal and FOR the non-binding merger-related compensation proposal.
In deciding to engage in the merger transaction with Nicolet, Baylake’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:
•
information concerning business, operations, earnings, asset quality, and financial condition, prospects, and capital levels of Baylake and Nicolet, both individually and as a combined entity;

•
the expected strengthened competitive positioning of the combined company throughout Northeast Wisconsin, which Baylake expects will meaningfully enhance its ability to serve its customers;

•
the value of the consideration to be received by Baylake’s shareholders compared to shareholder value for Baylake as an independent entity;

•
the perceived risks and uncertainties attendant to Baylake’s operation as an independent banking organization, including risks and uncertainties related to the continuing low-interest rate environment and increased capital requirements;

•
the board of director’s belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Baylake;

•
the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•
the receipt of the stock consideration by Baylake’s shareholders on a tax-free basis;

•
the opinion of Sandler O’Neill that the consideration to be received by Baylake’s common shareholders in the merger is fair from a financial point of view; and

•
the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Opinion of Keefe, Bruyette & Woods, Inc.
(See page [•])
In connection with the merger, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated September 8, 2015, to Nicolet’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Nicolet of the exchange ratio in the merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement-prospectus. The opinion was for the information of, and was directed to, the Nicolet board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement or constitute a recommendation to the Nicolet board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Nicolet common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of Sandler O’Neill & Partners, L.P.
(See page [•])
In deciding to approve the merger, the board of directors of Baylake considered the opinion of its financial advisor, Sandler O’Neill. Sandler O’Neill, an investment banking and financial advisory firm, has given a fairness opinion to the Baylake board of directors that, as of the date thereof, the merger consideration is fair, from a financial point of view, to the holders of Baylake common stock. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Sandler O’Neill considered relevant. The fairness opinion is attached to this joint proxy statement-prospectus as Appendix C. We urge all shareholders of Baylake to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in providing its opinion.
Information About the Shareholders’ Meetings
(See pages [•] and [•])
Nicolet.   A special meeting of the shareholders of Nicolet will be held on [•], at [•].m., local time. The meeting will be held at [•]. At the meeting, the shareholders of Nicolet will vote on the merger agreement described herein and in the notice for the meeting. If Nicolet’s shareholders approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special shareholders’ meeting.
Baylake.   A special meeting of the shareholders of Baylake will be held on [•], at [•].m., local time. The meeting will be held at [•]. At the meeting, the shareholders of Baylake will vote on the merger agreement described herein and in the notice for the meeting. If Baylake’s shareholders approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special shareholders’ meeting.
Quorum and Vote Required at the Meetings
(See pages [•] and [•])
Nicolet.   Shareholders who own Nicolet common stock at the close of business on [•], the record date, will be entitled to vote at the meeting. A majority of the outstanding shares of Nicolet common stock, as of the record date for the meeting, must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of Nicolet common stock outstanding on the record date. Abstentions, shares not voted, and broker nonvotes will have the same effect as a vote against the merger proposal. Approval of the non-binding merger-related compensation proposal and the adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal.
Baylake.   Shareholders who own Baylake common stock at the close of business on [•], the record date, will be entitled to vote at the meeting. A majority of the outstanding shares of Baylake common stock, as of the record date for the meeting, must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.
Approval of the merger proposal requires the affirmative vote of a majority of the shares of Baylake common stock outstanding on the record date. Abstentions, shares not voted, and broker nonvotes will have the same effect as a vote against the merger proposal. Approval of the non-binding merger-related compensation proposal and the adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal.
Share Ownership of Management
(See page [•])
Nicolet.   As of the record date for the special meeting, directors and executive officers of Nicolet had or shared voting or dispositive power over approximately [•]% of the outstanding shares of Nicolet common stock. It is anticipated that these individuals will vote their shares of Nicolet common stock in favor of the merger agreement. Certain of these individuals have entered into a written agreement with Baylake providing that they will vote the shares over which they have voting power, subject to their fiduciary duties, in favor of the merger agreement. A copy of the form of such agreement is included as an exhibit to the merger agreement.
As of the record date for the special meeting, except for [•], directors and executive officers of Baylake had or shared no voting or dispositive power over any of the outstanding shares of Nicolet common stock.
Baylake.   As of the record date for the special meeting, directors and executive officers of Baylake had or shared voting or dispositive power over approximately [•]% of the outstanding shares of Baylake common stock. It is anticipated that these individuals will vote their shares of Baylake common stock in favor of the merger agreement. Certain of these individuals have entered into a written agreement with Nicolet providing that they will vote the shares over which they have voting power, subject to their fiduciary duties, in favor of the merger agreement. A copy of the form of such agreement is included as an exhibit to the merger agreement.
As of the record date for the meeting, except for [•], directors and executive officers of Nicolet had or shared no voting or dispositive power over any of the outstanding shares of Baylake common stock. Nicolet had voting and dispositive power over approximately [•]% of the outstanding shares of Baylake common stock as of the record date.
Structure of the Merger
(See page [•])
•
Baylake Corp. and Baylake Bank will cease to exist after the merger.

•
Subsequent to the bank merger, the business of Baylake Bank will be conducted through Nicolet National Bank.

•
Eight current Nicolet directors — Robert B. Atwell, Michael E. Daniels, John N. Dykema, Christopher J. Ghidorzi, Donald J. Long, Susan L. Merkatoris, Randy J. Rose, and Robert J. Weyers — will remain on Nicolet’s board of directors following consummation of the merger. They will also remain on the board of directors of Nicolet National Bank following the bank merger.

•
Eight current Baylake directors — Robert W. Agnew, Robert J. Cera, Terrence R. Fulwiler, Thomas L. Herlache, Louis J. Jeanquart, William D. Murphy, Dean J. Nolden, and Elyse Mollner Stackhouse — will be appointed to Nicolet’s board of directors upon consummation of the merger. They also will be appointed to Nicolet National Bank’s board of directors upon consummation of the bank merger.

•
Following consummation of the merger, Mr. Atwell and Mr. Cera will serve as Co-Chief Executive Officers and Co-Presidents of Nicolet, and Mr. Daniels will serve as Executive Vice President and Secretary.

We Must Obtain Regulatory Approval to Complete the Merger
(See page [•])
We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the Wisconsin Department of Financial Institutions (the “WDFI”). All regulatory applications and notices required to be filed prior to the merger have been or will be filed. Although we do not know of any reason why we could not obtain the necessary regulatory approvals in a timely manner, we cannot be certain whether or when we will obtain them.
We Must Meet Several Conditions to Complete the Merger
(See page [•])
In addition to the required regulatory approvals, the merger will be completed only if certain conditions are met or waived, including the following:
•
approval by both Baylake’s shareholders and Nicolet’s shareholders of the merger agreement by the required vote;

•
receipt by Baylake and Nicolet of an opinion from Bryan Cave LLP that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•
the non-objection of the Nasdaq Stock Market to the listing of the shares of Nicolet common stock to be delivered in the merger to the former Baylake shareholders on the Nasdaq Capital Market;

•
each party maintaining tangible common equity equal to at least 95% of such party’s tangible common equity as of June 30, 2015;

•
the offering by Nicolet of an employment agreement to Robert J. Cera in substantially the form attached as Exhibit D to the merger agreement; and

•
each party’s certification to the other as to the continued accuracy of the representations and warranties contained in the merger agreement, compliance with covenants and closing conditions, and the satisfaction of all other matters applicable to the transaction.

If all regulatory approvals are received and the other conditions to completion are satisfied, Nicolet and Baylake contemplate that they will complete the merger in the second quarter of 2016, shortly after their special shareholders’ meetings.
Termination and Termination Fee
(See page [•])
The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this joint proxy statement-prospectus. If Nicolet terminates the merger agreement because Baylake’s board withdraws or changes its recommendation of the merger agreement, or if Baylake terminates the agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, then Baylake (or its successor) must pay Nicolet a termination fee of  $7,000,000. Similarly, if Baylake terminates the merger agreement because Nicolet’s board withdraws or changes its recommendation of the merger agreement, or if Nicolet terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, then Nicolet (or its successor) must pay Baylake a termination fee of  $7,000,000.
Nicolet’s Directors and Executive Officers Have Interests in the Merger that Differ from its Shareholders’ Interests
(See page [•])
The executive officers and directors of Nicolet have interests in the merger in addition to their interests as shareholders of Nicolet generally. The members of the Nicolet board of directors knew about these additional interests and considered them when they adopted the merger agreement. Such interests include, among others:
•
the potential continuation of employee benefits;

•
the potential acceleration of vesting of outstanding options and restricted stock;

•
the potential payment of certain change in control benefits; and

•
the continuation of service on Nicolet’s board of directors of Robert B. Atwell, Michael E. Daniels, John N. Dykema, Christopher J. Ghidorzi, Donald J. Long, Susan L. Merkatoris, Randy J. Rose, and Robert J. Weyers.

These interests are more fully described in this joint proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger” at page [•].
Baylake’s Directors and Executive Officers Have Interests in the Merger that Differ from its Shareholders’ Interests
(See page [•])
The executive officers and directors of Baylake have interests in the merger in addition to their interests as shareholders of Baylake generally. The members of the Baylake board of directors knew about these additional interests and considered them when they adopted the merger agreement. Such interests include, among others:
•
the potential continuation of employee benefits;

•
the potential acceleration of vesting of outstanding options and restricted stock units;

•
the potential payment of certain change in control benefits;

•
the execution of a new employment agreement between Nicolet and Robert J. Cera in substantially the form attached as Exhibit D to the merger agreement;

•
provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Baylake for certain liabilities; and

•
the appointment of Robert J. Cera, Robert W. Agnew, Thomas L. Herlache, Terrence R. Fulwiler, Louis J. (Rick) Jeanquart, Elyse Mollner Stackhouse, William D. Murphy and Dean Nolden to Nicolet’s board of directors.

These interests are more fully described in this joint proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger” at page [•].
Employee Benefits of Baylake Employees after the Merger
(See page [•])
Nicolet has agreed to offer to all current employees of Baylake and Baylake Bank who become Nicolet employees as a result of the merger substantially similar employee benefits to those that Nicolet offers to its employees in similar positions.

Differences in Rights of Baylake’s Shareholders after the Merger
(See page [•])
Because they will receive Nicolet common stock, Baylake shareholders will become Nicolet shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Nicolet’s articles of incorporation and bylaws. The rights of Nicolet shareholders are different in certain respects from the rights of Baylake’s shareholders. The material differences are described later in this joint proxy statement-prospectus.
Accounting Treatment
(See page [•])
Nicolet is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”). Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Baylake at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Baylake.

UNAUDITED COMPARATIVE PER SHARE DATA
The following summary presents per share information for Nicolet and Baylake on a historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the merger using the purchase method of accounting. This information should be read in conjunction with the companies’ historical financial statements and related notes as well as financial data included elsewhere in or incorporated by reference into this joint proxy statement-prospectus. The pro forma information should not be relied upon as being indicative of the historical results the companies would have had if the merger had occurred before such periods or the future results that the companies will experience after the merger.
The pro forma combined net income per diluted share has been computed based on the diluted average number of outstanding common shares of Nicolet adjusted for the additional shares to be issued in connection with the merger, after giving effect to the acquisition of NEWBI by Baylake. Baylake merger equivalent net income per diluted share is based on the number of shares of Nicolet common stock into which each share of Baylake common stock will be converted in the merger.
Baylake paid per share cash dividends of  $0.25 and $0.30 on its common stock for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively. Nicolet does not have a history of paying dividends on its common stock and does not intend to pay common stock dividends following the merger. Therefore, the pro forma dividend information has been omitted from the table below as it is not meaningful.
The pro forma combined net book value per share is based upon the pro forma combined equity of Nicolet divided by the pro forma number of outstanding shares of the combined companies. The Baylake merger equivalent net book value per share is based on the number of shares of Nicolet common stock into which each share of Baylake common stock will be converted in the merger.
The foregoing assumes that the shares of Nicolet common stock to be issued will have a value of $32.87 per share, which represents the volume-weighted average price based on the trading days of August 28, 2015 through September 25, 2015.
	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Net income per common share:
Income per diluted common share:
Nicolet	$1.93	$2.25
Baylake	0.73	0.97
Pro forma combined	1.67	1.96
Baylake merger equivalent(1)	0.75	0.89
Balance Sheet Data:
Net book value per common share:
Nicolet	$23.41	$21.34
Baylake	11.87	11.65
Pro forma combined	28.22	27.05
Baylake merger equivalent(1)	12.75	12.22

(1)
Calculated by multiplying the pro forma combined information by the exchange ratio of 0.4517.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated balance sheets and statements of income as of September 30, 2015, have been prepared to reflect the merger of Nicolet and Baylake after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. In the merger, Baylake common shareholders will receive total consideration of approximately 4,310,000 shares of Nicolet common stock, subject to adjustments as set forth herein, having an estimated aggregate value of approximately $142 million (based on $32.87 per share, which represents the volume-weighted average price based on the trading days of August 28, 2015 through September 25, 2015).
The merger will be accounted for as a purchase transaction. Under the purchase method of accounting, Nicolet records the assets and liabilities of the acquired entities at their fair values on the closing date of the merger. The pro forma condensed consolidated balance sheet has been prepared assuming the transaction was consummated on September 30, 2015. The pro forma condensed consolidated statements of income have been prepared assuming the transaction was consummated on January 1, 2014.
The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the merger been consummated before September 30, 2015, or at January 1, 2014, as the case may be, or future results of operations or financial condition. The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this joint proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.
These selected unaudited pro forma condensed consolidated financial statements should be read in conjunction with Baylake’s Annual Report on Form 10-K for the year ended December 31, 2014, and its Form 10-Q for the nine months ended September 30, 2015, each of which are incorporated by reference herein, as well as the financial information for Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2014, and its Form 10-Q for the nine months ended September 30, 2015, each of which are incorporated by reference herein.

NICOLET BANKSHARES, INC. AND SUBSIDIARIES
COMBINED WITH BAYLAKE CORP. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
AS OF SEPTEMBER 30, 2015
(In Thousands, Except Per Share Data)
	Baylake (Historical)	NEWBI and Pro Forma Adjustments*	Baylake Pro Forma Combined	Nicolet (Historical)	Pro forma Adjustments	Pro Forma Combined
Cash and due from banks	$76,297	$775(4,5)	$77,072	$38,794	$(54)(18)	$115,812
Investment securities	183,640	25,888	209,528	167,572	(641)(8,19)	376,459
Loans, net	685,306	47,870	733,176	877,498	(20,090)(9)	1,590,584
Premises and equipment, net	21,732	1,806	23,538	29,891	6,000(10)	59,429
Other real estate owned, net	3,977	265	4,242	714	(1,500)(11)	3,456
Goodwill	7,222	223(3)	7,445	762	28,312(12,18)	36,519
Core Deposit Intangible	—	—	—	3,275	15,000(13)	18,275
Other assets	44,994	2,468	47,462	48,346	1,390(14,19)	97,198
Total Assets	$1,023,168	$79,295	$1,102,463	$1,166,852	$28,417	$2,297,732
Total deposits	$799,848	$72,543	$872,391	$1,012,181	$100(15)	$1,884,672
Other borrowings and debt	89,686	—	89,686	15,480	400(15)	105,566
Holding company debt	16,100	6,203(4)	22,303	24,317	(7,200)(16)	39,420
Other liabilities	6,933	4,946(2,6)	11,879	9,862	675(18)	22,416
Total liabilities	912,567	83,692	996,259	1,061,840	(6,025)	2,052,074
Preferred equity	—	—	—	12,200	—	12,200
Common equity	110,601	(4,397)(1,2,7)	106,204	92,657	34,442(17,18,19)	233,303
Total Equity	110,601	(4,397)	106,204	104,857	34,442	245,503
Noncontrolling interest	—	—	—	155	—	155
Total Liabilities, Equity & Noncontrolling Interest	$1,023,168	$79,295	$1,102,463	$1,166,852	$28,417	$2,297,732
Outstanding shares	9,320	222(1)(20)	9,542	3,958	4,310(20)	8,268

*
NEWBI and Pro Forma Adjustments includes NEWBI’s September 30, 2015 unaudited balance sheet as provided by NEWBI to Baylake’s management, with adjustments as detailed in footnotes 1 – 4 below, made to record the consummation of the transaction between Baylake and NEWBI (effective December 4, 2015), assuming NEWBI’s book value approximated its fair value. Also includes impacts of certain pre-merger costs and activities to be incurred by Baylake prior to and related to the merger of Nicolet and Baylake, as detailed in footnotes 5 – 7 below.

(1)
Adjustments to record the consummation of Baylake’s acquisition of NEWBI, for cash and common stock consideration per terms of that transaction. Equity adjustment consists of elimination of NEWBI’s book equity of  $9,635 at book value and issuance of new equity of  $4,044 (i.e. 286 shares of Baylake common stock for NEWBI common shares, issued at $14.15 per share, Baylake’s closing stock price on September 30, 2015).

(2)
Beginning NEWBI other liabilities of  $347 are adjusted by recording an additional liability of  $600 net of tax for Baylake’s estimated NEWBI acquisition expenses, which also negatively impacts equity.

(3)
Adjustments to record goodwill of  $223 associated with the NEWBI transaction, the net result of paying $9,858 in consideration (common stock of  $4,044 and cash of  $5,814), for net assets purchased of  $9,635.

(4)
Beginning NEWBI cash of  $4,431 and NEWBI holding company debt of  $203 are adjusted for net cash recorded from the new issuance of  $6,000 in Baylake holding company debt and payment of $5,814 of cash consideration by Baylake to NEWBI shareholders.

(5)
Baylake special cash dividend paid to common shareholders of record as provided for in the merger agreement prior to the merger of Nicolet and Baylake, representing a reduction to Baylake equity and a cash outlay of  $3,842 (i.e. $0.40 per share on 9,606 outstanding common shares).

(6)
Recording of additional liability of  $3,999 net of taxes for estimated merger expenses incurred by Baylake for the merger, including investment banker fees, severance pay and change of control contracts, accelerated vesting on certain equity awards, legal costs, contract terminations, and other related expenses, which also negatively impacts equity.

(7)
Total equity impact of Baylake’s pre-merger expenses of  $3,999 net of tax and special dividend of $3,842 resulting in net equity adjustment of  $7,841.

(8)
Adjustment to mark Baylake’s HTM investments up to fair value, by $1,084.

(9)
Adjustment to eliminate Baylake’s allowance for loan loss of  $6,510 and mark Baylake’s loans down to estimated fair value, by ($26,600), which includes a credit and an interest rate component.

(10)
Adjustment to mark Baylake’s fixed assets up to fair value, by $6,000.

(11)
Adjustment to mark Baylake’s other real estate owned down to fair value, by ($1,500).

(12)
Eliminate existing Baylake goodwill of  ($7,445).

(13)
Record estimate of new core deposit intangible of  $15,000 based on total non-maturing deposits at a 2% premium.

(14)
Adjustments to mark acquired assets up (or down) to estimated fair values at September 30, 2015 (a) investment in processing company by $4,000 (b) deferred tax adjustments related to all marks noted in footnotes 8 – 11, 14(a), 15 and 16 at a 40% tax rate, plus additional tax adjustment for life insurance redemption of  ($1,800).

(15)
Adjustment to mark Baylake’s Federal Home Loan Advances to fair value by ($400) and to reflect current market rate of interest on deposits of  ($100).

(16)
Adjustment to mark Baylake’s junior subordinated debentures (trust preferred securities) to estimated fair value by ($7,200).

(17)
Fair value adjustments for assets purchased of  ($6,251) and liabilities assumed of  ($6,700) resulting in a net equity impact of  $449 at September 30, 2015.

(18)
Issuance of 4,310 shares of Nicolet common stock at a volume weighted average price of  $32.87 based on the trading days of August 28 – September 25, 2015, inclusive, for total consideration of  $141,681, cash paid for fractional shares estimated at $54, expenses related to the transaction of  $675, for total consideration of  $142,410 paid for net assets purchased of  $106,653 resulting in goodwill of  $35,757.

(19)
Nicolet to write off its investment holding of 122 shares of Baylake common stock (carried at the Baylake market price of  $14.15 on September 30, 2015) for a reduction to investments of  $1,725, an increase of  $690 to the deferred tax liability and a $1,035 net equity reduction.

(20)
Issuance of 4,310 shares of Nicolet common stock based on exchange ratio of 0.4517 times 9,542 shares of Baylake common stock subject to exchange (i.e. 9,320 common shares outstanding, plus 286 shares for NEWBI, plus 58 common shares for Baylake restricted stock units immediately vesting, less 122 shares of Baylake common stock held by Nicolet pre-merger and not subject to conversion).

NICOLET BANKSHARES, INC. AND SUBSIDIARIES
COMBINED WITH BAYLAKE CORP. AND SUBSIDIARIES
PRO FORMA CONDENSED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Data)
	Nine months ended September 30, 2015
	Historical		Pro Forma Adjustments	Pro Forma Combined
	Baylake*	Nicolet
Interest income	$26,104	$36,134	$2,040(9)	$64,278
Interest expense	1,994	5,401	(55)(2,4)	7,340
Net interest income	24,110	30,733	2,095	56,938
Provision for loan loss	200	1,350	—(5)	1,550
Net interest income after provision for loan losses	23,910	29,383	2,095	55,388
Other income	7,231	13,149	—	20,380
Other expense	21,269	29,375	2,093(1,3)	52,737
Income before income taxes	9,872	13,157	2	23,031
Income taxes	2,992	4,452		8,061
Income from continuing operations	6,880	8,705		14,970(8)
Less net income from noncontrolling interest	—	96		96
Less preferred stock dividends	—	182		182
Net income available to common shareholders	$6,880	$8,427		$14,692
Effective tax rate	30.3%	33.8%		35.0%
Weighted average common shares outstanding –
basic	9,267	4,000	4,310(6)	8,310
diluted	9,413	4,358	4,437(6)	8,795
Net income per common share from continuing operations –
basic	$0.74	$2.11		$1.77
diluted	$0.73	$1.93		$1.67

*
NEWBI income statement was excluded from this pro forma income statement as it was insignificant to net income (less than 1% of pro forma combined net income).

	Year Ended December 31, 2014
	Historical		Pro Forma Adjustments	Pro Forma Combined
	Baylake*	Nicolet
Interest income	$34,743	$48,949	$2,720(9)	$86,412
Interest expense	3,313	7,067	(73)(2,4)	10,307
Net interest income	31,430	41,882	2,793	76,105
Provision for loan loss	—	2,700	—(5)	2,700
Net interest income after provision for loan losses	31,430	39,182	2,793	73,405
Other income	9,067	14,185		23,252
Other expense	28,322	38,709	3,240(1,3)	70,271
Income before income taxes	12,175	14,658	(447)	26,386
Income taxes	3,252	4,607		9,235
Income from continuing operations	8,923	10,051		17,151(8)
Less net income from noncontrolling interest	—	102		102
Less preferred stock dividends	—	244		244
Net income available to common shareholders	$8,923	$9,705		$16,805
Effective tax rate	26.7%	31.4%		35.0%
Weighted average number of common shares outstanding –
basic	8,354	4,165	4,310(6)	8,475
diluted	9,600	4,311	4,337(6)	8,748
Net income per common share from continuing operations –
basic	$1.07	$2.33		$1.98
diluted	$0.97(7)	$2.25		$1.96

*
NEWBI income statement was excluded from this pro forma income statement as it was insignificant to net income (less than 1% of pro forma combined net income).

(1)
Depreciation expense resulting from premises pro forma adjustment using straight-line over 25-year estimated useful life.

(2)
Fair value adjustment on FHLB advances and fair value adjustment for interest rate on deposits assuming straight-line over 3-year weighted average life.

(3)
Amortization of core deposit intangible resulting from the fair value pro forma adjustment amortized over 10 years using sum-of-years-digits.

(4)
Fair value adjustment on junior subordinated debenture (trust preferred securities) using straight line amortization over 30 years.

(5)
No adjustment for the provision for loan loss is reflected in the pro forma statement of income.

(6)
Baylake common stock will be exchanged in the merger at a ratio of 0.4517 shares of Nicolet common stock for each share of Baylake common stock. Basic shares represent those issued in the transaction as of January 1, 2014. Diluted shares give effect to the estimated Baylake equity awards outstanding at September 30, 2015 times the exchange ratio of 0.4517.

(7)
Baylake 2014 diluted earnings per share included $372 related to earnings from assumed conversion of convertible debentures which was added to net income to arrive at the net income used for diluted earnings per share. This amount was not included in the pro forma combined diluted earnings per share calculation.

(8)
The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Baylake Corp. as a result of restructuring activities and other cost savings initiatives. In addition, the pro forma financial information does not reflect anticipated restructuring charges associated with the transaction or these cost savings.

(9)
Accretion of the portion of the fair value adjustment accretable into earnings. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 5 years.

RISK FACTORS
In addition to the other information included in this joint proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.
Risk Relating to the Merger
The merger consideration is fixed despite any changes in Nicolet’s or Baylake’s stock prices.
Each share of Baylake common stock owned by Baylake shareholders will be converted into the right to receive 0.4517 shares of Nicolet common stock. The market price of the Nicolet common stock received, as well as the market price of the Baylake common stock currently owned, may vary between the date of this joint proxy statement-prospectus, the date of Baylake’s special meeting and the closing of the merger. Such variations in the prices of Nicolet and Baylake common stock may result from changes in the business, operations or prospects of Nicolet or Baylake, regulatory considerations, general market and economic conditions as well as other factors. Despite any such variations, the merger consideration Baylake’s shareholders are entitled to receive will not change.
Because Nicolet common stock is traded infrequently, it is difficult to determine how the fair value of Nicolet common stock compares with the merger consideration.
Trading of Nicolet common stock on the Nasdaq Capital Market commenced on [•], 2016. Prior to that time, Nicolet common stock traded on the OTCBB market of the OTC Markets Group, Inc. The market for Nicolet common stock, even after its transfer to the Nasdaq Capital Market, has been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of Nicolet common stock.
Combining our two companies may be more difficult, costly, or time-consuming than we expect.
Nicolet and Baylake have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies, each of which would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the merger. As with any merger of banking institutions, there also may be business disruptions that cause the combined entity to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.
Baylake and Nicolet will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Baylake and Nicolet and consequently on the business and stock price of the combined company after the merger. Although the parties intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain, and motivate key personnel until the merger is consummated and for a period of time thereafter, and such uncertainties could cause customers and others that deal with Baylake or Nicolet to seek to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined company following the merger. If key employees depart because of issues relating to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business following the merger could be harmed and the market price of its common stock could decrease.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.
The merger must be approved by the Federal Reserve, the OCC and the WDFI. The Federal Reserve, OCC and WDFI will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, OCC and WDFI will review the capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act (“CRA”) matters. There can be no assurance as to whether other necessary approvals will be received, the timing of those approvals, or whether any conditions will be imposed.
The market price of Nicolet common stock after the merger may be affected by factors different from those affecting the market price of Baylake common stock or the Nicolet common stock currently.
The businesses of Nicolet and Baylake differ in some respects and, accordingly, the results of operations of Nicolet and the market price of Nicolet’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Nicolet or Baylake. For a discussion of the businesses of Nicolet and Baylake and of certain factors to consider in connection with those businesses, see “Information About Baylake” at page [•] as well as “Information About Nicolet” at page [•].
The merger agreement limits both parties’ ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit either party’s ability to discuss competing third-party proposals to acquire all or a significant part of either party or any of its subsidiaries. In addition, each party has agreed to pay the other a fee of  $7,000,000 if the other party terminates the agreement after such party’s board of directors withdraws or changes its recommendation of the merger agreement, or if the transaction is terminated to accept an Acquisition Proposal such party deems a Superior Proposal, as each term is defined in the merger agreement. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Nicolet or Baylake from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Nicolet or Baylake than it might otherwise have proposed to pay.
Certain directors and executive officers of Nicolet have interests in the merger other than their interests as shareholders.
Certain directors and executive officers of Nicolet have interests in the merger other than their interests as shareholders. The board of directors of Nicolet was aware of these interests at the time it approved the merger. These interests may cause Nicolet’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger — Interests of Certain Persons in the Merger” at page [•].
Certain directors and executive officers of Baylake have interests in the merger other than their interests as shareholders.
Certain directors and executive officers of Baylake have interests in the merger other than their interests as shareholders. The board of directors of Baylake was aware of these interests at the time it approved the merger. These interests may cause Baylake’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger — Interests of Certain Persons in the Merger” at page [•].
Failure to complete the merger could negatively impact the stock price and future business and financial results of Baylake and/or Nicolet.
If the merger is not completed for any reason, including as a result of shareholders failing to approve the merger agreement and the merger, the ongoing business of Baylake and/or Nicolet may be adversely affected and, without realizing any of the benefits of having completed the merger, Baylake and/or Nicolet could be subject to a number of possible consequences, including the following:
•
either Baylake or Nicolet may be required, under certain circumstances, to pay a termination fee to the other;

•
both Baylake and Nicolet are subject to certain restrictions on the conduct of business prior to completing the merger, which may adversely affect their abilities to execute certain business strategies;

•
Baylake and/or Nicolet may experience negative impacts on their stock prices or from customers, regulators and employees;

•
the parties have incurred and will continue to incur certain costs and fees associated with the merger; and

•
matters related to the merger (including integration planning) may require substantial commitments of time and resources by the management and employees of Baylake and Nicolet, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Baylake and Nicolet as independent companies.

You will experience a substantial reduction in percentage ownership and voting power with respect to your shares as a result of the merger.
Shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in Nicolet after the merger relative to their percentage ownership interest in Nicolet or Baylake prior to the merger. If the merger is consummated, current Baylake shareholders, including former NEWBI shareholders, would own approximately [•]% of Nicolet’s outstanding common stock, while current Nicolet shareholders would own the remaining [•]% (in each case, assuming the vesting and exercise of all outstanding options, restricted stock units and other equity awards). Consequently, all existing groups of shareholders will have less voting power per share in Nicolet following the merger than they currently have in Baylake or Nicolet prior to the merger. See “The Merger Agreement — What Baylake Shareholders will Receive in the Merger” at page [•].

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This joint proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.
The ability of Nicolet and Baylake to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Nicolet and Baylake believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:
•
the businesses of Nicolet and Baylake may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected;

•
the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks;

•
deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•
governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe;

•
the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions;

•
Nicolet’s shareholders or Baylake’s shareholders may fail to approve the transaction;

•
reputational risks and the reaction of the companies’ customers to the transaction;

•
diversion of management time on merger-related issues;

•
changes in asset quality and credit risk;

•
the cost and availability of capital;

•
customer acceptance of the combined company’s products and services;

•
customer borrowing, repayment, investment and deposit practices;

•
the introduction, withdrawal, success and timing of business initiatives;

•
the impact, extent, and timing of technological changes;

•
severe catastrophic events in our geographic area;

•
a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results;

•
the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company;

•
the interest rate environment may compress margins and adversely affect net interest income; and

•
competition from other financial services companies in the companies’ markets could adversely affect operations.

The cautionary statements in the “Risk Factors” section and elsewhere in this joint proxy statement-prospectus, and other risks detailed in the parties’ press releases, shareholder communications and other SEC filings, including the Form 10-Ks filed by Baylake and Nicolet for the year ended December 31, 2014, identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Nicolet and Baylake do not intend to, and undertake no obligation to, update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE BAYLAKE SPECIAL SHAREHOLDERS’ MEETING
Purpose
Baylake shareholders are receiving this joint proxy statement-prospectus because on [•], 2015, the record date for a special meeting of shareholders to be held on [•], 2016, at [•] at [•][•].m., they owned shares of the common stock of Baylake Corp., and the board of directors of Baylake is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Each copy of this joint proxy statement-prospectus was mailed to holders of Baylake common stock on [•], and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the meeting.
At the meeting, Baylake shareholders will consider and vote upon the merger agreement and the transactions contemplated thereby and any other matters that are properly brought before the meeting, or any adjournments(s) of the meeting.
When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.
Record Date; Quorum and Vote Required
The record date for the Baylake special meeting is [•]. Baylake’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [•] shares of Baylake common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately [•] holders of record.
The presence, in person or by proxy, of a majority of the shares of Baylake common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Baylake common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.
To determine the presence of a quorum at the meeting, Baylake will also count as present at the meeting the shares of Baylake common stock present in person but not voting, and the shares of common stock for which Baylake has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “Solicitation and Revocation of Proxies” below. Based on the number of shares of Baylake common stock outstanding as of the record date, at least [•] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Baylake common stock as of the record date for the special meeting. Abstentions, shares not voted, and broker nonvotes will have the same effect as a vote against the merger proposal. Approval of the non-binding advisory resolution approving certain merger-related compensation and approval of the adjournment proposal each require that more votes be cast in favor of the proposal than against it; abstentions, shares not voted, and broker nonvotes will have no effect on these proposals.
As of the record date for the meeting, Baylake’s directors and executive officers beneficially owned a total of  [•] shares, or approximately [•]% of the outstanding shares, of Baylake common stock. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals have entered into a written agreement with Nicolet that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.

Solicitation and Revocation of Proxies
If you have delivered a signed proxy card for the Baylake special meeting, you may revoke it at any time before it is voted by:
•
attending the meeting and voting in person;

•
giving written notice revoking your proxy to Baylake’s Corporate Secretary prior to the date of the meeting; or

•
submitting a signed proxy card that is dated later than your initial proxy card to Baylake’s Corporate Secretary.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal, FOR the merger-related compensation proposal, and FOR the adjournment proposal. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Baylake’s board of directors is not aware of any matter to be presented at the meeting other than the merger proposal, the merger-related compensation proposal, and the adjournment proposal.
If you hold shares in “street name” with a broker, bank, or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker nonvotes” and are not counted in the vote by shareholders, but will count for purposes of a quorum. As a result, any broker nonvotes will have the practical effect of a vote against the merger proposal but will not affect the merger-related compensation proposal or the adjournment proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.
Baylake will bear the cost of soliciting proxies from its shareholders. Baylake will solicit shareholder votes by mail and may also solicit certain shareholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Baylake will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.
How to Vote Your Shares
Shareholders of record (i.e., those who own shares in their own name) can vote by telephone, on the internet, or by mail as follows:
•
Voting by Telephone.   Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.

•
Voting on the Internet.   Go to www.[•].com and follow the instructions. You will need to have your proxy card with you when you link to the website.

•
Voting by Mail.   Complete, sign, date, and return the enclosed proxy card in the envelope provided.

•
Voting at the Baylake Special Meeting.   If you decide to attend the special meeting and vote in person, you may deposit your proxy card with a representative of Baylake at the special meeting registration desk. You may also complete a ballot that will be distributed at the meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.
“Street name” shareholders (i.e., those who own their shares in the name of a broker, bank, or other fiduciary) should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name shareholder and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting.
You should not send any stock certificates with your proxy card. If the merger is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.
Dissenters’ Rights
Baylake’s shareholders do not have dissenters’ rights with respect to the merger under Wisconsin law.
Recommendation of the Board of Directors of Baylake
Baylake’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Baylake and its shareholders, and recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby, FOR the merger-related compensation proposal and FOR the adjournment proposal.
For a discussion of the factors considered by the board of directors in reaching its conclusion, see “The Merger — Background of the Merger” at page [•] and “The Merger — Reasons for the Merger” at page [•].
Shareholders should note that Baylake’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Baylake. See “The Merger — Interests of Certain Persons in the Merger” at page [•].

THE BAYLAKE PROPOSALS
Proposal 1 — Approval of the Merger Agreement and the Merger
At the Baylake special meeting, shareholders of Baylake will be asked to approve the Baylake merger proposal providing for the merger of Baylake with and into Nicolet. Shareholders of Baylake should read this joint proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.
After careful consideration, the Baylake board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, to be advisable and in the best interests of Baylake and its shareholders. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger” included elsewhere in this joint proxy statement-prospectus for a more detailed discussion of the Baylake board’s recommendation.
THE BAYLAKE BOARD UNANIMOUSLY RECOMMENDS THAT BAYLAKE
SHAREHOLDERS VOTE “FOR” THE BAYLAKE MERGER PROPOSAL.
Proposal 2 — Merger-Related Compensation
As required by Section 14A of the Exchange Act, Baylake is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:
“RESOLVED, that the compensation that may be paid to Robert J. Cera in connection with or as a result of the merger, as disclosed in the section entitled “The Merger — Interests of Certain Persons in the Merger” and the related tables and narrative, is hereby APPROVED.”
Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Baylake merger proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on either Baylake or Nicolet.
The compensation that is subject to this proposal is a contractual obligation of Nicolet and Nicolet National Bank. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the Baylake board of directors will consider the results of the vote in making future executive compensation decisions.
See “The Merger — Interests of Certain Persons in the Merger” elsewhere in this joint proxy statement-prospectus for additional information regarding the merger-related compensation to be paid as a result of this merger.
THE BAYLAKE BOARD UNANIMOUSLY RECOMMENDS THAT BAYLAKE
SHAREHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.
Proposal 3 — Adjournment of the Special Meeting
If Baylake does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement and the transactions contemplated thereby, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger proposal. Baylake does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement and the transactions contemplated thereby. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Baylake shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the special meeting, whether or not a quorum is present.
THE BAYLAKE BOARD UNANIMOUSLY RECOMMENDS THAT BAYLAKE
SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE NICOLET SPECIAL SHAREHOLDERS’ MEETING
Purpose
Nicolet shareholders have received this joint proxy statement-prospectus because on [•], the record date for a special meeting of shareholders to be held on [•], 2016, at [•] at [•] [•].m., they owned shares of the common stock of Nicolet Bankshares, Inc., and the board of directors of Nicolet is soliciting proxies for the matter to be voted on at this special meeting, as described in more detail below. Each copy of this joint proxy statement-prospectus was mailed to holders of Nicolet common stock on [•], and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the meeting.
At the meeting, Nicolet shareholders will consider and vote upon the merger agreement and the transactions contemplated thereby, including the issuance of up to 4,500,000 shares of Nicolet common stock in the merger, and any other matters that are properly brought before the meeting or any adjournment(s) of the meeting.
When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.
Record Date; Quorum and Vote Required
The record date for the Nicolet special meeting is [•]. Nicolet’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [•] shares of Nicolet common stock outstanding and entitled to vote at the meeting. The outstanding shares were held by approximately [•] holders of record as of the record date.
The presence, in person or by proxy, of a majority of the shares of Nicolet common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Nicolet common stock outstanding on the record date, entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.
To determine the presence of a quorum at the meeting, Nicolet will also count as present at the meeting the shares of Nicolet common stock present in person but not voting, and the shares of common stock for which Nicolet has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “Solicitation and Revocation of Proxies” below. Based on the number of shares of Nicolet common stock outstanding as of the record date, at least [•] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock as of the record date for the special meeting. Abstentions, shares not voted, and broker nonvotes will have the same effect as a vote against the merger proposal. Approval of the non-binding resolution approving certain merger-related compensation and approval of the adjournment proposal each require that more votes be cast in favor of the proposal than against it; abstentions, shares not voted, and broker nonvotes will have no effect on these proposals.
As of the record date for the meeting, Nicolet’s directors and executive officers beneficially owned a total of  [•] shares, or approximately [•]% of the outstanding shares, of Nicolet common stock. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals have entered into a written agreement with Baylake that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.

Solicitation and Revocation of Proxies
If you have delivered a signed proxy card for the Nicolet special meeting or otherwise voted pursuant to the instructions set forth on the proxy card, you may revoke it at any time before it is voted by:
•
attending the meeting and voting in person;

•
giving written notice revoking your proxy to Nicolet’s Corporate Secretary prior to the date of the meeting; or

•
submitting a signed proxy card that is dated later than your initial proxy card to Nicolet’s Corporate Secretary.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal, FOR the merger-related compensation proposal, and FOR the adjournment proposal. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Nicolet’s board of directors is not aware of any matter to be presented at the meeting other than the merger proposal and the adjournment proposal.
If you hold shares in “street name” with a broker, bank, or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker nonvotes” and are not counted in the vote by shareholders, but will count for purposes of a quorum. As a result, any broker nonvotes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.
Nicolet will bear the cost of soliciting proxies from its shareholders. Nicolet will solicit shareholder votes by mail and may also solicit certain shareholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Nicolet will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.
How to Vote Your Shares
Shareholders of record (i.e., those who own shares in their own name) can vote by telephone, on the Internet, or by mail as follows:
•
Voting by Telephone.   Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.

•
Voting on the Internet.   Go to www.[•].com and follow the instructions. You will need to have your proxy card with you when you link to the website.

•
Voting by Mail.   Complete, sign, date, and return the enclosed proxy card in the envelope provided.

•
Voting at the Nicolet Special Meeting.   If you decide to attend the special meeting and vote in person, you may deposit your proxy card with a representative of Nicolet at the special meeting registration desk. You may also complete a ballot that will be distributed at the meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the internet by following the instructions on the proxy card.
“Street name” shareholders (i.e., those who own their shares in the name of a broker, bank, or other fiduciary) should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name shareholder, and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting.
Dissenters’ Rights
Nicolet’s shareholders do not have dissenters’ rights with respect to the merger under Wisconsin law.
Recommendation of the Board of Directors of Nicolet
Nicolet’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the issuance of up to 4,500,000 shares of Nicolet common stock in the merger, believes that the merger is in the best interests of Nicolet and its shareholders, and recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby, FOR the merger-related compensation proposal and FOR the adjournment proposal.
For a discussion of the factors considered by the board of directors in reaching its conclusion, see “The Merger — Background of the Merger” at page [•] and “The Merger — Reasons for the Merger” at page [•].

THE NICOLET PROPOSALS
Proposal 1 — Approval of the Merger Agreement, the Merger and the Stock Issuance
At the Nicolet special meeting, shareholders of Nicolet will be asked to approve the Nicolet merger proposal providing for the merger of Baylake with and into Nicolet and the issuance of up to 4,500,000 shares of Nicolet common stock to Baylake shareholders. Shareholders of Nicolet should read this joint proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.
After careful consideration, the Nicolet board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, to be advisable and in the best interests of Nicolet and its shareholders. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger” included elsewhere in this joint proxy statement-prospectus for a more detailed discussion of the Nicolet board’s recommendation.
THE NICOLET BOARD UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE “FOR” THE NICOLET MERGER PROPOSAL.
Proposal 2 — Merger-Related Compensation
As required by Section 14A of the Exchange Act, Nicolet is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:
“RESOLVED, that the compensation that may be paid to Robert J. Cera in connection with or as a result of the merger, as disclosed in the section entitled “The Merger — Interests of Certain Persons in the Merger” and the related tables and narrative, is hereby APPROVED.”
Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Nicolet merger proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on Nicolet.
The compensation that is subject to this proposal is a contractual obligation of Nicolet and/or Nicolet National Bank. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. The Nicolet board of directors will consider the results of the vote in making future executive compensation decisions.
See “The Merger — Interests of Certain Persons in the Merger” elsewhere in this joint proxy statement-prospectus for additional information regarding the merger-related compensation to be paid as a result of this merger.
THE NICOLET BOARD UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.
Proposal 3 — Adjournment of the Special Meeting
If Nicolet does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement and the transactions contemplated thereby, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger proposal. Nicolet does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement and the transactions contemplated thereby. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Nicolet shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the special meeting, whether or not a quorum is present.
THE NICOLET BOARD UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER
Structure of the Merger
The merger agreement provides for the merger of Baylake with and into Nicolet, with Nicolet being the surviving entity in the merger. After the merger, Baylake Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Each share of Baylake common stock outstanding at the effective time of the merger will be converted into the right to receive either 0.4517 shares of Nicolet common stock. The merger agreement allows Baylake to continue paying its regular quarterly dividend of  $0.09 per share and to pay a special dividend of up to $0.40 per share immediately prior to consummation of the merger. The payment of both the regular quarterly dividend and the special dividend is not guaranteed, nor is it a condition to the closing of the merger.
Pursuant to the merger agreement, the board of directors of the surviving entity will consist of sixteen members — eight current Nicolet directors (Robert B. Atwell, Michael E. Daniels, John N. Dykema, Christopher J. Ghidorzi, Donald J. Long, Susan L. Merkatoris, Randy J. Rose, and Robert J. Weyers) and eight current Baylake directors (Robert W. Agnew, Robert J. Cera, Terrence R. Fulwiler, Thomas L. Herlache, Louis J. Jeanquart, William D. Murphy, Dean J. Nolden, and Elyse Mollner Stackhouse). These sixteen directors will also be appointed to the board of directors of the surviving bank. The merger agreement provides for Mr. Atwell and Mr. Cera to serve as Co-Chairmen of the board of directors of the surviving entity. In addition, the merger agreement provides that, for two years following consummation of the merger, the nominating committee of the board of the surviving entity shall consist of two legacy Nicolet directors (Messrs. Rose and Dykema) and two legacy Baylake directors (Messrs. Agnew and Jeanquart).
The merger agreement provides for Mr. Atwell and Mr. Cera to serve as Co-Chief Executive Officers and Co-Presidents of the surviving entity and for Mr. Daniels to serve as Executive Vice President and Secretary of the surviving entity and as President and Chief Executive Officer of the surviving bank. Subsequently to execution of the merger agreement, the parties agreed that Ann K. Lawson would serve as Chief Financial Officer of the surviving entity and the surviving bank. Information about each of the above directors and officers of the surviving entity and bank is available in the parties’ respective public filings incorporated by reference into this joint proxy statement-prospectus. See “Where You Can Find More Information” on page [•].
See “The Merger Agreement” on page [•] for additional details regarding the structure of the merger.
Background of the Merger
Baylake’s board of directors and senior management regularly review and evaluate Baylake’s business, strategic direction, performance, prospects and strategic alternatives. Baylake’s board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of Baylake’s ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its shareholders, taking into account economic, regulatory, competitive and other conditions. In the past, such reviews and evaluations have resulted in considering and pursuing strategic transactions with other companies (such as branch acquisitions and the acquisition of NEWBI described herein).
Nicolet’s board of directors and senior management regularly evaluates and assesses Nicolet’s strategy and opportunities to achieve profitable growth through various strategic initiatives and transactions, giving consideration to the context of developments in the industry, conditions in the geographic areas that Nicolet serves, competitive considerations and other factors. The board of directors of Nicolet has placed emphasis on achieving meaningful and profitable growth, either through organic or acquisitive means, especially following successful acquisition of community banks and branches in the five years prior. As such, the board has instructed senior management to continue to explore merger and acquisition opportunities that could expand and enhance the current Nicolet franchise and improve long term value for shareholders.
Nicolet and Baylake operate as competitors in the greater Green Bay market. Many of the principals of both companies have known each other through involvements in business, civic, and other community organizations. Over the course of the past five years, various members of Baylake’s board of directors have had informal conversations with members of Nicolet’s board and senior management team regarding a potential combination of the two companies. However, in each instance, continued discussions were never pursued for a variety of reasons as both companies believed remaining as an independent community bank offered the greatest reward for their respective shareholders.
In January 2015, members of both Baylake’s and Nicolet’s senior management and board of directors attended an industry conference that focused on community bank mergers and acquisitions. During that conference, Baylake’s Chief Executive Officer, Robert J. Cera, and Robert Weyers, a director of Nicolet, had an informal conversation regarding a potential combination of the companies. During the following months, Baylake held meetings with two investment banking firms to assess a potential combination with Nicolet, as well as other potential viable alternatives. These alternatives included (1) remaining independent and continuing the pursuit of an organic growth strategy, (2) acquiring other community banks, and (3) merging with or being acquired by another depository institution. Like most similarly-situated bank holding companies, Baylake held periodic discussions with a limited number of candidates regarding the alternatives identified in (2) and (3) above. With the exception of its acquisition of NEWBI, which was evidenced by the execution of a revised non-binding letter of intent on January 30, 2015, and a merger agreement on May 5, 2015, all of the strategic discussions were exploratory in nature and none of them progressed beyond preliminary calls and meetings. After assessing these alternatives, the Executive Committee of Baylake’s board of directors determined that Mr. Cera should have future conversations with Nicolet to determine if a potential merger was feasible and strategically viable.
On May 6, 2015, Mr. Cera and Mr. Weyers had a meeting to continue discussions from their previous meeting several months prior. Following that discussion, over the next 45 days, Mr. Cera had additional follow up meetings with Robert B. Atwell, Chairman, President and Chief Executive Officer of Nicolet, and Michael E. Daniels, President and Chief Operating Officer of Nicolet National Bank. In addition, Baylake requested that principals from the investment banking firm of Sandler O’Neill & Partners L.P. (“Sandler O’Neill”) provide detailed analysis regarding a potential merger with Nicolet. Sandler O’Neill has acted as advisor to Baylake during the past eight years relating to both capital raise alternative strategies, as well as potential merger and acquisition opportunities, and as such, Sandler O’Neill was selected to represent Baylake based upon its deep knowledge of Baylake and its operations, as well as its strong reputation as a trusted advisor to financial services companies throughout the country. Sandler O’Neill provided initial information and analysis to Mr. Cera and certain members of Baylake’s directors on June 9, 2015, and followed up with additional analysis on June 15, 2015. During an executive session of the Baylake board of directors meeting on June 16, 2015, the board reviewed the information provided by Sandler O’Neill and determined that Mr. Cera should continue more in-depth conversations with Nicolet. A formal engagement letter with Sandler O’Neill was executed on August 11, 2015.
On June 17, 2015, the day after the Baylake board of directors meeting, Mr. Cera met with certain members of Nicolet’s senior management, including, among others, Mr. Atwell and Mr. Daniels. At the beginning of the meeting, both parties executed nondisclosure agreements with one another. At that time, Nicolet presented a summary draft term sheet that outlined certain terms and conditions that had been discussed between Baylake and Nicolet up to that point. The draft term sheet did not offer any financial terms and left certain items open ended as they had yet to be discussed by both parties. During that meeting, both parties discussed a number of topics related to the draft term sheet, including: organizational structure, name and branding, senior management roles, board composition, location of the corporate headquarters, and other operational and social issues. At the conclusion of the meeting, the principals of Nicolet shared and discussed the term sheet with certain members of Nicolet’s senior management team and board of directors, including Nicolet’s Executive Committee, while Mr. Cera discussed the term sheet with certain members of Baylake’s board of directors, including Robert W. Agnew and Louis (Rick) J. Jeanquart, Baylake’s Chairman and Vice-Chairman, respectively.
On June 18, 2015, Mr. Cera provided a modified version of the nonbinding term sheet that proposed the following: Nicolet Bankshares, Inc. as the name of the holding company and Baylake Bank as the name of the operating bank; Mr. Atwell as Executive Chairman of the company, Mr. Cera as Chief Executive Officer of the company and bank, and Mr. Daniels as President of the company and bank; and that Baylake be allowed to declare a special one-time cash dividend to its shareholders of  $1.10 per share (or approximately $10 million in aggregate) concurrently with the closing of a transaction. Baylake did not provide any proposal for possible financial terms (i.e. exchange ratio) of a transaction.

On June 22, 2015, the Baylake board of directors voted to form a subcommittee of the board to continue potential negotiations regarding a combination. Baylake’s subcommittee included: Mr. Cera, Robert W. Agnew, Roger Ferris, Louis (Rick) J. Jeanquart, and Dean J. Nolden. Similarly, on June 19, 2015, the Executive Committee of Nicolet’s board of directors, which included Mr. Atwell, Mr. Daniels, John N. Dykema, Donald (DJ) J. Long, Randy J. Rose, and Robert J. Weyers, voted to form a subcommittee to consider a combination. The Nicolet subcommittee consisted of Messrs. Atwell, Daniel, Dykema and Rose. Both subcommittees met independently, Baylake’s on June 26 and Nicolet’s on June 19, to discuss the nonbinding term sheet. During this period, members of Nicolet senior management and the Nicolet subcommittee revised the term sheet to include potential financial terms of a transaction. The revised term sheet proposed by Nicolet included an exchange ratio whereby shareholders of Baylake would receive 0.41935 share of Nicolet stock for each share of Baylake stock owned. Nicolet also proposed that the surviving bank be nationally chartered, that each company elect a respective chairman to serve as co-chairman in the combined company, that Baylake not be allowed to make any special dividend, and that Mr. Atwell serve as Chief Executive Officer of the company, Mr. Cera serve as President of the company, and that Mr. Daniels serve as Chief Executive Officer and President of the bank.
On June 30, 2015, both subcommittees met jointly in Sturgeon Bay, Wisconsin to mutually review the revised term sheet and continue discussions regarding a potential merger of equals. At that meeting, members of Baylake’s subcommittee communicated that the proposed exchange ratio was not sufficient. Both subcommittees agreed that members of Nicolet’s senior management team, Mr. Cera, and Sandler O’Neill should independently assess additional exchange ratios and special dividends to determine if a different structure could be mutually agreeable by both parties. The subcommittees also agreed on the need to address the senior management issue and asked Messrs. Cera, Atwell, and Daniels to attempt to resolve the issue. The subcommittees scheduled a follow up meeting between the same parties for July 9, 2015.
After additional communication and exchange of information between Mr. Cera, Sandler O’Neill, and members of Nicolet’s senior management team on July 1, 2015, the Nicolet subcommittee met on July 2, 2015 to discuss the issue of senior management. During that meeting, the subcommittee discussed the possibility of Messrs. Atwell and Cera becoming Co-Chairmen, Co-Presidents, and Co-Chief Executive Officers of the company with Mr. Daniels serving as President and Chief Executive Officer of the bank. A lengthy discussion followed that addressed the roles and responsibilities of Co-Presidents and Co-Chief Executive Officers and general reporting dynamics of the combined organization with this shared role. After deliberations, it was determined that Nicolet would offer the new shared role structure to Baylake, which was then communicated to Mr. Cera through Sandler O’Neill.
Concurrently with the negotiation of the term sheet, the Baylake subcommittee, Mr. Cera and Nicolet management and the parties’ respective outside counsel negotiated the terms of Mr. Cera’s employment arrangement with Nicolet following the merger. The final terms of the employment agreement between Mr. Cera and Nicolet is summarized under “The Merger — Interests of Certain Persons in the Merger.”
Following independent analysis by all parties in the days after the June 30, 2015 meeting, Mr. Cera, members of Nicolet’s senior management team, including Messrs. Atwell and Daniels, and principals of Sandler O’Neill met on the afternoon of July 7, 2015 to discuss updated financial terms of a transaction. At that time, Nicolet proposed an increased exchange ratio of 0.4517, but with no special dividend to Baylake shareholders. Mr. Cera subsequently held discussions with members of the Baylake subcommittee regarding Nicolet’s updated proposal. At the July 9 joint meeting of the subcommittees, Baylake’s subcommittee agreed to accept the revised exchange ratio of 0.4517 proposed by Nicolet; however, they requested that a special dividend of  $5 million in aggregate (or approximately $0.54 per share) be considered as part of a merger. On July 11, 2015, Nicolet made a counter proposal for a special dividend of  $2.5 million in aggregate (or approximately $0.27 per share). In the following days, both parties continued negotiations and, on July 14, 2015, the parties agreed in principle that Baylake be allowed to make a special, one-time dividend of up to $0.40 per share (or approximately $3.8 million in aggregate) to its shareholders concurrently with the closing of the merger. The nonbinding term sheet was updated to reflect the new terms agreed upon by both subcommittees. Both Baylake and Nicolet agreed to present the revised term sheet to their respective board of directors on July 21, 2015—the date of each company’s regularly scheduled board meeting.

On July 21, 2015, Baylake’s board of directors discussed the revised term sheet. Sandler O’Neill made a presentation to the board that reviewed the financial terms of the transaction including an analysis of the pro forma company. Sandler O’Neill also provided an analysis of other strategic alternatives, including the prospects and likelihood of receiving a term sheet that offered superior terms and conditions as what Nicolet had provided. Other potential merger partners were discussed, but none were deemed as viable or presented a superior long-term benefit to Baylake’s shareholders. After a prolonged discussion among the directors regarding Baylake’s strategic alternatives, the board approved moving forward with a potential merger of equals with Nicolet under the terms and conditions outlined in the nonbinding term sheet. Nicolet’s board of directors also held a board meeting on the same day. During the meeting, Nicolet’s board held a lengthy discussion regarding the terms and conditions of the proposed merger with Baylake, assessed the consideration it was offering as part of the transaction against other strategic alternatives, reviewed other strategic opportunities it was currently considering and the likelihood of such opportunities closing, and considered its growth projections as a stand-alone company. After further conversation, Nicolet’s board believed it was in the best interest of its shareholders to continue to pursue a merger of equals with Baylake. After these meetings, both boards of directors decided to proceed with continued discussions, and Chairman Agnew from Baylake and Chairman Atwell from Nicolet each executed the term sheet.
During the next 30 days, members of both Baylake’s and Nicolet’s senior management team held a variety of meetings with each other to discuss the due diligence process, including which items would be reviewed and the conditions governing such review. On July 31, it was determined that, since the transaction was structured as a merger of equals, each party would provide the same due diligence information to the other. Both parties began to populate diligence information via a secure, third party virtual dataroom. Due to the physical nature of Baylake’s credit files, Nicolet had to review such information onsite, which it did at Baylake’s headquarters on August 6 – 9, 2015. Baylake performed a similar review of Nicolet’s credit files, but Baylake’s review was conducted virtually. Mutual review of all diligence information continued over the next several weeks. Messrs. Cera, Atwell, and Daniels met on August 17, 2015 to discuss initial diligence findings as well as request additional items needed as part of the review by both companies.
Also during the month of August 2015, both Baylake and Nicolet and their respective legal advisors began drafting a definitive agreement in connection with the merger. Baylake and its counsel, Reinhart Boerner van Deuren s.c. (“Reinhart”), were provided with an initial draft of a definitive agreement by Nicolet’s counsel, Bryan Cave LLP (“Bryan Cave”) on August 3, 2015. Baylake and Reinhart provided initial comments to Nicolet and Bryan Cave on August 10, 2015. Several follow up discussions were held between members of both company’s senior management teams, directors, and respective legal counsels over the weeks that followed.
Also in the month of August, members of Nicolet’s senior management team met with representatives of Keefe, Bruyette & Woods, Inc. (“KBW”) and a second investment banking firm to discuss the potential transaction and a potential engagement to render a fairness opinion to the Nicolet board of directors. Nicolet ultimately engaged KBW due to its historical relationship with the company, its strong reputation in the community bank M&A sector, and its knowledge of the history between Nicolet and Baylake.
On August 18, 2015, each of the boards of directors of Baylake and Nicolet independently held a regulatory scheduled meeting. At an executive session of the Baylake board, Reinhart discussed the fiduciary responsibilities and other issues as it related to the current draft of the definitive agreement. The senior management of Nicolet updated the board of directors of Nicolet on the status of the potential merger, including initial due diligence findings. Representatives of KBW also attended this meeting of the Nicolet board to discuss KBW’s engagement.
Over the next two weeks, both companies continued to share due diligence information. On September 1, 2015, the senior management team of Baylake presented their due diligence findings on Nicolet to the board of directors. After that meeting, it became apparent that a merger with Nicolet looked highly probable, and Mr. Cera met with Messrs. Atwell and Daniels to discuss a communication plan with employees, shareholders, and the media.
Baylake’s board of directors met on September 3, 2015 to discuss the final terms and conditions of a transaction with Nicolet, which had not materially changed since the term sheet that was initially approved on July 21, 2015. At that time, representatives of Reinhart and Sandler O’Neill discussed the course of negotiations thus far and next steps. Representatives of Sandler O’Neill provided a financial analysis to the board regarding the proposed merger with Nicolet. Representatives of Reinhart reviewed in detail with the board the terms of the current draft of the merger agreement, including the scope of the representations and warranties, the nature of the operating covenants prior to closing, the proposed closing conditions, and the termination provisions. A discussion was held regarding the few remaining open items under the definitive agreement. At that time, Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Baylake common stock.
Nicolet’s board of directors had a special meeting on September 4, 2015, with representatives of Bryan Cave and KBW also in attendance, to discuss the final terms and conditions of a transaction with Baylake. At that time, representatives of Bryan Cave reviewed with the board the process leading to the proposed merger and the course of negotiations with Baylake. Representatives of Bryan Cave reviewed in detail with the board the terms of the current draft of the merger agreement, including the scope of the representations and warranties, the nature of the operating covenants prior to closing, the proposed closing conditions, and the termination provisions. Nicolet’s board of directors reviewed the results of Nicolet’s due diligence process regarding a review of the combined company’ loan portfolio and credit marks. A discussion was held regarding the few remaining open items under the definitive agreement.
On September 8, 2015, Baylake’s board of directors met again to discuss the final definitive agreement. At that time, Sandler O’Neill reiterated its oral opinion to the board, which was subsequently confirmed in writing, that as of such date, the merger consideration was fair, from a financial point of view, to the holders of Baylake common stock. The Baylake board engaged in a long discussion with Baylake’s advisors regarding the proposed draft of the merger agreement, including the final business terms of the transaction. After the conclusion of the presentations and discussions at the September 8 meeting, the Baylake board unanimously approved the merger agreement and resolved to recommend that Baylake shareholders approve the merger and authorized Mr. Cera to execute the merger agreement on behalf of Baylake in substantially the form reviewed by the board subject to such changes agreed to by Mr. Cera, and approved the Form of Voting and Support Agreement, a copy of which is attached hereto as Exhibit C to the merger agreement.
Likewise, on September 8, 2015, Nicolet held a special meeting of the board of directors to discuss the final version of the definitive agreement. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Nicolet board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Nicolet. The Nicolet board of directors then considered the information presented to them at the meeting, together with the information presented at prior meetings of the board, and after deliberations, voted unanimously to determine that the merger with Baylake is fair to and in the best interests of Nicolet and its shareholders, adopt the plan of merger, recommend that the shareholders approve the merger, and authorize Mr. Atwell to execute the merger agreement.
Nicolet and Baylake executed the merger agreement on September 8, 2015 and issued a joint press release announcing the execution of the merger agreement and the terms of the merger.
Reasons for the Merger
General
The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Nicolet’s and Baylake’s representatives. The following discussion of the information and factors considered by the Nicolet and Baylake boards of directors is not intended to be exhaustive, but includes all of the material factors the respective boards considered in determining whether to enter into the merger agreement. In reaching their determinations to approve the merger and to recommend that their respective shareholders approve the merger, neither the Nicolet board of directors nor the Baylake board of directors assigned any relative or specific weight to the following factors, and individual directors may have assigned different weight to different factors.

Nicolet
In deciding to pursue a merger with Baylake, Nicolet’s management and board of directors considered, among other things, the following:
•
the complementary strengths of Nicolet and Baylake, with Nicolet as a leader in commercial lending and Baylake having a superior retail and commercial banking presence in Door and Kewaunee Counties;

•
the expected strengthened competitive positioning of the combined company throughout Northeast Wisconsin, which Nicolet expects will meaningfully enhance its ability to serve its customers;

•
the board of directors’ belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Nicolet;

•
the expectation that Nicolet shareholders will experience opportunities for share price growth driven by a more liquid publicly traded stock;

•
information concerning the business, operations, earnings, asset quality, capitalization, and financial condition of Baylake and Baylake Bank;

•
the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Baylake’s common stock;

•
the ability of Baylake’s operations to meaningfully contribute to Nicolet’s earnings after the merger;

•
the recent comparative earnings and financial performance of Baylake and Nicolet;

•
the financial terms of recent business combinations in the banking industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•
the expectation that combined company will have an attractive and increasingly diversified loan portfolio;

•
the increased lending limit that the organizations will enjoy once Nicolet National Bank and Baylake Bank are combined;

•
the compatibility of Baylake’s management team, strategic objectives and geographic footprint with those of Nicolet;

•
the compatibility of the business cultures of the two organizations and their shared focus on small and middle-market customers throughout Northeast and North Central Wisconsin;

•
the opportunity to leverage the existing infrastructure of Nicolet;

•
the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes;

•
the opinion, dated September 8, 2015, of KBW to the Nicolet board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Nicolet of the exchange ratio in the proposed merger, as more fully described below under “The Merger —  Opinion of Keefe, Bruyette & Woods, Inc.”; and

•
the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Baylake
In deciding to pursue the merger transaction with Nicolet, Baylake’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:
•
the complementary strengths of Nicolet and Baylake and the expected strengthened competitive positioning of the combined company throughout Northeast Wisconsin, which Baylake expects will meaningfully enhance its ability to serve its customers;

•
the board of directors’ belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Baylake;

•
the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Baylake’s common stock;

•
the recent comparative earnings and financial performance of Baylake and Nicolet;

•
the financial terms of recent business combinations in the banking industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•
the expectation that combined company will have an attractive and increasingly diversified loan portfolio;

•
the increased lending limit that the organizations will enjoy once Nicolet National Bank and Baylake Bank are combined;

•
the compatibility of the business cultures of the two organizations and their shared focus on small and middle-market customers throughout Northeast and North Central Wisconsin;

•
the opportunity to leverage the existing infrastructure of Nicolet and Baylake;

•
the value of the consideration to be received by Baylake’s shareholders compared to shareholder value for Baylake as an independent entity;

•
information concerning business, operations, earnings, asset quality, and financial condition, prospects, and capital levels of Baylake and Nicolet, both individually and as a combined entity;

•
the perceived risks and uncertainties attendant to Baylake’s operation as an independent banking organization, the continuing low-interest rate environment, operating under enhanced regulatory scrutiny, and increased capital requirements;

•
the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•
the receipt of the stock consideration by Baylake’s shareholders on a tax-free basis;

•
the opinion of Sandler O’Neill that the consideration to be received by Baylake’s common shareholders in the merger is fair from a financial point of view, as more fully described below under “The Merger  — Opinion of Sandler O’Neill & Partners, L.P.”; and

•
the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Opinion of Keefe, Bruyette & Woods, Inc.
Nicolet engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to provide an opinion to the Nicolet board of directors as to the fairness, from a financial point of view, to Nicolet of the exchange ratio in the proposed merger. Nicolet selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated via teleconference in the Nicolet board meeting held on September 8, 2015 at which the Nicolet board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Nicolet. The Nicolet board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Nicolet board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Nicolet. It did not address the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement or constitute a recommendation to the Nicolet board in connection with the merger, and it does not constitute a recommendation to any holder of Nicolet common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Nicolet and Baylake, including, among other things:
•
a draft of the merger agreement, dated September 7, 2015 (the most recent draft then made available to KBW);

•
the audited financial statements and Annual Reports on Form 10-K of Nicolet for the three fiscal years ended December 31, 2014;

•
the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q of Nicolet for the fiscal quarters ended March 31, 2015 and June 30, 2015;

•
the audited financial statements and Annual Reports on Form 10-K of Baylake for the three fiscal years ended December 31, 2014;

•
the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q of Baylake for the fiscal quarters ended March 31, 2015 and June 30, 2015;

•
certain regulatory filings of Nicolet and Baylake, including the quarterly Call Reports on Form FRY-9C filed with respect to each quarter during the three year period ended June 30, 2015;

•
certain other interim reports and other communications of Nicolet and Baylake to their respective shareholders; and

•
other financial information concerning the businesses and operations of Nicolet and Baylake furnished to KBW by Nicolet and Baylake or which KBW was otherwise directed to use for purposes of its opinion and analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of Nicolet and Baylake;

•
the assets and liabilities of Nicolet and Baylake;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of Nicolet and Baylake with similar information for certain other companies the securities of which are publicly traded;

•
financial and operating forecasts and projections of Nicolet that were prepared by Nicolet management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Nicolet board;

•
the publicly available consensus “street estimates” of Baylake for 2015 and 2016 (which estimates reflect the pro forma impact of Baylake’s pending acquisition of NEW Bancshares, Inc. that was publicly announced on May 8, 2015 (the “NEWBI Acquisition”)) as well as assumed long term earnings and asset growth rates of Baylake that were provided to KBW by Nicolet management, all of which information was discussed with KBW by Nicolet management and used and relied upon by KBW at the direction of such management with the consent of the Nicolet board; and

•
estimates regarding certain pro forma financial effects of the merger on Nicolet (including but not limited to the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Nicolet management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Nicolet board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Nicolet and Baylake regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies (including, in the case of Baylake, matters pertaining to the NEWBI Acquisition) and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Nicolet as to the reasonableness and achievability of the financial and operating forecasts and projections of Nicolet and the estimates regarding certain pro forma financial effects of the merger on Nicolet (and the assumptions and bases for such forecasts, projections and estimates) which were prepared by, and provided to and discussed with KBW by, such management, and further relied on such management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Baylake and long term growth rates referred to above that were discussed with KBW by Nicolet management and that KBW was directed by such management to use. KBW assumed, at the direction of Nicolet, that all of the foregoing forecasts, projections and estimates reflected, or in the case of the Baylake publicly available “street estimates” referred to above, were consistent with, the best currently available estimates and judgments of Nicolet management, and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated. KBW expressed no view or opinion as to the NEWBI Acquisition (or any terms, aspects or implications thereof) and assumed, at the direction of Nicolet, that the NEWBI Acquisition would be consummated as described to KBW by Baylake management in the fourth quarter of 2015.
It is understood that the forecasts, projections and estimates of Nicolet and Baylake that were provided to and discussed with KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Baylake referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with management of Nicolet and with the consent of the Nicolet board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Nicolet or Baylake since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Nicolet’s consent, that the aggregate allowances for loan and lease losses for Nicolet and Baylake were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Nicolet or Baylake, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did KBW evaluate the solvency, financial capability or fair value of Nicolet or Baylake under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.
KBW assumed that, in all respects material to its analyses:
•
the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft version of the merger agreement that had been reviewed) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the Baylake common stock;

•
that any related transactions (including the bank merger, the $0.40 special dividend that may be paid to Baylake shareholders (the “Baylake Special Dividend”) and the redemption of at least 50% of Nicolet’s Non-Cumulative Perpetual Preferred Stock, Series C (the “Nicolet Preferred Stock Redemption”)) would be completed as contemplated by the merger agreement and as described to KBW by representatives of Nicolet;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Nicolet, Baylake or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Nicolet that Nicolet relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Nicolet, Baylake, the merger and any related transaction (including the bank merger, the Baylake Special Dividend and the Nicolet Preferred Stock Redemption), the NEWBI Acquisition, and the merger agreement. KBW did not provide advice with respect to any such matters. In addition, for purposes of its analyses and at the direction of Nicolet management, KBW assumed, in all respects material to its analyses, the occurrence of the Baylake Special Dividend and the Nicolet Preferred Stock Redemption.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to Nicolet. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger, the Baylake Special Dividend and the Nicolet Preferred Stock Redemption), including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to Nicolet, its shareholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, shareholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through such date. It is understood that subsequent developments may affect the conclusion reached in KBW’s opinion and that KBW does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Nicolet or the Nicolet board;

•
the fairness of the amount or nature of any compensation to any of Nicolet’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Nicolet common stock or Baylake common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Nicolet or Baylake or any other party to any other transaction contemplated by the merger agreement;

•
the actual value of Nicolet common stock to be issued in the merger;

•
the prices, trading range or volume at which Nicolet common stock or Baylake common stock may trade following the public announcement of the merger or the prices, trading range or volume at which Nicolet common stock may trade following the consummation of the merger;

•
whether Nicolet has sufficient cash, available lines of credit or other sources of funds to enable it to complete the Nicolet Preferred Stock Redemption;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Nicolet, Baylake, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger, the Baylake Special Dividend and the Nicolet Preferred Stock Redemption), or the NEWBI Acquisition, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Nicolet and Baylake. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Nicolet board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Nicolet board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Nicolet and Baylake and the decision to enter into the merger agreement was solely that of the Nicolet board.
The following is a summary of the material financial analyses presented by KBW to the Nicolet board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Nicolet board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value per share of Baylake common stock in the proposed merger of  $15.02 based on the 0.4517x exchange ratio in the proposed merger and the closing price of Nicolet common stock on September 4, 2015. In addition to the financial analyses described below, KBW reviewed with the Nicolet board for informational purposes, among other things, the implied transaction multiples for the proposed merger of 14.7x Baylake’s estimated 2015 earnings per share (“EPS”) and 12.2x Baylake’s estimated 2016 EPS using publicly available consensus “street estimates” for Baylake (which estimates reflect the pro forma impact of the NEWBI Acquisition) and based on the implied transaction value per share of Baylake common stock in the proposed merger of $15.02.
Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Nicolet and Baylake to 16 selected banks and thrifts that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Midwest region (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) and that had total assets between $750 million and $1.5 billion and a ratio of nonperforming assets to loans plus other real estate owned (“OREO”) of less than 7.0%. Merger targets were excluded from the selected companies.
The selected companies were:
MutualFirst Financial, Inc.	Hawthorne Bancshares, Inc.
BankFinancial Corporation	HF Financial Corp.
Cass Information Systems, Inc.	First Internet Bancorp
Ames National Corporation	First Community Financial Partners, Inc.
Civista Bancshares, Inc.	Landmark Bancorp, Inc.
Southern Missouri Bancorp, Inc.	HopFed Bancorp, Inc.
MBT Financial Corp.	Ohio Valley Banc Corp.
LCNB Corp.	County Bancorp, Inc.
To perform this analysis, KBW used profitability and other financial information as of, or for, the latest 12 months (“LTM”) or most recent completed fiscal quarter ended (June 30, 2015) and market price information as of September 4, 2015. KBW also used 2015 and 2016 EPS estimates taken from Nicolet management’s forecasts and projections for Nicolet and from publicly available consensus “street estimates”

for Baylake (which estimates reflect the pro forma impact of the NEWBI Acquisition) and publicly available consensus “street estimates” for the selected companies. Using publicly available information, applicable historical financial data for Nicolet and Baylake reflected pro forma adjustments for two branch divestitures completed in August 2015 in the case of Nicolet and the NEWBI Acquisition in the case of Baylake. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Nicolet’s or Baylake’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger — Opinion of Sandler O’Neill & Partners, L.P.,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance and financial condition of Nicolet, Baylake and the selected companies:
			Selected Companies
	NCBS	BYLK	25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)(2)	0.92%	0.86%	0.71%	0.87%	0.85%	1.05%
LTM Core Return on Average Equity(1)(2)	9.79%	8.10%	7.22%	8.38%	8.83%	9.42%
LTM Net Interest Margin	3.99%	3.69%	3.26%	3.48%	3.40%	3.72%
LTM Fee Income/Revenue(3)	26.0%	19.9%	17.7%	24.7%	22.2%	27.3%
LTM Efficiency Ratio	63.7%	66.3%	73.7%	67.7%	70.8%	63.8%
Tangible Common Equity/Tangible Assets	7.47%	9.75%	8.32%	9.62%	9.28%	11.05%
Total Risk-Based Capital/Risk-Weighted Assets	15.5%	15.0%	14.1%	16.1%	15.1%	18.1%
Loans/Deposits	88.3%	90.4%	76.0%	87.4%	91.1%	96.6%
Loan Loss Reserve/Gross Loans	1.10%	1.01%	1.11%	1.28%	1.24%	1.47%
Nonperforming Assets/Loans + OREO	1.00%	2.26%	2.56%	2.16%	1.72%	1.37%
LTM Net Charge-Offs/Average Loans	0.25%	0.10%	0.18%	0.09%	0.10%	0.01%

(1)
Core income excludes extraordinary items, nonrecurring revenue/expenses and gain/loss on sale of securities.

(2)
BankFinancial Corporation Core Return on Average Assets and Core Return on Average Equity exclude a tax benefit related to the reversal of a valuation allowance on its deferred tax asset during the fourth quarter of 2014.

(3)
Excludes gain/loss on sale of securities.

KBW’s analysis showed the following concerning the market performance of Nicolet and Baylake and, to the extent publicly available, the selected companies (excluding the impact of certain selected company LTM and 2015 estimated EPS multiples considered to be not meaningful because they were greater than 30.0x and excluding the impact of price change and total return data for County Bancorp, Inc., which completed its IPO in January 2015):
			Selected Companies
	NCBS	BYLK	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	40.6%	3.6%	3.2%	17.3%	12.5%	22.3%
One-Year Total Return	40.6%	6.4%	6.3%	19.6%	14.5%	24.1%
YTD Stock Price Change	33.0%	2.9%	(4.2)%	9.8%	2.7%	19.7%
Stock Price/Book Value per Share	1.49x	1.11x	1.07x	1.23x	1.16x	1.31x
Stock Price/Tangible Book Value per Share	1.57x	1.20x	1.12x	1.34x	1.20x	1.41x
Stock Price/LTM EPS(1)	13.1x	13.0x	11.1x	14.6x	13.4x	16.5x
Stock Price/2015 Estimated EPS(2)	12.8x	12.6x	12.1x	12.8x	12.3x	15.2x
Stock Price/2016 Estimated EPS(2)	13.6x	10.4x	11.8x	13.6x	12.4x	14.8x
Dividend Yield(3)	0.00%	2.80%	1.20%	1.90%	1.80%	2.80%
LTM Dividend Payout(3)	0.0%	36.4%	15.1%	31.1%	28.3%	44.5%

(1)
BankFinancial Corporation Price/LTM EPS excludes a tax benefit related to the reversal of a valuation allowance on its deferred tax asset during the fourth quarter of 2014.

(2)
Nicolet income projections per Nicolet management on a standalone basis.

(3)
Dividend yield reflects most recent quarterly dividend, annualized, as a percentage of stock price. LTM dividend payout reflects most recent quarterly dividend, annualized, as a percentage of LTM EPS.

No company used as a comparison in the above selected companies analysis is identical to Baylake or Nicolet. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.    KBW reviewed publicly available information related to 16 selected U.S. bank and thrift transactions announced after January 1, 2013 that had announced transaction values between $50 million and $300 million and in which the ratio of target assets to combined assets was greater than 35%. Terminated transactions, transactions where the acquired company was a mutual holding company and transactions where the acquiror was not a depository were excluded from the selected transactions. The selected transactions included in the group were:
Acquiror	Acquired Company
Green Bancorp, Inc.	Patriot Bancshares, Inc.
Atlantic Capital Bancshares, Inc.	First Security Group, Inc.
Plaza Bank	Manhattan Bancorp
MidWestOne Financial Group, Inc.	Central Bancshares, Inc.
CU Bancorp	1st Enterprise Bank
CB Financial Services, Inc.	FedFirst Financial Corporation
Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
Center Bancorp, Inc	ConnectOne Bancorp, Inc.
Hanmi Financial Corporation	Central Bancorp, Inc.
Cascade Bancorp	Home Federal Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company

Acquiror	Acquired Company
Mercantile Bank Corporation	Firstbank Corporation
Bear State Financial, Inc.	First National Security Company
Peoples Financial Services Corp.	Penseco Financial Services Corporation
Home BancShares, Inc.	Liberty Bancshares, Inc.
SCBT Financial Corporation	First Financial Holdings, Inc.
For each selected transaction, KBW derived the following implied transaction statistics (based on publicly reported values or, in the case of the selected transactions involving stock consideration, SNL Financial-calculated deal values) in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving an acquired company that was privately held, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving an acquired company that was privately held, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the price per common share paid for the acquired company for each selected transaction in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value per share of Baylake common stock in the proposed merger of  $15.02 and using historical financial information for Baylake as of or for the twelve month period ended June 30, 2015.
The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for certain selected transactions, which multiples were not considered to be meaningful because they were either negative or greater than 60.0x):
Selected Transactions
	NCBS/ BYLK(1)	25th Percentile	Average	Median	75th Percentile
Price/Tangible Book Value	1.40x	1.36x	1.44x	1.51x	1.65x
Price/LTM EPS	15.2x	14.2x	22.2x	15.6x	21.8x
1-Day Market Premium	16.9%	14.2%	19.5%	14.5%	25.9%

(1)
Baylake tangible book value per share is pro forma for the pending NEWBI Acquisition announced May 8, 2015; implied transaction price to tangible book value multiple of Baylake as adjusted for the Baylake Special Dividend would be 1.45x.

No company or transaction used as a comparison in the above analysis is identical to Baylake or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Nicolet and Baylake to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used balance sheet data for Nicolet and Baylake as of June 30, 2015 (in each case pro forma for two branch divestitures completed in August 2015 in the case of Nicolet and the NEWBI Acquisition in the case of Baylake based on publicly available information), historical LTM ended

June 30, 2015 earnings data for Nicolet and Baylake, earnings estimates for 2015 and 2016 for Nicolet provided by Nicolet management, publicly available consensus “street estimates” of Baylake for 2015 and 2016 (which estimates reflect the pro forma impact of the NEWBI Acquisition) and market price data as of September 4, 2015. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Nicolet and Baylake shareholders in the combined company based on the 0.4517x exchange ratio in the proposed merger and also on a fully diluted basis assuming all Nicolet options and Baylake options (as adjusted to reflect the 0.4517x exchange ratio in the proposed merger) are exercised for illustrative purposes:
	NCBS as a Percentage of Total	BYLK as a Percentage of Total
Ownership
100% stock	48%	52%
Fully Diluted Ownership at 100% Stock	54%	46%
Market Capitalization
Pre-Deal Market Capitalization	52%	48%
Balance Sheet
Assets	52%	48%
Gross Loans Held for Investment	54%	46%
Deposits	54%	46%
Tangible Common Equity	45%	55%
Tangible Common Equity as Adjusted(1)	46%	54%
Net Income to Common
LTM Net Income to Common	54%	46%
2015 Estimated Net Income to Common	53%	47%
2016 Estimated Net Income to Common	47%	53%

(1)
Based on Baylake tangible common equity as adjusted for the Baylake Special Dividend.

Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Nicolet and Baylake. Using closing balance sheet estimates as of March 31, 2016 for Nicolet (giving effect to the Nicolet Preferred Stock Redemption) and Baylake (giving effect to the Baylake Special Dividend and the NEWBI Acquisition) extrapolated from the financial forecasts, projections and estimates utilized for Nicolet and Baylake, financial forecasts and projections relating to the earnings of Nicolet provided by Nicolet management, publicly available consensus “street estimates” of Baylake (which estimates reflect the pro forma impact of the NEWBI Acquisition) and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto) provided by Nicolet management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Nicolet’s 2016 and 2017 estimated EPS and dilutive to Nicolet’s estimated tangible book value per share as of March 31, 2016. Furthermore, the analysis indicated that, pro forma for the merger, Nicolet’s tangible common equity to tangible assets ratio could be higher and each of Nicolet’s leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of March 31, 2016 could be lower. For all of the above analysis, the actual results achieved by Nicolet following the merger may vary from the projected results, and the variations may be material.
Discounted Cash Flow Analyses.    KBW performed separate discounted cash flow analyses to estimate a range for the implied equity value of Nicolet and a range for the implied equity value of Baylake. KBW used financial forecasts and projections relating to the earnings and assets of Nicolet that were prepared by Nicolet management and publicly available consensus “street estimates” of Baylake for 2015 and 2016 (which estimates reflect the pro forma impact the NEWBI Acquisition) as well as assumed long term earnings and asset growth rates of Baylake that were provided to KBW by Nicolet management and assumed discount rates ranging from 11.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Nicolet or Baylake, as the case may be, could generate over the five-year period from 2016 to 2021 and (ii) the present value of implied terminal values of Nicolet or Baylake, as the case may be, at the end of such period. KBW assumed that both Nicolet and Baylake would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. In calculating the terminal values of Nicolet and Baylake, KBW applied a range of 12.0x to 16.0x estimated 2021 net income. The discounted cash flow analysis of Nicolet resulted in a range of implied equity value of Nicolet of  $25.37 per share to $35.04 per share. The discounted cash flow analysis of Baylake resulted in a range of implied equity value of Baylake of  $14.31 per share to $19.94 per share. For illustrative purposes, KBW also calculated an implied exchange ratio of 0.5674x based on the midpoints of the above ranges of  $29.84 for Nicolet and $16.93 for Baylake.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Nicolet or Baylake.
Miscellaneous.    KBW was retained by Nicolet solely to render its opinion to the Nicolet board and did not act as a financial advisor to or as an agent of Nicolet in connection with the proposed merger, nor did KBW act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Nicolet and Baylake, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Nicolet and Baylake for its own account and for the accounts of KBW’s customers.
Pursuant to the KBW engagement agreement, Nicolet agreed to pay KBW a non-refundable cash fee equal to $300,000, which became payable concurrently with the rendering of KBW’s opinion and has been paid. Nicolet also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Nicolet. In the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Baylake. KBW may in the future provide investment banking and financial advisory services to Nicolet or Baylake and receive compensation for such services.
Opinion of Sandler O’Neill & Partners, L.P.
By letter dated August 11, 2015, Baylake retained Sandler O’Neill to act as financial advisor to Baylake’s Board of Directors in connection with Baylake’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 3, 2015 meeting at which Baylake’s Board of Directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the Baylake board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Baylake common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler

O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Baylake common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Baylake’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Baylake common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Baylake common stock as to how such holder of Baylake common stock should vote with respect to the merger or any other matter. It does not address the underlying business decision of Baylake to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Baylake or the effect of any other transaction in which Baylake might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Baylake’s officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Baylake’s common shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:
•
the merger agreement;

•
certain publicly available financial statements and other historical financial information of Baylake that Sandler O’Neill deemed relevant;

•
certain publicly available financial statements and other historical financial information of Nicolet that Sandler O’Neill deemed relevant;

•
publicly available mean and median analyst earnings per share estimates for Baylake for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term annual growth rate for the years thereafter, as reviewed with and confirmed by the senior management of Baylake;

•
certain internal financial projections for Nicolet for the years ending December 31, 2015 through December 31, 2017, as reviewed with and confirmed by the senior management of Nicolet, and an estimated long-term annual growth rate for the years thereafter;

•
the relative contributions of assets, liabilities, equity and earnings of Baylake and Nicolet to the combined entity;

•
the pro forma financial impact of the merger on Nicolet based on certain assumptions relating to transaction expenses, the Baylake Special Dividend of  $0.40 per share to be paid to the holders of Baylake common stock immediately prior to the closing of the merger, as well as certain cost savings, as provided by the senior management of Baylake, as well as certain assumptions relating to purchase accounting adjustments and the Nicolet Preferred Stock Redemption, as provided by the senior management of Nicolet;

•
a comparison of certain stock trading, financial and other information for Baylake and Nicolet with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

•
a comparison of certain pro forma financial information for the combined entity, as discussed with the senior management of Baylake and Nicolet, with similar publicly available information for certain bank and thrift institutions, the securities of which are publicly traded;

•
the publicly disclosed financial terms of certain other recent merger and acquisition transactions in the banking sector;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Baylake the business, financial condition, results of operations and prospects of Baylake and held similar discussions with the senior management of Nicolet regarding the business, financial condition, results of operations and prospects of Nicolet.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Baylake and Nicolet or that was otherwise reviewed by it and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of the respective managements of Baylake and Nicolet that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to undertake, and has not undertaken, an independent verification of any such information and does not assume any responsibility or liability for the accuracy and completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Baylake or Nicolet, nor did Sandler O’Neill review any individual credit files of Baylake or Nicolet. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Baylake or Nicolet and Sandler O’Neill assumed, with Baylake’s consent, that the respective allowances for loan losses for both Baylake and Nicolet were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available analyst earnings per share estimates for Baylake for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term annual growth rate for the years thereafter as reviewed with and confirmed by the senior management of Baylake as well as certain internal financial projections for Nicolet for the years ending December 31, 2015 through December 31, 2017, as reviewed with and confirmed by the senior management of Nicolet, and an estimated long-term annual growth rate for the years thereafter. Sandler O’Neill also received and used in its analyses certain assumptions related to transaction expenses, purchase accounting adjustments, the Nicolet Preferred Stock Redemption, the Baylake Special Dividend and certain cost savings and other synergies as discussed with the senior management of Baylake and Nicolet. With respect to those projections and estimates, the senior managements of Baylake and Nicolet confirmed to Sandler O’Neill that they reflected the best currently available estimates of the managements of Baylake and Nicolet, respectively, and Sandler O’Neill assumed that such estimates would be achieved. Sandler O’Neill expressed no opinion as to such estimates or the assumptions on which they were based. Sandler O’Neill assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Baylake or Nicolet since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill also assumed in all respects material to its analysis that Baylake and Nicolet would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.
Sandler O’Neill also assumed, with Baylake’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no material delay, limitation, restriction or condition would be imposed that would have an adverse effect on Baylake, Nicolet or the merger, and (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Sandler O’Neill also assumed, with Baylake’s consent, that the pending NEWBI Acquisition would be consummated in accordance with the terms of the applicable merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Sandler O’Neill’s analyses and the views expressed therein were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Baylake’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Baylake or Nicolet and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Baylake and Nicolet and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Baylake, Nicolet and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Baylake’s board of directors at its September 3, 2015 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Baylake common stock or the prices at which Baylake or Nicolet common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Baylake’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Baylake’s board of directors or management with respect to the fairness of the merger.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O’Neill reviewed the financial terms of the proposed merger. As described in the merger agreement, each share of Baylake common stock outstanding immediately prior to the effective time of the merger¹, other than certain shares described in the merger agreement, will be converted into the right to receive 0.4517 shares of common stock of Nicolet, inclusive of the Baylake Special Dividend to be paid to the holders of Baylake common stock immediately prior to closing of the merger, Sandler O’Neill calculated an aggregate implied transaction value of approximately $149.9 million. Based upon financial information for Baylake as of or for the twelve months ended June 30, 2015 (unless otherwise indicated), Sandler O’Neill calculated the following implied transaction metrics(1)(2):

Transaction Price/Book Value Per Share(3):	136%
Transaction Price/Tangible Book Value Per Share(3):	147%
Transaction Price/LTM Earnings Per Share:	15.6x
Transaction Price/2015 Analyst Estimated Earnings Per Share:	15.1x
Tangible Book Premium/Core Deposits(4):	6.7%
One-Day Market Premium(5):	20.5%

(1)
Pro forma for pending NEWBI Acquisition.

(2)
Includes the $0.40 per share Baylake Special Dividend common shareholders.

(3)
Tangible book value and book value per share includes impact of the Baylake Special Dividend of $0.40 per share.

(4)
Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits. Includes impact of the Baylake Special Dividend of  $0.40 per share.

(5)
Based upon the closing price for Baylake common stock on September 2, 2015.

Stock Trading History.    Sandler O’Neill reviewed the historical publicly reported trading prices of Baylake common stock and Nicolet common stock for the one-year period ended September 2, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Baylake and Nicolet common stock, respectively, to movements in their respective Peer Group (as described on page [•]) as well as certain stock indices.
One-Year Stock Performance
	Beginning Value September 2, 2014	Ending Value September 2, 2015
Baylake	100%	102.6%
Nicolet	100%	140.3%
SNL U.S. Bank & Thrift Index	100%	100.9%
Peer Group	100%	113.0%
Comparable Company Analysis.    Sandler O’Neill used publicly available information to compare selected financial information for Baylake and Nicolet with a group of financial institutions selected by Sandler O’Neill. The peer group consisted of public banks headquartered in the Midwest with assets between $850 million and $1.3 billion, TCE/TA greater than 7.00%, non-performing assets/total assets less than 3.00% and last-twelve-months return on average assets greater than 0.70% (the “Peer Group”). The Peer Group excluded announced merger targets and internet-only banks. The Peer Group consisted of the following companies:
MBT Financial Corp.	Farmers & Merchants Bancorp, Inc.
Security National Corporation(1)	Foresight Financial Group, Inc.
LCNB Corp.	BNCCORP, Inc.
Bank First National Corporation	First Bankers Trustshares, Inc.
Independent Alliance Banks, Inc.	Kentucky Bancshares, Inc.
First Community Financial Partners, Inc.

(1)
Financial data as of March 31, 2015.

The analysis compared publicly available financial information for Baylake and Nicolet with corresponding data for the Peer Group as of or for the twelve months ended June 30, 2015 (unless otherwise indicated), with pricing data as of September 2, 2015. The table below sets forth the data for Baylake and Nicolet, and the median, mean, high and low data for the Peer Group.

Comparable Company Analysis
	Baylake(1)	Nicolet	Peer Group Median	Peer Group Mean	Peer Group High	Peer Group Low
Total assets (in millions)	$1,065	$1,185	$994	$1,042	$1,292	$853
Tangible common equity/Tangible assets	9.90%	7.21%	9.67%	9.41%	11.91%	7.26%
Leverage ratio	11.13%	10.43%	9.92%	10.00%	11.90%	8.68%
Total risk-based capital ratio	15.22%	15.21%	15.26%	15.61%	21.84%	11.80%
LTM Return on average assets	0.94%	0.96%	0.97%	0.98%	1.18%	0.72%
LTM Return on average equity	9.6%	14.2%	10.8%	10.7%	13.0%	6.6%
LTM Net interest margin	3.69%	3.99%	3.35%	3.34%	3.79%	3.00%
LTM Efficiency ratio	66.3%	63.8%	65.4%	64.3%	74.4%	52.1%
Loan loss reserves/Gross loans	1.01%	1.10%	1.70%	1.55%	2.24%	0.38%
Non-performing assets(2)/Total assets	1.59%	0.75%	0.83%	1.12%	2.96%	0.27%
Net charge-offs/Average loans	0.03%	0.12%	0.14%	0.14%	0.35%	(0.01)%
Price/Tangible book value	118%	157%	110%	116%	152%	85%
Price/Book value	109%	149%	107%	108%	133%	85%
Price/LTM Earnings per share	12.9x	13.1x	11.7x	11.8x	17.2x	7.1x
Current Dividend Yield	2.8%	0.0%	2.0%	1.8%	4.1%	0.0%
LTM Dividend Ratio	32.3%	0.0%	23.4%	25.3%	62.4%	0.0%
Market value (in millions)	$119	$133	$117	$116	$171	$56

(1)
Baylake assets, capital ratios and pricing multiples pro forma for pending NEWBI Acquisition.

(2)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Analysis of Selected Merger Transactions.    Sandler O’Neill reviewed a group of recent merger and acquisition transactions consisting of nationwide bank and thrift transactions announced between January 1, 2013 and September 2, 2015, with deal values less than $1.0 billion and target pro forma ownership greater than 40% (the “Precedent Transactions”).
The Precedent Transactions group was composed of the following transactions:
Buyer	Target
Commerce Union Bancshares Inc.	Reliant Bank
CB Financial Services Inc.	FedFirst Financial Corp.
Yadkin Financial Corporation	VantageSouth Bancshares
Center Bancorp Inc.	ConnectOne Bancorp Inc.
Rockville Financial Inc.	United Financial Bancorp
Heritage Financial Corp.	Washington Banking Co.
Mercantile Bank Corp.	Firstbank Corp.
Peoples Financial Services	Penseco Financial Services
Union First Market Bkshs Corp.	StellarOne Corp.
Provident New York Bancorp	Sterling Bancorp
Using then latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and one-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Precedent Transactions group.
	Baylake / Nicolet(1)	Median Precedent Transactions	Mean Precedent Transactions	High Precedent Transactions	Low Precedent Transactions
Transaction price/LTM earnings per share	15.6x	16.3x	17.9x	25.2x	13.9x
Transaction price/Estimated earnings per share2:	15.1x	17.0x	16.9x	19.6x	13.1x
Transaction price/Tangible book value per share:	147%	147%	147%	179%	107%
Core deposit premium(3)	6.7%	7.1%	7.0%	14.7%	2.4%
One-Day market premium:	20.5%	14.5%	15.4%	26.1%	5.2%

(1)
Includes $0.40 per share special dividend to Baylake shareholders.

(2)
Based on median analyst earnings per share estimates as reported by FactSet. Estimated EPS data was not publicly available for the Commerce Union Bancshares Inc./Reliant Bank transaction, the CB Financial Services Inc./FedFirst Financial Corp. transaction, and the Peoples Financial Services/ Penseco Financial Services transaction.

(3)
Tangible book premium to core deposits calculated as (deal value – tangible equity)/(core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Net Present Value Analyses.    Sandler O’Neill performed an analysis that estimated the net present value per share of Baylake common stock, assuming Baylake performed in accordance with publicly available earnings per share estimates for Baylake for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term annual balance sheet and earnings growth rate for the years thereafter as reviewed by the senior management of Baylake. To approximate the terminal value of Baylake common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 9.0x to 14.0x and multiples of December 31, 2019 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Baylake common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Baylake common stock of  $8.11 to $14.70 when applying multiples of earnings and $8.29 to $15.04 when applying multiples of tangible book value.
Baylake Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
10.0%	$10.07	$11.00	$11.92	$12.85	$13.78	$14.70
11.0%	$9.70	$10.59	$11.48	$12.37	$13.26	$14.15
12.0%	$9.35	$10.21	$11.06	$11.92	$12.77	$13.63
13.0%	$9.02	$9.84	$10.66	$11.48	$12.30	$13.13
14.0%	$8.70	$9.49	$10.28	$11.07	$11.86	$12.65
15.0%	$8.40	$9.16	$9.92	$10.68	$11.43	$12.19
16.0%	$8.11	$8.84	$9.57	$10.30	$11.03	$11.76

Baylake Tangible Book Value Multiples
Discount Rate	90%	100%	110%	120%	130%	140%
10.0%	$10.29	$11.24	$12.19	$13.14	$14.09	$15.04
11.0%	$9.91	$10.83	$11.74	$12.65	$13.56	$14.48
12.0%	$9.56	$10.43	$11.31	$12.19	$13.06	$13.94
13.0%	$9.22	$10.06	$10.90	$11.74	$12.58	$13.43
14.0%	$8.89	$9.70	$10.51	$11.32	$12.13	$12.94
15.0%	$8.58	$9.36	$10.14	$10.92	$11.69	$12.47
16.0%	$8.29	$9.03	$9.78	$10.53	$11.28	$12.03
Sandler O’Neill also considered and discussed with the Baylake board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Baylake’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Baylake common stock, applying the price to 2019 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 13.00%.
Baylake Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(25.0)%	$7.17	$7.79	$8.40	$9.02	$9.64	$10.25
(20.0)%	$7.54	$8.20	$8.85	$9.51	$10.17	$10.83
(15.0)%	$7.91	$8.61	$9.31	$10.00	$10.70	$11.40
(10.0)%	$8.28	$9.02	$9.76	$10.50	$11.24	$11.98
(5.0)%	$8.65	$9.43	$10.21	$10.99	$11.77	$12.55
0.0%	$9.02	$9.84	$10.66	$11.48	$12.30	$13.13
5.0%	$9.39	$10.25	$11.11	$11.98	$12.84	$13.70
10.0%	$9.76	$10.66	$11.57	$12.47	$13.37	$14.28
15.0%	$10.13	$11.07	$12.02	$12.96	$13.91	$14.85
20.0%	$10.50	$11.48	$12.47	$13.45	$14.44	$15.43
25.0%	$10.87	$11.89	$12.92	$13.95	$14.97	$16.00
Sandler O’Neill also performed an analysis that estimated the net present value per share of Nicolet common stock, assuming that Nicolet performed in accordance with internal financial projections for Nicolet for the years ending December 31, 2015 through December 31, 2017, as reviewed with and confirmed by the senior management of Nicolet and an estimated long-term annual growth rate for the years thereafter, taking into account the Nicolet Preferred Stock Redemption. To approximate the terminal value of Nicolet common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 9.0x to 14.0x and multiples of December 31, 2019 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Nicolet common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Nicolet common stock of  $13.83 to $27.33 when applying earnings multiples and $16.49 to $32.57 when applying multiples of tangible book value.
Nicolet Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
10.0%	$17.57	$19.52	$21.47	$23.43	$25.38	$27.33
11.0%	$16.87	$18.74	$20.62	$22.49	$24.37	$26.24
12.0%	$16.20	$18.00	$19.80	$21.60	$23.40	$25.20
13.0%	$15.57	$17.30	$19.02	$20.75	$22.48	$24.21
14.0%	$14.96	$16.62	$18.29	$19.95	$21.61	$23.27
15.0%	$14.38	$15.98	$17.58	$19.18	$20.78	$22.38
16.0%	$13.83	$15.37	$16.91	$18.45	$19.98	$21.52

Nicolet Tangible Book Value Multiples
Discount Rate	90%	100%	110%	120%	130%	140%
10.0%	$20.94	$23.27	$25.59	$27.92	$30.25	$32.57
11.0%	$20.10	$22.34	$24.57	$26.81	$29.04	$31.27
12.0%	$19.31	$21.45	$23.60	$25.75	$27.89	$30.04
13.0%	$18.55	$20.61	$22.68	$24.74	$26.80	$28.86
14.0%	$17.83	$19.81	$21.79	$23.77	$25.76	$27.74
15.0%	$17.14	$19.05	$20.95	$22.86	$24.76	$26.67
16.0%	$16.49	$18.32	$20.15	$21.99	$23.82	$25.65
Sandler O’Neill also considered and discussed with the Baylake board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Nicolet’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Nicolet common stock, applying the price to 2019 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 13.00%.
Nicolet Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(25.0)%	$11.67	$12.97	$14.27	$15.57	$16.86	$18.16
(20.0)%	$12.45	$13.84	$15.22	$16.60	$17.99	$19.37
(15.0)%	$13.23	$14.70	$16.17	$17.64	$19.11	$20.58
(10.0)%	$14.01	$15.57	$17.12	$18.68	$20.24	$21.79
(5.0)%	$14.79	$16.43	$18.07	$19.72	$21.36	$23.00
0.0%	$15.57	$17.30	$19.02	$20.75	$22.48	$24.21
5.0%	$16.34	$18.16	$19.98	$21.79	$23.61	$25.42
10.0%	$17.12	$19.02	$20.93	$22.83	$24.73	$26.63
15.0%	$17.90	$19.89	$21.88	$23.87	$25.86	$27.85
20.0%	$18.68	$20.75	$22.83	$24.91	$26.98	$29.06
25.0%	$19.46	$21.62	$23.78	$25.94	$28.10	$30.27
In connection with its analyses, Sandler O’Neill considered and discussed with the Baylake board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.    Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes in the second calendar quarter of 2016; (ii) 100% of the outstanding shares of Baylake common stock are converted into the stock consideration at the exchange ratio of 0.4517; and (iii) all outstanding Baylake stock options will convert into Nicolet options in accordance with the merger agreement. Sandler O’Neill also utilized the following: (a) estimated earnings per share for Nicolet, for the years ending December 31, 2015 through December 31, 2017, as reviewed with and confirmed by the senior management of Nicolet and an estimated long-term annual growth rate for the years thereafter, taking into account the Nicolet Preferred Stock Redemption; (b) estimated earnings per share for Baylake, for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term annual balance sheet and earnings growth rate for the years thereafter as reviewed and confirmed by the senior management of Baylake; (c) purchase accounting adjustments, including of a credit mark on loans, provided by Baylake management; (d) estimated cost savings provided by Baylake management; (e) pre-tax one-time transaction costs and expenses estimates provided by Baylake management; and (f) the terms of the Nicolet Preferred Stock Redemption as provided by the senior management of Nicolet. The analysis indicated that the merger would be accretive to Nicolet’s estimated earnings per share (excluding one-time transaction costs and expenses) in 2016 and dilutive to estimated tangible book value per share at close and at the year-end of 2016.

In connection with this analysis, Sandler O’Neill considered and discussed with the Baylake board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Pro Forma Comparable Company Analysis.    Sandler O’Neill used publicly available information to compare selected financial information for a group of financial institutions selected by Sandler O’Neill as a peer group for the pro forma company following the closing of the merger. The pro forma peer group consisted of public banks and thrifts headquartered in the Midwest with assets between $2.0 billion and $3.5 billion, excluding announced merger targets, with non-performing assets/total assets less than 2.50% and last-twelve-months return on average assets greater than 0.75% (the “Pro Forma Peer Group”). The Pro Forma Peer Group consisted of the following companies:
Enterprise Financial Services Corp.	Stock Yards Bancorp, Inc.
MainSource Financial Group, Inc.	Meta Financial Group, Inc.
First Financial Corporation	German American Bancorp, Inc.
MidWestOne Financial Group, Inc.	Horizon Bancorp
Mercantile Bank Corporation	First Defiance Financial Corp.
The analysis compared publicly available financial information for the Pro Forma Peer Group as of or for the twelve months ended June 30, 2015 (unless otherwise indicated), with pricing data as of September 2, 2015. The table below sets forth the data for the median, mean, high and low data for the Pro Forma Peer Group.
Pro Forma Comparable Company Analysis
	Pro Forma Peer Group Median	Pro Forma Peer Group Mean	Pro Forma Peer Group High	Pro Forma Peer Group Low
Total assets (in millions)	$2,679	$2,685	$3,371	$2,197
Tangible common equity/Tangible assets	9.31%	9.26%	12.15%	7.00%
Leverage ratio	10.47%	10.56%	12.62%	8.91%
Total risk-based capital ratio	13.99%	14.81%	20.68%	11.34%
LTM Return on average assets	1.02%	1.07%	1.49%	0.76%
LTM Return on average equity	11.8%	11.9%	14.9%	9.0%
LTM Net interest margin	3.78%	3.75%	4.09%	2.91%
LTM Efficiency ratio	61.7%	62.1%	73.4%	55.6%
Loan loss reserves/Gross loans	1.09%	1.12%	1.65%	0.76%
Non-performing assets(1)/Total assets	0.69%	0.81%	2.02%	0.32%
Net charge-offs/Average loans	0.11%	0.21%	0.72%	(0.02)%
Price/Tangible book value	159%	154%	190%	116%
Price/LTM Earnings per share	13.6x	13.8x	16.7x	11.5x
Current Dividend Yield	2.4%	2.3%	3.0%	1.2%
LTM Dividend Ratio	29.1%	28.8%	39.8%	13.6%
Market value (in millions)	$362	$382	$513	$272

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Pro Forma Net Present Value Analyses.    Sandler O’Neill performed an analysis that estimated the net present value per share of the pro forma company following the closing of the merger, assuming the pro forma company performed in accordance with earnings per share estimates for both Baylake and Nicolet and pro forma merger adjustments, as noted above under the heading Pro Forma Merger Analysis. To approximate the terminal value of the pro forma company’s common stock at December 31, 2019, Sandler

O’Neill applied price to 2019 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2019 tangible book value ranging from 130% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the pro forma company’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of the pro forma company’s common stock of  $22.54 to $40.55 when applying multiples of earnings and $24.39 to $42.89 when applying multiples of tangible book value.
Baylake Earnings Per Share Multiples
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$28.63	$31.01	$33.40	$35.78	$38.17	$40.55
11.0%	$27.48	$29.77	$32.06	$34.35	$36.64	$38.93
12.0%	$26.40	$28.60	$30.80	$32.99	$35.19	$37.39
13.0%	$25.36	$27.47	$29.59	$31.70	$33.81	$35.93
14.0%	$24.38	$26.41	$28.44	$30.47	$32.50	$34.53
15.0%	$23.44	$25.39	$27.34	$29.29	$31.25	$33.20
16.0%	$22.54	$24.42	$26.30	$28.18	$30.05	$31.93
Baylake Tangible Book Value Multiples
Discount Rate	130%	140%	150%	160%	170%	180%
10.0%	$30.98	$33.36	$35.74	$38.12	$40.51	$42.89
11.0%	$29.74	$32.03	$34.31	$36.60	$38.89	$41.18
12.0%	$28.56	$30.76	$32.96	$35.15	$37.35	$39.55
13.0%	$27.44	$29.55	$31.66	$33.78	$35.89	$38.00
14.0%	$26.38	$28.41	$30.43	$32.46	$34.49	$36.52
15.0%	$25.36	$27.31	$29.26	$31.21	$33.16	$35.11
16.0%	$24.39	$26.27	$28.14	$30.02	$31.90	$33.77
Sandler O’Neill also considered and discussed with the Baylake Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming the pro forma company’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for the pro forma company’s common stock, applying the price to 2019 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 13.00%.
Baylake Earnings Per Share Multiples
Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0)%	$19.02	$20.61	$22.19	$23.78	$25.36	$26.95
(20.0)%	$20.29	$21.98	$23.67	$25.36	$27.05	$28.74
(15.0)%	$21.56	$23.35	$25.15	$26.95	$28.74	$30.54
(10.0)%	$22.82	$24.73	$26.63	$28.53	$30.43	$32.34
(5.0)%	$24.09	$26.10	$28.11	$30.12	$32.12	$34.13
0.0%	$25.36	$27.47	$29.59	$31.70	$33.81	$35.93
5.0%	$26.63	$28.85	$31.07	$33.29	$35.51	$37.72
10.0%	$27.90	$30.22	$32.55	$34.87	$37.20	$39.52
15.0%	$29.16	$31.60	$34.03	$36.46	$38.89	$41.32
20.0%	$30.43	$32.97	$35.51	$38.04	$40.58	$43.11
25.0%	$31.70	$34.34	$36.98	$39.63	$42.27	$44.91
Sandler O’Neill also performed an analysis that estimated the net present value per share of the shares issued to Baylake as a result of the merger with Nicolet, assuming the pro forma company performed in accordance with earnings per share estimates and pro forma merger adjustments, as noted above under the heading Pro Forma Merger Analysis. The Baylake equivalent pro forma net present value per share was calculated by multiplying Nicolet’s pro forma net present value per share by the exchange ratio, plus the Baylake Special Dividend equal to $0.40 per share. To approximate the terminal value of Baylake equivalent pro forma common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2019 tangible book value ranging from 130% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Baylake equivalent pro forma common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Baylake equivalent pro forma common stock of  $10.58 to $18.72 when applying earnings multiples and $11.42 to $19.77 when applying multiples of tangible book value.
Nicolet Earnings Per Share Multiples
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$13.33	$14.41	$15.49	$16.56	$17.64	$18.72
11.0%	$12.81	$13.85	$14.88	$15.92	$16.95	$17.99
12.0%	$12.32	$13.32	$14.31	$15.30	$16.30	$17.29
13.0%	$11.86	$12.81	$13.76	$14.72	$15.67	$16.63
14.0%	$11.41	$12.33	$13.25	$14.16	$15.08	$16.00
15.0%	$10.99	$11.87	$12.75	$13.63	$14.51	$15.40
16.0%	$10.58	$11.43	$12.28	$13.13	$13.98	$14.82
Nicolet Tangible Book Value Multiples
Discount Rate	130%	140%	150%	160%	170%	180%
10.0%	$14.39	$15.47	$16.54	$17.62	$18.70	$19.77
11.0%	$13.83	$14.87	$15.90	$16.93	$17.97	$19.00
12.0%	$13.30	$14.29	$15.29	$16.28	$17.27	$18.26
13.0%	$12.80	$13.75	$14.70	$15.66	$16.61	$17.56
14.0%	$12.31	$13.23	$14.15	$15.06	$15.98	$16.90
15.0%	$11.85	$12.74	$13.62	$14.50	$15.38	$16.26
16.0%	$11.42	$12.26	$13.11	$13.96	$14.81	$15.65
Sandler O’Neill also considered and discussed with the Baylake board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Baylake equivalent pro forma net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Baylake equivalent pro forma common stock, applying the price to 2019 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 13.00%.
Nicolet Earnings Per Share Multiples
Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0)%	$8.99	$9.71	$10.42	$11.14	$11.86	$12.57
(20.0)%	$9.56	$10.33	$11.09	$11.86	$12.62	$13.38
(15.0)%	$10.14	$10.95	$11.76	$12.57	$13.38	$14.19
(10.0)%	$10.71	$11.57	$12.43	$13.29	$14.15	$15.01
(5.0)%	$11.28	$12.19	$13.10	$14.00	$14.91	$15.82
0.0%	$11.86	$12.81	$13.76	$14.72	$15.67	$16.63
5.0%	$12.43	$13.43	$14.43	$15.44	$16.44	$17.44
10.0%	$13.00	$14.05	$15.10	$16.15	$17.20	$18.25
15.0%	$13.57	$14.67	$15.77	$16.87	$17.97	$19.06
20.0%	$14.15	$15.29	$16.44	$17.58	$18.73	$19.87
25.0%	$14.72	$15.91	$17.11	$18.30	$19.49	$20.69

In connection with its analyses, Sandler O’Neill considered and discussed with the Baylake Board of Directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Sandler O’Neill’s Relationship.    Sandler O’Neill is acting as Baylake’s financial advisor in connection with the merger and a significant portion of Sandler O’Neill’s fee of  $1,250,000 is contingent upon the closing of the merger. $150,000 of this total fee became payable upon Sandler O’Neill’s rendering of its opinion; the remaining portion of the fee will become payable on the day of closing of the merger. Baylake has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.
Sandler O’Neill has historically provided certain investment banking services to Nicolet and received fees for such services. In the three years preceding the date of its opinion, Sandler O’Neill received a total of $480,000 in connection with Nicolet’s merger with Mid-Wisconsin Financial Services, Inc., including $325,000 as compensation for Sandler O’Neill acting as financial advisor to Nicolet, $150,000 for the preparation of Sandler O’Neill’s fairness opinion, and $5,000 as reimbursement of expenses. Sandler O’Neill may provide, and receive compensation for, investment banking services for Nicolet in the future, including during the pendency of the merger. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Baylake and Nicolet and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Baylake, Nicolet or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Prospective Financial Information
Certain Unaudited Prospective Financial Information of Nicolet
Nicolet does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Nicolet has prepared the prospective financial information set forth in this joint proxy statement-prospectus to present certain unaudited prospective financial information regarding Nicolet’s future operations for the years 2015 – 2017 (which we refer to in this joint proxy statement-prospectus as the “Nicolet projections”). The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Nicolet’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Nicolet. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement-prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Nicolet’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Nicolet projections, which were prepared by management of Nicolet, were prepared solely for internal use and are subjective in many respects. The Nicolet projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Nicolet, all of which are difficult to predict and many of which are beyond the control of Nicolet. The Nicolet projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Nicolet can give no assurance that the Nicolet projections and the underlying estimates and assumptions will be realized. In addition, because the Nicolet projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Nicolet projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of Nicolet, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this joint proxy statement-prospectus entitled “Risk Factors,” “A Warning About Forward-Looking Statements” and “Where You Can Find Additional Information,” beginning on page [•], page [•] and page [•], respectively. Shareholders are urged to review Nicolet’s most recent SEC filings for a description of risk factors with respect to its business.
Furthermore, the Nicolet projections do not take into account any circumstances or events occurring after the date they were prepared. Nicolet can give no assurance that, had the Nicolet projections been prepared as of the date of this joint proxy statement-prospectus, similar estimates and assumptions would be used. Nicolet does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Nicolet projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Nicolet projections do not take into account the possible financial and other effects on either Nicolet or Baylake, as applicable, of the merger and do not attempt to predict or suggest future results of the combined company. The Nicolet projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either Baylake or Nicolet, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Nicolet projections do not take into account the effect on either Baylake or Nicolet, as applicable, of any possible failure of the merger to occur. None of Baylake, Nicolet or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Baylake or Nicolet, or any other person, regarding Nicolet’s actual performance compared to the information contained in the Nicolet projections or that projected results will be achieved. The inclusion of the Nicolet projections should not be deemed an admission or representation by Baylake or Nicolet that it is viewed as material information of Nicolet, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Nicolet projections included below is not being included to influence your decision whether to vote for the Baylake merger proposal or the Nicolet share issuance proposal, as applicable, nor should the Nicolet projections be construed as financial guidance, and they should not be relied on as such. The Nicolet projections are provided solely because they were made available to other parties in connection with the merger.
In light of the foregoing, and considering that the Nicolet and Baylake special meetings will be held several months after the Nicolet projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Nicolet and Baylake are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger and the Nicolet share issuance, as applicable.
The following table presents selected unaudited prospective financial data of Nicolet for the years ending December 31, 2015, 2016, and 2017.
	As of and for the years ended December 31,
	2015	2016	2017
	(Dollars in thousands)
Total assets	$1,189,688	$1,226,538	$1,261,610
Net income before preferred dividends	11,479	11,573	12,070

Certain Publicly Available Consensus “Street Estimates” for Baylake
Baylake is covered by stock research analysts. Consensus estimates based on the EPS estimates published by such analysts are compiled by a nationally recognized earnings estimate consolidator. The publicly available EPS consensus “street estimates” or “median analyst earnings per share estimates” for Baylake referred to on page [•] under the caption “The Merger — Opinion of Keefe, Bruyette & Woods, Inc.” and on page [•] under the caption “The Merger — Opinion of Sandler O’Neill & Partners, L.P.” are presented below:
Baylake Consensus Estimates
•
2015 – $1.02 per share

•
2016 – $1.23 per share

Interests of Certain Persons in the Merger
General
The directors and executive officers of Nicolet and Baylake have interests in the transaction in addition to their interests generally as shareholders of Nicolet and Baylake. These interests are described below. The board of directors of each of Nicolet and Baylake was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.
Baylake
Appointment to the Boards of Directors of Nicolet and Nicolet National Bank.   The merger agreement provides that eight current members of the Baylake board (Robert W. Agnew, Robert J. Cera, Terrence R. Fulwiler, Thomas L. Herlache, Louis J. Jeanquart, William D. Murphy, Dean J. Nolden, and Elyse Mollner Stackhouse) will be appointed to the board of Nicolet. For 2015, Nicolet directors receive fees of  $1,200 per board meeting attended and $500 per committee meeting. The audit committee chairperson receives an additional $10,000 annual retainer.
Existing Employment Agreement.   Baylake Bank has entered into an employment agreement with Mr. Cera (the “Cera Existing Employment Agreement”). The Cera Existing Employment Agreement provides for severance benefits equal to one year's base salary plus the annual bonus he would have received for the year of termination had his employment not been terminated and twelve months of monthly premiums for continued medical and dental coverage in the event Mr. Cera is terminated without “Cause” or terminates for “Good Reason.” The term “Cause” generally means (a) an act of fraud, embezzlement, or theft in connection with executive's duties; (b) willful and continual failure to perform substantially all of executive’s duties; (c) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious; or (d) willfully and wrongfully disclosing any trade secret or other confidential information. The term “Good Reason” generally means a material reduction in authority, salary, location or a breach of the employment agreement by Baylake Bank. Mr. Cera has agreed not to compete and not to solicit employees or customers, in each case for twelve months following termination, regardless of cause. The Cera Existing Employment Agreement also includes standard non-disclosure of confidential information provisions.
New Employment Agreement for Mr. Cera.   Concurrently with negotiating the terms of the merger agreement, the Baylake subcommittee, Mr. Cera and Nicolet management, along with the parties’ respective outside counsel, negotiated the terms of a new employment arrangement for Mr. Cera (the “Nicolet Cera Employment Agreement”) to take effect following the merger. The proposed Nicolet Cera Employment Agreement, a copy of which can be found as Exhibit D to the merger agreement, is intended to: (a) reflect the proposed management structure of Nicolet following the merger, (b) cover a two-year transitional period during which the integration can occur and the new Nicolet board of directors can review and consider the compensation of all executives, (c) replace benefits which Mr. Cera is entitled to and may be waiving under his current Cera Existing Employment Agreement, and (d) align the interests of all parties involved. The material terms of the Nicolet Cera Employment Agreement are as follows:
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Mr. Cera will be employed as the Co-Chief Executive Officer of Nicolet;

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The Nicolet Cera Employment Agreement shall be in effect for two years from the date it is executed and goes into effect (which will coincide with consummation of the merger);

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Mr. Cera’s annual base salary will be $360,000, subject to annual review by Nicolet’s board for potential adjustments based on its evaluation of Mr. Cera’s performance;

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Mr. Cera will be eligible to earn annual bonus compensation in such manner as may be determined by, and based on performance measures established by, Nicolet’s board of directors upon recommendation of the Compensation Committee consistent with Nicolet’s strategic planning process;

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Mr. Cera will receive a signing bonus of  $250,000;

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Mr. Cera will receive a retention bonus of  $250,000 if he remains employed with Nicolet at the first anniversary of the effective date, or if his employment has involuntarily terminated without “Cause” or he has resigned for “Good Reason,” as each term is defined in the Nicolet Cera Employment Agreement;

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Nicolet will grant Mr. Cera a restricted stock award of Nicolet common stock worth $1 million; this restricted stock award will become vested and exercisable in one-fifth increments (or 20%) annually, commencing on the first anniversary of the effective date and continuing for the next four (4) successive anniversaries until fully vested; provided, however, the restricted stock award will become fully vested on an accelerated basis if Mr. Cera’s employment has involuntarily terminated without “Cause” or he resigns for “Good Reason” prior to the second anniversary of the effective date;

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Nicolet will provide Mr. Cera with life insurance coverage in an amount equal to no less than $500,000;

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In accordance with Nicolet’s reimbursement policies, Mr. Cera shall be reimbursed for reasonably and necessary business expenses, including reimbursement for the cost of annual dues for membership at one country club and the use of an automobile of a make and model determined by Nicolet;

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Mr. Cera will be entitled to paid leave of no less than twenty-five (25) days per calendar year, exclusive of paid leave for holidays and sickness, all in accordance with Nicolet’s paid leave policy;

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Mr. Cera shall be entitled to such other benefits as may be available from time to time for similarly-situated employees of Nicolet;

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If, during the first two years of the Nicolet Cera Employment Agreement, Mr. Cera’s employment ends due to one of the following events: (a) involuntarily termination without “Cause,” (b) resignation for “Good Reason,” (c) death or disability, as set forth in the Nicolet Cera Employment Agreement, then Nicolet will pay Mr. Cera a severance in the amount of  $2,000,000; and

•
During the term of the Nicolet Cera Employment Agreement and for a period of twenty-four (24) months thereafter, Mr. Cera will not compete with Nicolet within the defined “Area” nor will he solicit Nicolet’s employees or customers with whom he had “Material Contact.”

The proposed Nicolet Cera Employment Agreement is the subject of the non-binding, advisory vote of both Baylake’s shareholders and Nicolet’s shareholders, as more particularly described in the sections
“The Baylake Proposals  —  Proposal 2 — Merger-Related Compensation” and “The Nicolet Proposal —  Proposal 2 — Merger-Related Compensation,” respectively.
Change of Control Agreements.   Baylake has entered into separate change of control agreements with each of Baylake’s Named Executive Officers (Messrs. Cera, LaLuzerne, Lammersfeld and Miller) (the “COC Agreements”). Each COC Agreement provides for severance benefits in the form of a lump-sum payment in cash equal to a multiple of base salary (two times for Mr. Cera and one times for Messrs. LaLuzerne, Lammersfeld and Miller) plus bonus, contributions to qualified retirement plans and twelve months of monthly premiums for continued medical and dental coverage in the event the officer is terminated without “Cause” or terminates for “Good Reason,” as each term is defined in such COC Agreements, within twelve months following a change in control. The COC Agreements limit these payments to the extent necessary so that no portion of the payments constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Each officer has also agreed not to compete and not to solicit employees or customers in each case for twelve months following termination, regardless of cause. The COC Agreements also include standard non-disclosure of confidential information provisions.
Vesting of Equity Rights.   Baylake has granted each of its Named Executive Officers equity awards under the Baylake Corp. 2010 Equity Incentive Plan. The merger would constitute a “change in control” under the terms of the equity awards granted under this plan, which, absent any other action, would result in the acceleration of the vesting of options and restricted stock units granted. In accordance with the merger agreement, Mr. Cera has executed a waiver of equity vesting rights to waive the accelerated vesting that would have otherwise occurred as a result of the merger.
Payment of Nonqualified Deferred Compensation.   Pursuant to the Baylake Bank Supplemental Executive Retirement Plan (“SERP”), the merger would trigger a “change in control,” which would result in payment of the SERP account balance within 30 days of the change in control. Mr. Miller is the only Named Executive Officer in the SERP and his account balance is 100% vested, regardless of the merger.
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires the disclosure of information regarding compensation related to the merger payable to Baylake’s Named Executive Officers referred to as “golden parachute” compensation. Baylake’s Named Executive Officers for purposes of this disclosure are Robert J. Cera, Kevin L. LaLuzerne, Kenneth R. Lammersfeld and David J. Miller. Teresa Rosengarten was a named executive officer in Baylake's latest annual proxy statement; however, Ms. Rosengarten has ceased employment with Baylake Bank and has no interest in the merger or any rights to compensation that are based on or otherwise related to the merger, and is therefore not included in the disclosure that follows.
The estimated value of the payments and benefits that the Baylake Named Executive Officers may receive in connection with the merger is quantified in the table below, which amounts have been calculated based on the following estimates and assumptions, in addition to those described in the footnotes to the table:
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each Named Executive Officer terminates his employment without cause immediately following consummation of the merger;

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the effective time of the merger is assumed to be November 23, 2015, the latest practicable date before the date of this document;

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pursuant to the waiver executed by Mr. Cera, no vesting of Mr. Cera’s equity awards will occur as a result of the merger.

The amounts below do not include compensation and benefits that are provided to Baylake’s general employees. The COC Agreements include a limitation so that no portion of the payments constitutes an “excess parachute payment” within the meaning of Section 280G of the Code. The amounts below do not reflect any potential adjustment triggered by these provisions. Additionally, the values provided in the table are estimates and would need to be verified and re-calculated upon the actual occurrence of a change in control and termination.
Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursements	Other	Total
Robert J. Cera	$982,000	—	—	$14,886	—	—	$996,886
Kevin L. LaLuzerne	$255,246	$248,760	—	$14,886	—	—	$518,892
Kenneth R. Lammersfeld	$223,701	$149,034	—	$15,411	—	—	$388,146
David J. Miller	$212,569	$219,742	$23,023	$8,671	—	—	$464,005

(1)
Represents the value of cash severance payments payable under the applicable named executive officer’s Change of Control Agreement, as described above in the section entitled “Change of Control

Agreements.” The severance amounts in this column are each “double trigger” in nature, which means that payment of these amounts is conditioned upon a change in control and a qualifying termination of employment. Amounts do not include any potential reduction resulting from the 280G cut-back provision of the COC Agreements.
(2)
Represents the aggregate dollar value of restricted stock unit awards for which vesting would be accelerated and in-the-money option awards for which vesting would be accelerated. The per share consideration of stock awards is the average closing market price of the securities over the first five business days following the first public announcement of the transaction. Treatment of all options and restricted stock unit awards in the merger is described in greater detail above in the section entitled “Vesting of Equity Awards.” Amounts included in this column are all single trigger in nature, which means that the payment is conditioned solely upon the consummation of the merger. Amounts included in this column do not include awards that could be made to the named executive officers in 2016, any such awards of which would be awarded pursuant to Baylake's standard practice.

(3)
Represents the lump sum payment that the named executive officers would receive upon a change in control under the SERP. These amounts represent employee contributions to the SERP and are already vested regardless of the merger.

(4)
Represents the estimated value of the continued participation in certain welfare benefit plans to which the named executive officers would be entitled upon a qualifying termination pursuant to their COC Agreements. See the section above entitled “Change of Control Agreements.” These benefits are double trigger, in that they would only be paid upon a change in control and a subsequent qualifying termination of employment.

As discussed above, concurrently with negotiating the terms of the merger agreement, the parties negotiated the terms of the Nicolet Cera Employment Agreement, which would take effect following the merger and replace benefits provided under Mr. Cera's agreements described above. The proposed Nicolet Cera Employment Agreement is the subject of the non-binding, advisory vote of both Baylake’s shareholders and Nicolet’s shareholders, as more particularly described in the sections “The Baylake Proposals — Proposal 2 — Merger-Related Compensation” and “The Nicolet Proposal — Proposal 2 — Merger-Related Compensation,” respectively. As required by Item 402(t) of Regulation S-K, the table below sets forth the new arrangements that are subject to such advisory vote:
Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursements	Other	Total
Robert J. Cera	$2,500,000	$1,000,000	—	—	—	—	$3,500,000

(1)
Represents the value of the signing bonus, retention bonus and cash severance payable under the Nicolet Cera Employment Agreement, as described above in the section entitled “New Employment Agreement for Mr. Cera.” The signing bonus is single trigger in nature, which means that payment is conditioned solely upon the consummation of the merger. The retention bonus is payable if Mr. Cera remains employed with Nicolet at the first anniversary of the effective date, or if his employment has involuntarily terminated without “Cause” or he has resigned for “Good Reason,” as each term is defined in the Nicolet Cera Employment Agreement. The severance amount is conditioned upon a qualifying termination of employment within two years of the effective date of the Nicolet Cera Employment Agreement.

(2)
Represents the aggregate dollar value of stock awards, which are awarded pursuant to the Nicolet Cera Employment Agreement and which are subject to vesting upon continued employment. Treatment of such stock awards is described in greater detail above in the section entitled “New Employment Agreement for Mr. Cera.”

Nicolet
Employment Agreements.   Nicolet or Nicolet National Bank has entered into separate employment agreements with each of Nicolet’s Named Executive Officers (Messrs. Atwell and Daniels and Ms. Lawson) (the “Nicolet Employment Agreements”). Each Nicolet Employment Agreement provides for severance in the amount of 1.5 times base salary plus bonus in the event the officer is terminated without cause or resigns for cause if the termination occurs within six months after a change in control. The Nicolet Employment Agreements limit these payments to the extent necessary so that no portion of the payments constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Each officer has also agreed not to compete and not to solicit employees or customers for 12 months following termination, regardless of cause, as well as standard non-disclosure of confidential information and non-disparagement provisions. Each of Nicolet’s Named Executive Officers has executed, or will execute, prior to consummation of the merger, a waiver such that the consummation of the merger will not constitute a change in control under their respective Nicolet Employment Agreements.
New Employment Agreement for Mr. Cera.   Concurrently with negotiating the terms of the merger agreement, the Baylake subcommittee, Mr. Cera and Nicolet management, along with the parties’ respective outside counsel, negotiated the terms of the Nicolet Cera Employment Agreement to take effect following the merger. The Nicolet Cera Employment Agreement is discussed more fully above under “The Merger — Interests of Certain Persons in the Merger — Baylake — New Employment Agreement for Mr. Cera” and a copy can be found as Exhibit D to the merger agreement. The proposed Nicolet Cera Employment Agreement is the subject of the non-binding, advisory vote of both Baylake’s shareholders and Nicolet’s shareholders, as more particularly described in the sections “The Baylake Proposals — Proposal 2 — Merger-Related Compensation” and “The Nicolet —  Proposal — Proposal 2 — Merger-Related Compensation,” respectively.
Vesting of Equity Rights.   Nicolet has granted each of its Named Executive Officers equity awards under the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and/or the Nicolet Bankshares, Inc. 2011 Long Term Incentive Plan. Under the terms of the equity awards granted under these plans, the merger would constitute a change in control under the plans, which, absent any other action, would result in the acceleration of the vesting of options and restricted stock granted. Each Nicolet Named Executive Officer has executed or will execute, prior to consummation of the merger, a waiver of equity vesting rights to waive the accelerated vesting that would have otherwise occurred as a result of the merger.
Trading Market for Nicolet Stock
The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Nicolet following completion of the merger. See “Resale of Nicolet Common Stock,” at page [•].
Nicolet’s common stock is currently traded on the Nasdaq Capital Market, and the merger agreement requires that the shares issued in the merger also be eligible for trading on the Nasdaq Capital Market. There is, however, no guarantee that a liquid market for shares of Nicolet common stock will develop.
Nicolet Dividends
The holders of Nicolet common stock receive dividends if and when declared by the Nicolet board of directors out of legally available funds. Nicolet’s board of directors has not declared a dividend since its inception in 2000. The board currently anticipates that all earnings, if any, will be used for working capital, to support Nicolet’s operations and to finance the growth and development of its business, including the merger and integration of Baylake. Any future determination relating to dividend policy will be made at the discretion of Nicolet’s board of directors following consummation of the merger and will depend on a number of factors, including the company’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, stock repurchase strategy and other factors that the board of directors may deem relevant.
Surrender and Exchange of Baylake Stock Certificates
At the effective time of the merger, Baylake shareholders will automatically become entitled to all of the rights and privileges afforded to Nicolet shareholders as of that time. However, the actual physical exchange of Baylake common stock certificates for cash and certificates representing shares of Nicolet common stock will occur after the merger.

Computershare Trust Company, N.A. will serve as exchange agent for the merger. Within five business days after the effective date of the merger, Nicolet will send or cause to be sent to each of Baylake’s shareholders a letter of transmittal with instructions for exchanging their Baylake stock certificates for the merger consideration to which they are entitled. Each Baylake stock certificate outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.
Nicolet will delay paying former shareholders of Baylake who become holders of Nicolet common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Nicolet common stock following the effective time of the merger until they have surrendered their certificates evidencing their Baylake common stock, at which time Nicolet will pay any such dividends or other distributions without interest.
You should not send in your Baylake stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy card.
After the exchange agent receives your Baylake certificate(s), together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Nicolet common stock certificates (together with any withheld dividends or other distributions, but without interest thereon) and any cash payments due for a fractional share, without interest.
Shareholders who cannot locate their stock certificates are urged to contact promptly:
Baylake Corp.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235-2405
Attention: Susan M. Lohrey, Vice President and Secretary
Telephone: (920) 746-5464
Baylake will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Baylake signs an affidavit certifying that his, her or its certificate(s) cannot be located and containing an agreement to indemnify Baylake and Nicolet against any claim that may be made against Baylake or Nicolet by the owner of the certificate(s) alleged to have been lost or destroyed. Baylake or Nicolet may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Baylake and Nicolet.
Resale of Nicolet Common Stock
The shares of Nicolet common stock to be issued in the merger will be registered under the Securities Act. Baylake shareholders who are not affiliates of Nicolet may generally freely trade their Nicolet common stock upon completion of the merger. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of Nicolet after the merger.
Those shareholders who are deemed to be affiliates of Nicolet may only sell their Nicolet common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without registration with the Securities and Exchange Commission (“SEC”), volume limitations and other restrictions on the manner of sale of the shares.
Regulatory and Other Required Approvals
Federal Reserve
The Federal Reserve must approve the merger before it can be completed. Nicolet and Baylake must then wait at least 30 days after the date of Federal Reserve approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Nicolet filed an application for approval of the merger with the Federal Reserve on December 2, 2015. In reviewing that application, the Federal Reserve is required to consider the following:

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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of Nicolet, including its subsidiaries, and of Baylake, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of Nicolet;

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the convenience and needs of the communities to be served; and

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the effectiveness of Nicolet and Baylake in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve is also required to ensure that the proposed transaction would not violate Wisconsin law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Wisconsin community reinvestment laws and any Wisconsin antitrust statutes.
OCC
The merger of Baylake Bank with and into Nicolet National Bank requires the approval of the OCC. Nicolet filed an Interagency Bank Merger Application for approval of the bank merger with the OCC on November 18, 2015. In evaluating the bank merger, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the OCC from approving the bank merger if:
•
it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•
its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the later of the date of OCC approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.
WDFI
In addition to the required approvals of the Federal Reserve and OCC discussed above, the merger also requires the approval of the WDFI. Nicolet filed an application with the WDFI on December 2, 2015 pursuant to Section 221.0901 of Wisconsin banking law. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined institution would control more than 30 percent of the deposits in the state.

In connection with or as a result of the merger, Nicolet or Baylake may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Nicolet common stock to be issued in exchange for Baylake common stock in the merger has been registered with the SEC and will be issued pursuant to available exemptions from registration under state securities laws.
Status and Effect of Approvals
All regulatory applications and notices required to be filed prior to the merger have been filed. Nicolet and Baylake contemplate that they will complete the merger shortly after the later of the Baylake or Nicolet special shareholders’ meeting, assuming all required approvals are received.
Nicolet and Baylake believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.
While Nicolet and Baylake believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.
We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.
Accounting Treatment of the Merger
Nicolet is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under GAAP. Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Baylake at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Baylake.

THE MERGER AGREEMENT
This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus and is incorporated herein by reference.
General; Business and Operations After the Merger
If the shareholders of Baylake and Nicolet approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Baylake will merge with and into Nicolet. Nicolet will exchange 0.4517 shares of Nicolet common stock for each outstanding share of Baylake common stock, except for cash to be paid in lieu of fractional shares. Each share of Nicolet common stock outstanding immediately prior to the effective date of the merger will remain outstanding and unchanged as a result of the merger.
Following the consummation of the merger, Baylake Bank will merge with and into Nicolet National Bank with Nicolet National Bank surviving the merger. Baylake Corp. and Baylake Bank will cease to exist after the merger, and the business of Baylake Bank will be conducted through Nicolet National Bank.
What Baylake’s Shareholders Will Receive in the Merger
If the merger is completed, holders of Baylake common stock will receive 0.4517 shares of Nicolet common stock for each of their shares, except for cash paid in lieu of fractional shares. Also, as permitted by the terms of the merger agreement, the Baylake board of directors expects to declare and pay a one-time special cash dividend of up to $0.40 per share to Baylake shareholders immediately prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement.
Although Nicolet common stock is currently traded on the Nasdaq Capital Market, it was, until [•], 2016, traded on the OTCBB market of the OTC Markets Group, Inc., and historical transactions in its stock have been sporadic and irregular. The last sale of Nicolet common stock known to management prior to the mailing of this joint proxy statement-prospectus occurred on [•], at $[•] per share, and the last sale of Baylake common stock reported on the Nasdaq Capital Market occurred on [•], at $[•] per share. However, given the historical absence of a fully liquid market for Nicolet common stock, neither the price at which Nicolet common stock last sold nor the price of Nicolet common stock for the purposes of cashing out fractional shares in this transaction should be considered indicative of the value of Nicolet common stock following this transaction.
Any shares of Baylake common stock held in the treasury of Baylake immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares. In addition, each option granted by Baylake to purchase shares of Baylake common stock under a Baylake stock plan or otherwise, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective closing date of the merger shall be adjusted under the Baylake stock plan or converted into a substituted option under a Nicolet stock plan.
No fractional shares of Nicolet common stock will be issued in connection with the merger. Instead, Nicolet will make a cash payment without interest to each shareholder of Baylake who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Nicolet common stock otherwise issuable to such shareholder by the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20 trading day period ending on the third trading day prior to the closing date.
Trust Preferred Securities
As of the effective time of the merger, Nicolet will assume and discharge Baylake’s covenants, agreements and obligations under and relating to Baylake’s trust preferred securities, including the due and punctual payment of interest on all of the Baylake’s obligations pursuant to the subordinated notes issued by Baylake to its subsidiary Baylake Capital Trust II (the “Baylake Trust”). Additionally, Nicolet will cause the Baylake Trust to discharge Baylake Trust’s obligations arising after the effective time of the merger with respect to the trust preferred securities. Finally, Nicolet and Baylake shall execute and deliver a supplemental indenture, in a form satisfactory to the trustee of Baylake Trust, to effectuate Nicolet’s assumption of Baylake’s trust preferred securities, whereby Nicolet shall assume all of Baylake’s covenants, agreements and obligations under and relating to Baylake’s trust preferred securities.
Dissenters’ Rights
Neither Baylake nor Nicolet shareholders are entitled to dissenters’ rights in connection with the merger.
Effect of the Merger on Baylake Options, Restricted Stock Units and Other Equity Awards
As of September 30, 2015, there were 254,255 options to purchase Baylake common stock outstanding at a weighted average exercise price of  $9.39 per share, and 87,301 outstanding restricted stock units (RSUs). Pursuant to the merger agreement, each Baylake equity award, including options to purchase shares of Baylake common stock, RSUs and other equity awards, whether such award was granted under a Baylake stock plan or otherwise, and whether such award is vested or unvested, that is outstanding and unexercised immediately prior to the effective closing date of the merger shall be adjusted under the Baylake stock plan or converted into a substituted equity award under a Nicolet stock plan. If Nicolet elects to adjust Baylake equity awards rather than provide substituted equity awards, Nicolet shall take any action necessary to assume sponsorship of the Baylake stock plan and the obligations thereunder.
Closing and Effective Time of the Merger
The merger will be completed only if all of the following occur:
•
the merger agreement is approved by a majority of each of Baylake’s and Nicolet’s shareholders;

•
all required regulatory consents and approvals are obtained; and

•
all other conditions to the merger discussed in this joint proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Nicolet and Baylake.
Representations and Warranties in the Merger Agreement
Baylake and Nicolet have made customary representations and warranties to each other as part of the merger agreement. Baylake’s representations and warranties are contained in Article 3 of the merger agreement and relate to, among other things:
•
its organization and authority to enter into the merger agreement;

•
its capitalization, subsidiaries, properties and financial statements;

•
pending and threatened litigation against Baylake and its subsidiaries;

•
Baylake Bank’s loan portfolio and allowance for loan losses;

•
its insurance, employee benefits, tax and environmental matters;

•
its legal and regulatory compliance;

•
its contractual obligations and contingent liabilities; and

•
its public reports filed with the SEC.

Nicolet’s representations and warranties are contained in Article 4 of the merger agreement and relate to, among other things:
•
its organization and authority to enter into the merger agreement;

•
its capitalization, subsidiaries and financial statements;

•
pending and threatened litigation against Nicolet and its subsidiaries;

•
Nicolet National Bank’s loan portfolio and allowance for loan losses;

•
its insurance, employee benefits, tax and environmental matters;

•
legal and regulatory compliance; and

•
the shares of Nicolet common stock to be issued in the merger.

Each party’s representations and warranties are for the benefit of the other; they are not for the benefit of and may not be relied upon by shareholders. The representations and warranties of the parties will not survive the closing of the merger.
Conditions to the Merger
The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:
•
the representations and warranties made by each party in the merger must be accurate as of the closing date of the merger;

•
each party must have performed or complied in all material respects with all covenants and obligations as established in the merger agreement;

•
approval by Baylake’s shareholders and Nicolet’s shareholders of the merger agreement by the required vote;

•
an absence of any commenced or pending legal proceeding that challenges any of the contemplated transactions or that may have the effect of preventing, delaying or making illegal or otherwise interfering with any of the contemplated transactions;

•
approval of the merger and the transactions contemplated thereby by the Federal Reserve, OCC and WDFI without imposing any restrictions that would have a “material adverse effect,” as defined in the merger agreement, on either Nicolet or Baylake;

•
the registration statement has become effective under the Securities Act;

•
the absence of a stop order suspending the effectiveness of Nicolet’s registration statement under the Securities Act with respect to the shares of Nicolet common stock to be issued to the Baylake shareholders;

•
both parties shall have received a certificate signed by an executive on behalf of the other party certifying that such party’s representations and warranties are accurate and that all covenants and obligations have been performed;

•
receipt by Baylake and Nicolet of a tax opinion from Bryan Cave LLP that the merger qualifies as a tax-free reorganization under the Internal Revenue Code;

•
Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet common stock to be delivered in the merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet common stock;

•
as of the Closing Date, Baylake shall have Tangible Common Equity (as defined in the merger agreement) of no less than $96.0 million (Baylake’s tangible common equity was $103.3 million as of November 30, 2015);

•
as of the Closing Date, Nicolet shall have Tangible Common Equity (as defined in the merger agreement) of no less than $80.9 million (Nicolet’s tangible common equity was $90.5 million as of November 30, 2015);

•
Baylake and Nicolet shall deliver, or cause to be delivered, a supplemental indenture, in a form satisfactory to the trustee of Baylake Trust, to effectuate Nicolet’s assumption of Baylake’s trust preferred securities, whereby Nicolet shall assume all of Baylake’s covenants, agreements and obligations under and relating to Baylake’s trust preferred securities;

•
payment by Baylake of all accrued but unpaid interest on its trust preferred securities;

•
the absence of any material adverse change in the financial condition, results of operations, business or prospects of either Baylake or Nicolet;

•
each party shall have obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties;

•
Nicolet’s redemption of such number of shares of its Series C Preferred Stock such that no more than 12,200 shares of such Series C Preferred Stock are outstanding immediately prior to the closing date of the merger;

•
Nicolet’s execution of an employment agreement with Robert J. Cera substantially in the form attached as Exhibit D to the merger agreement; and

•
the absence of an order, decree or injunction enjoining or prohibiting completion of the merger.

The conditions to the merger are set forth in Articles 8 and 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.
Waiver and Amendment
Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any material change in the terms of the merger agreement after the Baylake special shareholders’ meeting may require a re-solicitation of votes from Baylake’s shareholders with respect to the amended merger agreement.
Business of Baylake Pending the Merger
The merger agreement requires Baylake to continue to operate its business as usual and to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement. Among other things, and subject to certain specified exceptions, Baylake may not, without Nicolet’s consent, take or agree to take any of the following actions:
•
conduct its business in any manner other than in the ordinary course of business in all material respects;

•
take any action or make any decision in contravention of commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

•
take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Baylake or Nicolet to obtain any of the required regulatory approvals, to provide Baylake’s covenants and agreements under the merger agreement, or to consummate the contemplated merger;

•
other than pursuant to the terms of any contract to which Baylake is a party that is outstanding on the date of the merger agreement: (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Baylake capital stock or any security convertible into Baylake capital stock; (ii) permit any additional shares of Baylake capital stock to become subject to new grants, except for issuances under existing Baylake benefit plans in the ordinary course of business after consultation with Nicolet; or (iii) grant any registration rights with respect to shares of Baylake capital stock;

•
make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Baylake capital stock (other than dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries); provided, however, that

Baylake shall be permitted to (i) continue paying its regular quarterly dividend of  $0.09 per share of Baylake common stock consistent with past practice and (ii) pay a special dividend of up to $0.40 per share of Baylake common stock immediately prior to the subject closing;
•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Baylake capital stock (other than repurchases of shares of Baylake common stock in the ordinary course of business to satisfy obligations under Baylake benefit plans);

•
amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (i) any contract that is material to Baylake’s operations; (ii) any material restriction on the ability of Baylake or its subsidiaries to conduct its business as it is presently being conducted; or (iii) any contract or other binding obligation relating to any class of Baylake capital stock or rights associated therewith or any outstanding instrument of indebtedness;

•
enter into loan transactions not in accordance with, or consistent with, past practices of Baylake Bank or that are on terms and conditions that, to the knowledge of Baylake, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

•
enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to Baylake Bank’s formal loan policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such loan policy;

•
other than incident to a reasonable loan restructuring, extend additional credit to any individual or entity, or any director or officer of, or any owner of a material interest in, such entity if such person or entity is the obligor under any indebtedness to Baylake or any of its subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Baylake or any of its subsidiaries has established loss reserves or any part of which has been charged-off by Baylake or any of its subsidiaries;

•
maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Baylake loans previously charged off, on Baylake loans and leases outstanding (including accrued interest receivable);

•
fail to: (A) charge-off any Baylake loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement; or (B) place on non-accrual any Baylake loans or leases that are past due greater than ninety (90) days;

•
sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Baylake and its subsidiaries, taken as a whole;

•
acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Baylake and its subsidiaries, taken as a whole, and does not present a material risk that the closing date of the proposed merger will be materially delayed or that any approvals necessary to complete the merger or the other contemplated transactions will be more difficult to obtain;

•
purchase any equity security for its investment portfolio that is inconsistent with Baylake Bank’s formal investment policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such investment policy;

•
amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•
increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Baylake or its subsidiaries, other than increases in the ordinary course of business;

•
become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Baylake employee (or newly hired employees), director or shareholder;

•
accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Baylake benefit plans;

•
cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Baylake benefit plan;

•
materially change any actuarial assumptions used to calculate funding obligations with respect to any Baylake benefit plan that is required by applicable legal requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable legal requirement;

•
hire any new employees with an annual salary in excess of  $50,000;

•
incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

•
enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable legal requirements or requested by any regulatory authority;

•
settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (i) impose any material restriction on the business of Baylake or its subsidiaries; or (ii) create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•
make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•
agree to take, make any commitment to take, or adopt any resolutions of the Baylake board of directors in support of, any of the prohibited actions listed immediately above.

The restrictions on Baylake’s business activities are set forth in Section 5.2 of the merger agreement.

Business of Nicolet Pending the Merger
The merger agreement requires Nicolet to continue to operate its business as usual and to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement. Among other things, and subject to certain specified exceptions, Nicolet may not, without Baylake’s consent, take or agree to take any of the following actions:
•
conduct its business in any manner other than in the ordinary course of business in all material respects;

•
take any action or make any decision in contravention of commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

•
take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Nicolet or Baylake to obtain any of the required regulatory approvals, to provide Nicolet’s covenants and agreements under the merger agreement, or to consummate the contemplated merger;

•
other than pursuant to the terms of any contract to which Nicolet is a party that is outstanding on the date of the merger agreement: (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Nicolet capital stock or any security convertible into Nicolet capital stock; (ii) permit any additional shares of Nicolet capital stock to become subject to new grants, except for issuances under existing Nicolet benefit plans in the ordinary course of business after consultation with Baylake; or (iii) grant any registration rights with respect to shares of Nicolet capital stock;

•
make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Nicolet capital stock, other than (i) dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries or (ii) required dividends on any Nicolet preferred stock or on the preferred stock of its subsidiaries;

•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Nicolet capital stock, other than (i) repurchases of shares of Nicolet common stock in the ordinary course of business to satisfy obligations under Nicolet benefit plans, or (ii) the redemption or repurchase of Nicolet preferred stock;

•
amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (i) any contract that is material to Nicolet’s operations; (ii) any material restriction on the ability of Nicolet or its subsidiaries to conduct its business as it is presently being conducted; or (iii) any contract or other binding obligation relating to any class of Nicolet capital stock or rights associated therewith or any outstanding instrument of indebtedness;

•
enter into loan transactions not in accordance with, or consistent with, past practices of Nicolet National Bank or that are on terms and conditions that, to the knowledge of Nicolet, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

•
enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to Nicolet National Bank’s formal loan policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such loan policy;

•
other than incident to a reasonable loan restructuring, extend additional credit to any individual or entity, or any director or officer of, or any owner of a material interest in, such entity if such person or entity is the obligor under any indebtedness to Nicolet or any of its subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Nicolet or any of its subsidiaries has established loss reserves or any part of which has been charged-off by Nicolet or any of its subsidiaries;

•
maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Nicolet loans previously charged off, on Nicolet loans and leases outstanding (including accrued interest receivable);

•
fail to: (A) charge-off any Nicolet loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement; or (B) place on non-accrual any Nicolet loans or leases that are past due greater than ninety (90) days;

•
sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Nicolet and its subsidiaries, taken as a whole;

•
acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Nicolet and its subsidiaries, taken as a whole, and does not present a material risk that the closing date of the proposed merger will be materially delayed or that any approvals necessary to complete the merger or the other contemplated transactions will be more difficult to obtain;

•
purchase any equity security for its investment portfolio that is inconsistent with Nicolet National Bank’s formal investment policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such investment policy;

•
amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•
increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Nicolet or its subsidiaries, other than increases in the ordinary course of business;

•
become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Nicolet employee (or newly hired employees), director or shareholder;

•
accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Nicolet benefit plans;

•
cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Nicolet benefit plan;

•
materially change any actuarial assumptions used to calculate funding obligations with respect to any Nicolet benefit plan that is required by applicable legal requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable legal requirement;

•
hire any new employees with an annual salary in excess of  $50,000;

•
incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

•
enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable legal requirements or requested by any regulatory authority;

•
settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (i) impose any material restriction on the business of Nicolet or its subsidiaries; or (ii) create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•
make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•
agree to take, make any commitment to take, or adopt any resolutions of the Nicolet board of directors in support of, any of the prohibited actions listed immediately above.

The restrictions on Nicolet’s business activities are set forth in Section 6.2 of the merger agreement.
No Solicitation of Alternative Transactions
Each of Baylake and Nicolet was required to immediately cease any negotiations with any person regarding any Acquisition Proposal, as defined in the merger agreement, existing at the time the merger agreement was executed. In addition, neither party may solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by its board of directors in good faith, after consultation with its legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, neither party’s board may withdraw its recommendation to its shareholders of the merger or recommend to its shareholders any such other transaction.
Each of Baylake and Nicolet was also required to instruct its respective officers, directors, agents, and affiliates to refrain from taking such action prohibited by the merger agreement and each party is required to notify the other party immediately if it receives any inquiries from third parties. However, no director or officer of Baylake or Nicolet is prohibited from taking any action that the board of directors of such party determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.
Termination of the Merger Agreement; Termination Fee
The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:
•
by mutual consent of Baylake’s board of directors and Nicolet’s board of directors;

•
by either party if the other party materially breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice, and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•
by either party if any regulatory authority that must grant a required approval has denied approval of any of the contemplated transactions and such denial has become final and nonappealable; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory authority denial;
•
by either party if any application, filing or notice for a required regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory request for withdrawal;

•
by either party if either party’s shareholders fail to approve the proposed merger;

•
by either party if the merger is not consummated on or before September 8, 2016;

•
by either party if any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the contemplated transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

•
by either party, prior to its respective shareholders’ approval, to accept an Acquisition Proposal that such party’s board of directors deems a Superior Proposal, as each term is defined in the merger agreement; or

•
by either party if the other party’s board of directors makes an adverse recommendation, whereby such party withdraws, qualifies or adversely modifies its recommendation to its shareholders that they vote in favor of the adoption and approval of the merger agreement.

If Nicolet terminates the merger agreement because Baylake’s board withdraws or changes its recommendation of the merger agreement, or if Baylake terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, then Baylake (or its successor) must pay Nicolet a termination fee of  $7,000,000. Similarly, if Baylake terminates the merger agreement because Nicolet’s board withdraws or changes its recommendation of the merger agreement, or if Nicolet terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, then Nicolet (or its successor) must pay Baylake a termination fee of  $7,000,000.
Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of Baylake and its controlling persons will survive any termination of the merger agreement.
Payment of Expenses Relating to the Merger
The parties will pay all of their own expenses related to negotiating and completing the merger, whether or not the merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus, and all filing and other fees paid to the SEC, in each case in connection with the merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and Baylake.
Indemnification and Insurance
Nicolet has agreed to provide certain indemnification in favor of the directors, officers and employees of Baylake with respect to matters occurring prior to or at the effective time of the merger. Nicolet will cause the officers and directors of Baylake to be covered by a directors’ and officers’ liability insurance policy for six years following the effective time of the merger, subject to certain conditions provided in Section 6.7 of the merger agreement.
Affiliate Agreements
Each director of Baylake has executed a Voting and Support Agreement, in which each such director agrees to vote all of his or her shares of Baylake common stock in favor of the merger agreement. Nicolet has also obtained a Voting and Support Agreements from each of its directors relating to their shares of Nicolet common stock.

Forms of the Voting and Support Agreements are attached as Exhibit C to the merger agreement, which is attached to this joint proxy statement-prospectus as Appendix A. These agreements may have the effect of discouraging third parties from making an Acquisition Proposal, as defined in the merger agreement. The following is a brief summary of the material provisions of the agreements:
•
The director agrees to vote, or cause to be voted, in person or by proxy, all of the Baylake or Nicolet common stock as to which he or she owns beneficially or of record in favor of the merger agreement unless Baylake or Nicolet, as applicable, is then in breach of the agreement.

•
The director agrees, except for certain specific transfers set forth in the agreement, not to directly or indirectly transfer any of his or her Baylake or Nicolet common stock until the closing date of the merger without prior written consent of Nicolet or Baylake, as applicable.

Preferred Stock and Debentures
Pursuant to the terms of the merger agreement:
•
As of the effective time of the merger, Nicolet will assume and discharge Baylake’s covenants, agreements and obligations under and relating to Baylake’s trust preferred securities, including the due and punctual payment of interest on all of the Baylake’s obligations pursuant to the subordinated notes issued by Baylake to the Baylake Trust. Additionally, Nicolet will cause the Baylake Trust to discharge Baylake Trust’s obligations arising after the effective time of the merger with respect to the trust preferred securities. Finally, Nicolet and Baylake shall execute and deliver a supplemental indenture, in a form satisfactory to the trustee of Baylake Trust, to effectuate Nicolet’s assumption of Baylake’s trust preferred securities, whereby Nicolet shall assume all of Baylake’s covenants, agreements and obligations under and relating to Baylake’s trust preferred securities.

•
As of the closing date of the merger, each of Baylake and Nicolet shall have paid, in full, all interest payments due and outstanding on its respective trust preferred securities.

•
Nicolet shall use its reasonable best efforts to redeem such number of shares of Nicolet Series C Preferred Stock such that not more than 12,200 shares of Nicolet Series C Preferred Stock are outstanding immediately prior to the closing date of the merger. On September 28, 2015, Nicolet redeemed 12,200 shares of its Series C Preferred Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a summary description of the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. Shareholders (as defined below) of Baylake who hold the common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary description deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the merger to all Baylake shareholders in light of their particular circumstances or to Baylake shareholders subject to special treatment under U.S. federal income tax laws, such as:
•
Non-U.S. Shareholders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Shareholders” below);

•
entities treated as partnerships for U.S. federal income tax purposes or Baylake shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•
qualified insurance plans;

•
tax-exempt organizations;

•
qualified retirement plans and individual retirement accounts;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
regulated investment companies;

•
real estate investment trusts;

•
persons whose functional currency is not the U.S. dollar;

•
shareholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•
persons who purchased or sell their shares of Baylake common stock as part of a wash sale; or

•
shareholders who hold the common stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code.

This discussion is based upon, and subject to, the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.
U.S. Shareholders
For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of Baylake common stock that is:
•
a citizen or resident of the U.S.;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•
a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Baylake common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.
Qualification of the Merger as a Reorganization
Nicolet and Baylake have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Nicolet and Baylake to complete the merger is conditioned upon receipt of a tax opinion from Bryan Cave LLP to the effect that:
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the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

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each of Baylake and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The tax opinion is filed as Exhibit 8.1 to the registration statement of which this joint proxy statement-prospectus is a part. The tax opinion is based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of Baylake and Nicolet that, if incorrect in certain material respects, would jeopardize the conclusions reached by Bryan Cave LLP in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.
Tax Implications to U.S. Shareholders
The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Shareholders, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Tax Consequences to U.S. Shareholders.   The U.S. federal income tax consequences of the merger to an owner of Baylake common stock that is a U.S. Shareholder generally will depend on whether the U.S. Shareholder exchanges Baylake common stock for cash, Nicolet common stock or a combination of cash and Nicolet common stock.
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Exchange Solely for Nicolet Stock.   No gain or loss will be recognized by U.S. Shareholders upon the exchange of shares of Baylake common stock solely for shares of Nicolet common stock pursuant to the merger, except in respect of cash received in lieu of the issuance of a fractional share of Nicolet common stock (as discussed below).

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Exchange of Cash in Lieu of Fractional Share.   A U.S. Shareholder who receives cash in lieu of the issuance of a fractional share of Nicolet common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Shareholder’s aggregate adjusted tax basis of the Baylake shares exchanged in the merger which is allocable to the fractional share of Nicolet common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of Baylake common stock is more than one year.

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Tax Basis of Nicolet Common Stock Received in the Merger.   The aggregate tax basis of the Nicolet common stock (including a fractional share deemed received and sold for cash as described above) received in the merger will equal the aggregate tax basis of the Baylake common stock surrendered in the exchange.

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Holding Period of Nicolet Common Stock Received in the Merger.   The holding period for any Nicolet common stock received in the merger will include the holding period of the Baylake common stock surrendered in the exchange.

Baylake Special Dividend.   As permitted by the terms of the merger agreement, the Baylake board of directors expects to declare and pay a one-time special cash dividend of up to $0.40 per share to Baylake shareholders immediately prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Generally, Baylake shareholders will be taxed on the pre-merger special dividend at applicable U.S. Federal income tax rates.
Baylake Regular Quarterly Dividend.   In addition, the merger agreement allows Baylake to continue paying its regular quarterly dividend of  $0.09 per share to Baylake shareholders prior to consummation of the merger. Assuming this dividend will be paid to Baylake shareholders out of funds generated from ordinary operations, it will be taxed to the shareholders as qualified dividend income.
Tax Consequences to Nicolet and Baylake.   Neither Nicolet nor Baylake will recognize taxable gain or loss as a result of the merger, except for, in the case of Baylake, gain, if any, that has been deferred in accordance with the consolidated return regulations.
Tax Implications to Non-U.S. Shareholders
For purposes of this discussion, the term “Non-U.S. Shareholder” means a beneficial owner of Baylake common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Shareholder. The rules governing the U.S. federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of those rules.
Tax Consequences to Non-U.S. Shareholders.   Any gain a Non-U.S. Shareholder recognizes from the exchange of Baylake common stock for Nicolet common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States, or (b) in the case of a Non- U.S. Shareholder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. Shareholders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, Non-U.S. Shareholders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. Shareholders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.
Dividends Paid with Respect to Nicolet Common Stock.   As a result of the merger, current shareholders of Baylake common stock will hold Nicolet common stock. Dividends paid to Non-U.S. Shareholders (to the extent paid out of Nicolet’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of Nicolet common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividends are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, as discussed below. Even if a Non-U.S. Shareholder is eligible for a lower treaty rate, Nicolet will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments unless Nicolet has received a valid IRS Form W-8BEN or other documentary evidence establishing entitlement to a lower treaty rate with respect to such payments. If a Non-U.S. Shareholder holds the Nicolet common stock through a foreign financial institution or other foreign non-financial entity, a 30% withholding tax will be imposed on dividends paid after December 31, 2012, to such “foreign financial institution” or other foreign non-financial entity unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner.
If a Non-U.S. Shareholder is subject to withholding at a rate in excess of a reduced rate for which it is eligible under a tax treaty or otherwise, it may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisers regarding the possible implications of these withholding requirements.
Dividends that are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividend received by a Non-U.S. Shareholder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Tax Consequences if the Merger Does Not Qualify as a Reorganization
If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and if the parties to the merger waive this condition to closing and consummate the merger, the merger will be a fully taxable transaction to the shareholders of Baylake common stock. In such case, U.S. Shareholders will recognize gain or loss measured by the difference between the total consideration received in the merger and such shareholders’ tax basis in the shares of Baylake common stock surrendered in the merger. Each shareholder of Baylake common stock is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Baylake common stock surrendered in the merger. The aggregate tax basis in the shares of Nicolet common stock received pursuant to the merger will be equal to the fair market value of such Nicolet common stock as of the closing date of the merger. The holding period of such shares of Nicolet common stock will begin on the date immediately following the closing date of the merger.
Backup Withholding and Information Reporting
In general, information reporting requirements may apply to the cash payments made to shareholders of Baylake common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 28% if a U.S. Shareholder or Non-U.S. Shareholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.
Any amounts withheld from payments to shareholders of Baylake common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Both U.S. Shareholders and Non-U.S. Shareholders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
Medicare Tax on Net Investment Income
U.S. Shareholders are subject to a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts, including any gain recognized in connection with merger of Baylake and Nicolet. In the case of an individual, the tax will be imposed on the lesser of  (i) the shareholder’s net investment income, or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases).

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS
If the merger is completed, Baylake’s shareholders will become Nicolet shareholders. Their rights as shareholders will then be governed by Nicolet’s articles of incorporation and bylaws rather than by Baylake’s articles of incorporation and bylaws.
Nicolet and Baylake are both corporations organized under the laws of the State of Wisconsin. The corporate affairs of Nicolet and Baylake are governed generally by the provisions of the Wisconsin Business Corporation Law (the “WBCL”). The following is a summary of differences between the rights of Baylake shareholders and Nicolet shareholders not described elsewhere in this joint proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the WBCL, as well as the articles of incorporation and bylaws of each corporation. Baylake shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders that would result from the proposed merger.
Authorized Capital Stock
Nicolet.    Nicolet’s articles of incorporation authorize it to issue 30,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, no par value, with such preferences, limitations and relative rights as determined by the board of directors. As of September 30, 2015, there were 4,010,835 shares (including 53,315 shares of restricted stock granted but not yet vested under Nicolet’s employee benefit plans) of common stock issued and 3,957,520 shares of common stock outstanding. Of the authorized preferred stock, (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, were authorized but no shares of either series were issued or outstanding, and (ii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C, were authorized and issued, with 12,200 shares outstanding as of September 30, 2015 following the redemption, on September 28, 2015, of 12,200 shares in satisfaction of the closing condition to the merger agreement. In addition, as of September 30, 2015, 1,096,059 shares of Nicolet common stock were subject to outstanding options.
Baylake.   Baylake’s articles of incorporation authorize it to issue 50,000,000 shares of common stock, $5.00 par value. As of September 30, 2015, there were 10,158,768 shares of Baylake common stock issued, 9,320,255 shares of Baylake common stock outstanding, and 838,513 shares of Baylake common stock held as treasury shares. In addition, as of September 30, 2015, 341,556 shares of Baylake common stock were subject to outstanding options and RSUs. Upon consummation of the merger with NEWBI, Baylake issued 285,829 shares to former NEWBI shareholders.
Composition and Election of the Board of Directors
Nicolet.    Nicolet’s articles of incorporation and bylaws provide that the board of directors shall consist of not fewer than two nor more than 25 directors, with the exact number of directors to be set by resolution of the board. Its articles of incorporation provide for the election of directors by cumulative voting, which means that the number of votes each common shareholder may cast is determined by multiplying the number of shares he, she or it owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.
Baylake.   Baylake’s bylaws provide that the number of directors constituting the board of directors shall be neither fewer than five nor more than 17. Its articles of incorporation do not provide for cumulative voting. Baylake’s articles of incorporation and bylaws provide that the board of directors is divided into three classes and each director serves for a term expiring at the third succeeding annual meeting or until his or her successor is elected and qualified.
Director Nominations
Nicolet.   Under Nicolet’s bylaws, either directors or shareholders may nominate persons for election as Nicolet directors. Nominations that are not made by or on behalf of Nicolet’s management must be delivered in writing to Nicolet’s President no less than 14 and no more than 50 days before the meeting at which directors will be elected. If less than 21 days’ notice of such meeting is given, then the delivery deadline for the shareholder’s written notice is the close of business on the seventh day after the date on which notice of the meeting was mailed. The shareholder’s nomination must specify (to the extent known to the shareholder) the nominee’s name, address and principal occupation; the number of shares of capital stock that will be voted in favor of the nominee; and the nominating shareholder’s name, address and beneficial ownership of Nicolet capital stock.
Baylake.   Baylake’s bylaws prescribe that if the business at a meeting includes the nomination and election of any directors, such nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than 14 days nor more than 70 days preceding the meeting, provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice shall be delivered or mailed not less than seven business days following the mailing of such notice of meeting. Each notice of nomination of directors shall contain the name and address, the principal occupation or employment, and number of shares of the corporation beneficially owned by each nominee and the class for which nominated. The chairman of the meeting shall determine whether any nomination was not made in accordance herewith and if it is so determined, he shall so declare to the meeting and the defective nomination shall be disregarded.
Director Qualifications
Nicolet.   Under Nicolet’s bylaws, no person shall be eligible to be elected a director at any meeting of shareholders held on or after the date he or she attains age 72. The board of directors, at its discretion, may waive the age limitation or establish a greater age from time to time. Nicolet’s bylaws do not impose any other specific qualification requirements on directors.
Baylake.   Baylake’s bylaws prescribe that no director shall have any significant relationship with the ownership or management of any other financial institution, comprising either a 10% or more beneficial ownership or executive position as an officer or director in such institution or an affiliate thereof.
Board Committees
Nicolet.   Under the WBCL, unless the articles of incorporation or bylaws provide otherwise, a board of directors may create one or more committees, appoint members of the board of directors to serve on the committees and designate other members of the board of directors to serve as alternates. The WBCL provides that a committee may exercise the authority of the full board of directors except that it cannot approve or recommend to shareholders matters that require shareholder approval under the WBCL and it cannot adopt, amend or repeal a corporate bylaw. In addition to these restrictions, Nicolet’s bylaws provide that no board committee may approve dividends, fill board or committee vacancies without express authorization by the full board, amend the articles of incorporation, approve a plan of merger not requiring shareholder approval, approve the reacquisition of outstanding Nicolet capital stock except pursuant to parameters established by the full board, or approve the issuance of capital stock except to the extent authorized by the full board.
Baylake.   Subject to the provisions of the WBCL as described above, Baylake’s bylaws allow a committee of the board of directors to exercise any powers of the board of directors except actions in respect to dividends to shareholders, election of the principal officers or the filling of vacancies in the board of directors or committees.
Board Vacancies
Nicolet.   The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs. Nicolet’s bylaws provide that any vacancy on the board, including a vacancy resulting from an increase in the number of directors, shall be filled by a majority of the board of directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remaining term of directors of the class to which he or she has been elected and until election of his or her duly qualified successor.
Baylake.   Baylake’s bylaws provide that any vacancy on the board, including a vacancy resulting from removal of a director for cause, from resignation, or from an increase in the number of directors, shall be filled by a majority of the board of directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until election of their duly qualified successors.
Director Removal
Nicolet.   Directors may be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock entitled to vote in the election of directors, except that a director may not be removed if a number of cumulative votes sufficient to elect him or her is cast against his or her removal. Removal must be voted upon at a special shareholders’ meeting called for that purpose, and any vacancy so created may be filled by majority vote of the remaining directors. “Cause” is defined as conviction of a felony, a demand for removal by regulatory authorities or a determination by two-thirds of the directors then in office (excluding the director whose removal is being sought) that the director’s conduct was inimical to the best interests of Nicolet.
Baylake.   Baylake’s bylaws provide that, notwithstanding any other provision of the bylaws of the corporation, a director may be removed at any time, but only for cause and only by the affirmative vote of 67% or more of the outstanding shares of the corporation entitled to vote, cast at a meeting of the shareholders called for that purpose. This provision in Baylake’s bylaws may only be amended or repealed by the affirmative vote of more than 75% of the outstanding shares of Baylake common stock entitled to vote at a meeting called for the purpose of amending or repealing the provision.
Advance Notice of Shareholder Proposals
Nicolet.   Nicolet’s bylaws provide that in addition to any other requirements generally applicable to matters to be brought before an annual meeting of shareholders under Nicolet’s articles of incorporation or bylaws or the WBCL, a Nicolet shareholder who wishes to present a matter for consideration at such meeting must notify Nicolet’s Corporate Secretary in writing no later than 60 days before the meeting. The shareholder’s notice must specify the nature and reason for the business proposed to be conducted; the shareholder’s name, address and beneficial ownership of Nicolet stock; and any material interest of the shareholder in the matter proposed for consideration. See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors.
Baylake.   See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors. Baylake’s bylaws do not contain any advance notice requirements for items other than director nominations.
Meetings of Shareholders
Nicolet.   Nicolet’s bylaws provide that annual meetings of shareholders will be held at such date as may be specified by the board of directors or Corporate Secretary. Subject to any contrary requirements of the WBCL, special meetings of shareholders may be called by either Nicolet’s Chief Executive Officer or President at the direction of the board of directors or by the holder(s) of at least 10% of Nicolet’s outstanding stock. Nicolet’s bylaws require at least ten and not more than sixty days’ notice of any meeting of shareholders.
Baylake.   Baylake’s bylaws provide that the annual meeting of the shareholders shall be held at 7:00 p.m. on the first Monday of June, or at such other time and date within thirty days before or ninety days after said date as may be fixed by or under the authority of the board of directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting. Special meetings of the shareholders, for any purpose or purposes, unless prescribed in the WBCL, may be called by the president or the board of directors or the person designated in the written request of the holders of at least 10% of all the shares of the corporation entitled to vote at the meeting.
Shareholder Vote Requirements
Nicolet.   Except as described under “Board of Directors” above and “Mergers, Consolidations and Sales of Assets” below, and unless a greater number of votes is required under Nicolet’s articles of incorporation or the WBCL, a matter voted upon by Nicolet shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
Baylake.   Except as described under “Board of Directors” above and “Mergers, Consolidations and Sales of Assets” below, and unless a greater number of votes is required under Baylake’s articles of incorporation, the bylaws or the WBCL, a matter voted upon by Baylake shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
Mergers, Consolidations and Sales of Assets
Nicolet.   Nicolet’s articles of incorporation provide that any merger or share exchange of Nicolet with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of its assets to any other person or entity will require the approval of either: (i) two-thirds of the directors then in office and a majority of the outstanding shares entitled to vote; or (ii) a majority of the directors then in office and two-thirds of the outstanding shares entitled to vote.
Nicolet’s articles of incorporation require that, in considering an offer of another party to make a tender or exchange offer for any equity security of Nicolet; to merge, effect a share exchange or otherwise combine Nicolet with any other corporation; or purchase or otherwise acquire all or substantially all of the assets of Nicolet, the Board, in determining what is in the best interests of Nicolet and its shareholders, give due consideration to all relevant factors, including, without limitation, (a) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Nicolet and its subsidiaries, and on the communities within which Nicolet and its subsidiaries operate (it being understood that Nicolet National Bank is charged with providing support to and being involved in the communities it serves); and (b) the consideration being offered by the other party in relation to the then-current value of Nicolet in a freely negotiated transaction and in relation to the board’s then-estimate of the future value of Nicolet as an independent entity.
Baylake.   Baylake’s bylaws provide that, in addition to any affirmative vote required by law or under any other section of the bylaws: (1) any merger or consolidation of Baylake or its subsidiary into any 30% shareholder or any other corporation which, after such merger or consolidation, would be an affiliate of a 30% shareholder, or (2) any sale, exchange, pledge or other disposition to or with any 30% shareholder or any assets of Baylake or its subsidiary, or (3) the issue or transfer by Baylake or its subsidiary of any securities of Baylake or its subsidiary to any 30% shareholder in exchange for cash, securities, or other property, or (4) any reclassification of securities, recapitalization, reorganization, merger or consolidation of Baylake or its subsidiary which has the effect of increasing the proportionate share of outstanding shares which is directly or indirectly owned by any 30% shareholder, shall require the affirmative vote of the holders of at least 90% or more of the outstanding shares of Baylake entitled to vote, cast at a meeting of the shareholders called for that purpose. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that some lesser percentage may be otherwise specified.
Approval of such transactions in the preceding paragraph shall require only such affirmative vote as is required by the WBCL or set forth in the bylaws if all of the following have been met: (i) when any of the above transactions are recommended by the board of directors, upon the affirmative vote of two-thirds or more of the directors then existing, cast at a meeting of the board called for that purpose, and (ii) when the aggregate amount of cash and fair market value of any other consideration to be received per share by holders of outstanding shares of Baylake is at least equal to either (a) the highest price per share paid by such 30% shareholder in acquiring any of its holdings in Baylake within 18 months previous to the date of such offer, or (b) the earnings per share received for the four consecutive quarters preceding the record date for solicitation of votes on the transaction multiplied by the then price/earnings multiple (if any) of such

30% shareholder as customarily computed and reported in the financial community, or (c) the then existing book value of outstanding shares of Baylake, and (iii) the minority shareholders existing after the transaction has been consummated shall have the right for a period of six months following consummation of the transaction to cause the 30% shareholder to redeem such shareholder’s shares at a redemption price at least equal to the price determined under (a) – (c) above.
Baylake’s bylaws require that, upon the receipt of any tender offer for consideration by the board for recommendation to Baylake shareholders, in addition to the factors which are required under the business judgment rule and fiduciary obligations of the board, such consideration shall include a review of the social and economic effects of any transaction and such factors shall be given such weight in its consideration as the board shall, in its discretion, declare to be valid and appropriate under the circumstances.
Indemnification
Nicolet.   Nicolet’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of Nicolet (or a person concurrently serving in such a capacity with another entity at Nicolet’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, Nicolet shall indemnify a director or officer of Nicolet, and may indemnify an employee or agent of Nicolet, against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
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a willful failure to deal fairly with Nicolet or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

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a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

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a transaction from which the director, officer, employee or agent derived an improper personal profit; or

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willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the WBCL. The right to indemnification under Nicolet’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of Nicolet capital stock entitled to vote on the matter. Nicolet is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
Baylake.   The WBCL requires a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless the director or officer is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
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a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

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a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

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a transaction from which the director or officer derived an improper personal benefit; or

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willful misconduct.

The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director of officer furnishes to the corporation: (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation, and (ii) a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.
The indemnification provisions of the WBCL are not exclusive. A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, in (i) the articles of incorporation or bylaws; (ii) by a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then outstanding.
Baylake’s bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the WBCL.
The merger agreement provides that Nicolet will assume Baylake’s indemnification obligations after the merger.
Amendments to Articles of Incorporation and Bylaws
Nicolet.   Nicolet’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation, bylaws or WBCL require a higher vote, and subject to any rights of a class to vote separately on the amendment under the WBCL, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.
Nicolet’s bylaws may be amended by the shareholders or by majority vote of the board of directors, except as otherwise provided in the WBCL and except as specified under “Indemnification” above. The WBCL requires shareholder approval for an amendment to any shareholder-adopted bylaw that states that the board may not amend it. Additionally, a bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders may not be adopted, amended or repealed by the board of directors. A bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors may be amended or repealed as follows: (i) if originally adopted by the shareholders, only by the shareholders, unless the bylaw also permits board approval of the amendment, or (ii) if originally adopted by the board of directors, either by the shareholders or by the board of directors.
Baylake.   Baylake’s articles of incorporation and bylaws may be amended as provided in the WBCL, as summarized for Nicolet above. Baylake’s bylaws also state that, notwithstanding any other provisions in the bylaws, amending, altering, repealing or otherwise changing the bylaw requirements for the approval of a tender offer or merger require the affirmative vote of more than 75% of the outstanding shares of Baylake entitled to vote at a meeting called for such purpose.

MARKET PRICE AND DIVIDEND INFORMATION
Nicolet
Nicolet common stock is currently traded on the Nasdaq Capital Market under the symbol “NCBS.” As of the record date of  [•], Nicolet had approximately [•] shareholders of record. The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Nicolet common stock. Prior to May 12, 2013, there was no established trading market for Nicolet common stock. Between May 12, 2013 and [•], 2016, Nicolet common stock traded on the OTCBB. Nicolet common stock commenced trading on the Nasdaq Capital Market on [•], 2016. The closing price of Nicolet common stock was $33.25 per share on September 8, 2015, the last trading day before public announcement of the merger.
	High	Low
2015
Fourth Quarter (through November 19, 2015)	$32.49	$31.05
Third Quarter	34.75	30.80
Second Quarter	31.50	27.00
First Quarter	27.50	25.00
2014
Fourth Quarter	$25.00	$23.10
Third Quarter	24.74	22.35
Second Quarter	27.25	19.05
First Quarter	19.44	16.51
2013
Fourth Quarter	$17.00	$15.71
Third Quarter	17.00	15.77
Second Quarter	17.50	15.80
First Quarter	16.50	16.50
The payment of dividends by Nicolet and Nicolet National Bank are subject to certain regulations that may limit or prevent the payment of dividends except in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of the boards of directors of Nicolet and Nicolet National Bank, and the payment of dividends on the common stock of Nicolet is subject to the rights of the holders of its senior securities. Nicolet has not paid any dividends on its common stock since its inception in 2000.
Nicolet anticipates that its earnings, if any, will be held for purposes of enhancing its capital. No assurances can be given that any dividends on Nicolet’s common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.
Baylake
Baylake common stock is currently traded on the Nasdaq Capital Market under the symbol “BYLK.” As of the record date of  [•], Baylake had approximately [•] shareholders of record. The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Baylake common stock, and cash dividends declared per share of Baylake common stock. The closing price of Baylake common stock was $12.85 per share on September 8, 2015, the last trading day before public announcement of the merger.

	High	Low	Dividends
2015
Fourth Quarter (through November 19, 2015)	$14.50	$13.81	$0.09
Third Quarter	15.00	12.13	0.09
Second Quarter	13.26	12.03	0.08
First Quarter	12.75	11.90	0.08
2014
Fourth Quarter	$12.75	$11.41	$0.08
Third Quarter	12.67	10.92	0.08
Second Quarter	13.06	11.54	0.07
First Quarter	14.00	11.27	0.07
2013
Fourth Quarter	$14.00	$10.13	$0.07
Third Quarter	11.30	9.70	0.06
Second Quarter	10.00	9.01	0.05
First Quarter	10.00	7.50	0.04
The holders of Baylake common stock receive dividends if and when declared by the Baylake board of directors out of legally available funds. The principal source of Baylake cash flow, including cash flow to pay dividends to its shareholders, stems from dividends that Baylake Bank pays to Baylake as its sole shareholder. Statutory and regulatory limitations, as well as other factors that their board of directors deems relevant, apply to Baylake Bank’s payment of dividends to Baylake, as well as to Baylake’s payment of dividends to its shareholders. The merger agreement permits, but does not require, Baylake to continue paying its regular quarterly dividend of  $0.09 per share and to pay a special dividend of up to $0.40 per share immediately prior to the subject closing. Baylake’s ability to pay such dividends will be subject to the usual statutory and regulatory limitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Nicolet
The following table sets forth information with respect to the beneficial ownership, as of December 31, 2014, of shares of Nicolet common stock by (i) each person known by Nicolet to be the beneficial owner of more than 5% of Nicolet’s outstanding common stock; (ii) each of Nicolet’s current directors and executive officers; (iii) all current Nicolet directors and executive officers as a group; (iv) each new director to be appointed to the Nicolet board of directors upon the closing of the merger; and (v) all current and prospective Nicolet directors and executive officers as a group. Except as noted below, management believes that each person listed below has sole investment and voting power with respect to the shares included in the table.
Information relating to beneficial ownership of Nicolet common stock is based upon “beneficial owner” concepts set forth in rules under the Securities and Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has sole or shared “voting power” or “investment power” over the security. Voting power includes the power to vote or to direct the voting of the security, and investment power includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.
Directors and Executive Officers	Number of Shares	Percentage of Issued and Outstanding Shares(1)
Robert B. Atwell	229,605(2)	5.1%
Michael E. Daniels	218,293(3)	4.9
John N. Dykema	81,424(4)	1.8
Gary L. Fairchild	3,150(5)	*
Michael F. Felhofer	72,000	1.6
Christopher J. Ghidorzi	1,743(6)	*
Kim A. Gowey	30,018	*
Andrew F. Hetzel, Jr.	58,058(7)	1.3
Ann K. Lawson	37,886(8)	*
Donald J. Long, Jr.	101,528(9)	2.3
Susan L. Merkatoris	105,000	2.4
Therese Pandl	1,635(10)	*
Randy J. Rose	61,713(11)	1.4
Robert J. Weyers	105,363(12)	2.4
All Current Directors and Executive Officers as a Group (14 persons)	1,107,416(13)	24.8%

*
Represents less than one percent.

(1)
For purposes of this table, percentages shown treat shares subject to exercisable options held by the indicated director or executive officer as if they were issued and outstanding. All unvested shares of restricted stock are entitled to vote and are therefore included with the issued and outstanding shares reflected in this table.

(2)
Includes exercisable options to purchase 148,025 shares of common stock, 12,565 shares Mr. Atwell owns in his Nicolet 401(k) plan, and 21,749 shares of unvested restricted stock.

(3)
Includes 9,803 shares held in his spouse’s IRA, exercisable options to purchase 160,925 shares of common stock, 6,252 shares Mr. Daniels owns in his Nicolet 401(k) plan, and 21,749 shares of unvested restricted stock.

(4)
Includes 4,270 shares Mr. Dykema purchased through the Deferred Compensation Plan for Non-Employee Directors.

(5)
Includes 2,900 shares Mr. Fairchild purchased through the Deferred Compensation Plan for Non-Employee Directors.

(6)
Includes 393 shares Mr. Ghidorzi purchased through the Deferred Compensation Plan for Non-Employee Directors.

(7)
Includes 2,908 shares Mr. Hetzel purchased through the Deferred Compensation Plan for Non-Employee Directors.

(8)
Includes exercisable options to purchase 23,810 shares of common stock, 800 shares Ms. Lawson owns in her Nicolet 401(k) plan, and 4,653 shares of unvested restricted stock.

(9)
Includes 2,009 shares Mr. Long purchased through the Deferred Compensation Plan for Non-Employee Directors.

(10)
Includes 1,535 shares Ms. Pandl purchased through the Deferred Compensation Plan for Non-Employee Directors.

(11)
Includes 1,113 shares Mr. Rose purchase through the Deferred Compensation Plan for Non-Employee Directors and 30,300 shares held in his spouse’s name.

(12)
Includes 4,613 shares Mr. Weyers purchased through the Deferred Compensation Plan for Non-Employee Directors.

(13)
Includes outstanding common stock, exercisable options to purchase 332,760 shares of common stock and 66,231 shares of unvested restricted stock.

Baylake
The following table sets forth, as of September 30, 2015, the number of shares of common stock beneficially owned by (i) each director and Named Executive Officer of Baylake, (ii) all directors and executive officers of Baylake as a group, and (iii) each person known to or believed by Baylake to be the beneficial owner of more than 5% of the outstanding shares of Baylake common stock. Except as otherwise indicated and as set forth in footnote (1) below, persons listed have sole voting and investment power over shares beneficially owned. Indicated options are all exercisable within 60 days of September 30, 2015.
Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent of Class(2)
Directors:
Robert W. Agnew	88,348	*
Dee Geurts-Bengtson	3,503	*
Robert J. Cera	121,181(3)	1.29%
Roger G. Ferris	78,136	*
Terrence R. Fulwiler	36,641	*
Thomas L. Herlache	73,493	*
Louis J. “Rick” Jeanquart	338,241	3.63%
Joseph J. Morgan	24,206	*
William D. Murphy	0	*
Dean J. Nolden	805	*
Elyse Mollner Stackhouse	16,489	*
Paul J. Sturm	96,811(4)	1.03%

Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent of Class(2)
Non-director Named Executive Officers:
Kevin L. LaLuzerne	46,391(5)	*
Kenneth R. Lammersfeld	15,825(6)	*
David J. Miller	40,013(7)	*
All directors and executive officers as a group (21 persons)	1,103,153(8)	11.73%
5 Percent Beneficial Owner:
None

*
Less than one percent.

(1)
For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)
Options to purchase shares of Baylake common stock held by directors and executive officers that would be exercisable within 60 days after September 30, 2015 (“currently exercisable”) are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each such person and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(3)
Includes options to purchase 35,117 shares.

(4)
Includes 17,462 shares owned by adult children of Mr. Sturm for whom he serves as agent under a power of attorney.

(5)
Includes options to purchase 15,056 shares.

(6)
Includes options to purchase 7,592 shares.

(7)
Includes options to purchase 13,662 shares.

(8)
Includes options to purchase 95,363 shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NICOLET
The following table presents Nicolet’s selected historical consolidated financial data as of and for the years ended December 31, 2010 through 2014 and for the nine months ended September 30, 2015 and 2014. The selected financial data as of and for the years ended December 31, 2014 and 2013 is derived from Nicolet’s audited consolidated financial statements and related notes included in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Nicolet Form 10-K”) incorporated by reference into this joint proxy statement-prospectus and should be read in conjunction with the consolidated financial statements and related notes, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Nicolet Form 10-K. The selected financial data as of and for the years ended December 31, 2012, 2011 and 2010 have been derived from Nicolet’s audited financial statements that are not included in the Nicolet Form 10-K. The selected financial data as of and for the nine months ended September 30, 2015 and 2014 is derived from Nicolet’s unaudited consolidated financial statements and related notes included in Nicolet’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 (the “Nicolet Form 10-Q”) incorporated by reference into this joint proxy statement-prospectus and should be read in conjunction with the consolidated financial statements and related notes, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Nicolet Form 10-Q. See “Where You Can Find More Information” on page [•].
	As of and for the Nine Months Ended September 30		As of and for the Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)		(dollars in thousands except per share data)
INCOME STATEMENT:
Interest and dividend income	$36,134	$36,685	$48,949	$43,196	$28,795	$29,830	$31,420
Interest expense	5,401	5,316	7,067	6,292	6,530	8,383	11,291
Net interest income before provision for loan losses	30,733	31,369	41,882	36,904	22,265	21,447	20,129
Provision for loan losses	1,350	2,025	2,700	6,200	4,325	6,600	8,500
Net interest income after provision for loan losses	29,383	29,344	39,182	30,704	17,940	14,847	11,629
Non-interest income	13,149	10,285	14,185	25,736	10,744	8,444	8,968
Non-interest expense	29,375	28,595	38,709	36,431	24,062	21,443	19,316
Income before provision for income taxes	13,157	11,034	14,658	20,009	4,622	1,848	1,281
Income tax provision	4,452	3,425	4,607	3,837	1,529	318	136
Net income	$8,705	$7,609	$10,051	$16,172	$3,093	$1,530	$1,145
Less: Net income attributable to non-controlling interest	$96	$76	$102	$31	$57	$40	$35
Net income attributable to Nicolet Bankshares, Inc.	$8,609	$7,533	$9,949	$16,141	$3,036	$1,490	$1,110
Less preferred stock dividends	$182	$183	$244	$976	$1,220	$1,461	$985
Net income available to common shareholders	$8,427	$7,350	$9,705	$15,165	$1,816	$29	$125
Per Share Data:
Net income per share (basic)	$2.11	$1.75	$2.33	$3.81	$0.53	$0.01	$0.04
Net income per share (diluted)	$1.93	$1.70	$2.25	$3.80	$0.53	$0.01	$0.04
Cash dividends per common share	—	—	—	—	—	—	—
Book value per share at end of period	$23.41	$20.81	$21.34	$18.97	$15.45	$14.83	$14.57
Dividend payout ratio	—%	—%	—%	—%	—%	—%	—%
Common shares outstanding	3,957,520	4,097,801	4,058,208	4,241,044	3,425,413	3,480,355	3,460,437
Performance Ratios
Return on average assets	0.97%	0.85%	0.84%	1.62%	0.45%	0.23%	0.17%
Return on average total shareholders’ equity	10.11%	9.35%	9.18%	16.97%	3.97%	2.15%	1.66%
Return on average common equity	12.57%	11.80%	11.55%	21.44%	3.48%	0.06%	0.24%
Equity to assets	8.99%	9.38%	9.13%	8.75%	10.38%	11.21%	9.73%
Net interest margin	3.85%	3.91%	3.89%	4.06%	3.67%	3.75%	3.39%
Net interest spread	3.67%	3.78%	3.75%	3.92%	3.46%	3.51%	3.11%
Noninterest income to average assets	1.11%	0.87%	1.19%	2.58%	1.59%	1.31%	1.37%
Noninterest expense to average assets	2.48%	2.42%	3.25%	3.65%	3.57%	3.34%	2.95%

	As of and for the Nine Months Ended September 30		As of and for the Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)		(dollars in thousands except per share data)
ENDING BALANCE SHEET:
Total assets	$1,166,852	$1,169,620	$1,215,285	$1,198,803	$745,255	$678,249	$674,754
Securities available for sale	167,572	150,649	168,475	127,515	55,901	56,759	52,388
Gross loans	884,448	865,085	883,341	847,358	552,601	472,489	513,761
Total deposits	1,012,181	1,011,509	1,059,903	1,034,834	616,093	551,536	558,464
Short-term borrowings	—	—	—	7,116	4,035	4,132	4,390
Other borrowings	15,480	22,238	21,175	32,422	35,155	35,374	35,582
Junior subordinated debentures	12,477	12,278	12,328	12,128	6,186	6,186	6,186
Subordinated notes	11,840	—	—	—	—	—	—
Total shareholders’ equity	104,857	109,676	111,008	104,862	77,333	76,023	65,620
FINANCIAL CONDITION ANALYSIS:
Nonperforming loans to total loans	0.49%	0.79%	0.61%	1.21%	1.27%	2.01%	2.10%
Net loan charge-offs to average loans	0.10%	0.19%	0.31%	0.54%	0.60%	1.85%	1.22%
Allowance for loan losses to:
Gross loans	1.13%	1.16%	1.05%	1.09%	1.29%	1.25%	1.68%
Nonperforming loans	232.7%	146.7%	172.3%	89.9%	101.3%	62.3%	79.9%
Nonperforming assets to total assets	0.43%	0.67%	0.61%	1.02%	0.97%	1.49%	1.81%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BAYLAKE
The following table presents Baylake’s selected historical consolidated financial data as of and for the years ended December 31, 2010 through 2014 and for the nine months ended September 30, 2015 and 2014. The selected financial data as of December 31, 2014 and 2013 and the selected financial data for the years ended December 31, 2014, 2013 and 2012 is derived from Baylake’s audited consolidated financial statements and related notes included in Baylake’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Baylake Form 10-K”) incorporated by reference into this joint proxy statement-prospectus and should be read in conjunction with the consolidated financial statements and related notes, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Baylake Form 10-K. The selected financial data as of and for the years ended December 31, 2011 and 2010 have been derived from Baylake’s audited financial statements that are not included in the Baylake Form 10-K. The selected financial data as of and for the nine months ended September 30, 2015 and 2014 is derived from Baylake’s unaudited consolidated financial statements and related notes included in Baylake’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 (the “Baylake Form 10-Q”) incorporated by reference into this joint proxy statement-prospectus and should be read in conjunction with the consolidated financial statements and related notes, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Baylake Form 10-Q. See “Where You Can Find More Information” on page [•].
	As of and for the Nine Months Ended September 30		As of and for the Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)		(dollars in thousands except per share data)
INCOME STATEMENT:
Interest and dividend income	$26,104	$25,848	$34,743	$34,740	$39,186	$42,122	$45,050
Interest expense	1,994	2,654	3,313	4,540	6,755	9,582	12,825
Net interest income before loan losses	24,110	23,194	31,430	30,200	32,431	32,540	32,225
Provision for loan losses	200	—	—	1,400	5,425	5,050	7,350
Net interest income after provision for loan losses	29,910	23,194	31,430	28,800	27,006	27,490	24,875
Non-interest income	7,231	6,511	9,067	9,830	13,823	10,020	8,955
Non-interest expense	21,269	20,270	28,322	27,302	31,704	31,627	33,609
Income before provision (benefit) for income taxes	9,872	9,435	12,175	11,328	9,125	5,883	221
Income tax provision (benefit)	2,992	2,754	3,252	3,319	1,483	1,407	(916)
Net income	$6,880	$6,681	$8,923	$8,009	$7,642	$4,476	$1,137
Per Share Data:
Net income per share (basic)	$0.74	$0.82	$1.07	$1.01	$0.96	$0.57	$0.14
Net income per share (diluted)	$0.73	$0.73	$0.97	$0.87	$0.84	$0.57	$0.14
Cash dividends per common share	$0.25	$0.22	$0.30	$0.22	$0.08	—	—
Book value per share at end of period	$11.87	$11.86	$11.65	$12.02	$11.73	$10.67	$9.74
Dividend payout ratio	33.69%	26.78%	28.23%	21.78%	8.31%	—	—
Shares outstanding	9,320,255	8,590,821	9,054,821	7,809,997	7,937,347	7,911,539	7,911,539
Performance Ratios
Return on average assets	0.93%	0.91%	0.91%	0.83%	0.74%	0.43%	0.11%
Return on average total shareholders’ equity	8.49%	9.18%	8.99%	8.55%	8.60%	5.53%	1.45%
Equity to assets	10.81%	10.37%	10.33%	9.42%	9.10%	7.77%	7.32%
Net interest margin	3.65%	3.59%	3.63%	3.58%	3.53%	3.55%	3.55%
Net interest spread	3.57%	3.51%	3.55%	3.48%	3.43%	3.44%	3.44%
Noninterest income to average assets	0.97%	0.89%	0.93%	1.02%	1.33%	0.96%	0.86%
Noninterest expense to average assets	2.86%	2.78%	2.89%	2.84%	3.05%	3.04%	3.23%
Efficiency ratio	67.86%	68.24%	67.30%	67.57%	72.52%	73.60%	82.11%

	As of and for the Nine Months Ended September 30		As of and for the Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)		(dollars in thousands except per share data)
ENDING BALANCE SHEET:
Total assets	$1,023,168	$982,485	$1,021,623	$996,776	$1,023,971	$1,086,929	$1,052,453
Securities	183,640	224,378	208,524	230,883	242,019	284,331	266,760
Gross loans	691,641	631,523	679,357	617,960	595,533	631,015	629,891
Total deposits	799,848	753,003	765,542	744,212	806,015	865,187	852,566
Short-term borrowings	48,076	45,275	64,869	58,448	51,568	47,566	19,236
Other borrowings	41,610	54,470	60,455	66,700	40,000	55,000	70,000
Subordinated debentures	16,100	16,100	16,100	16,100	16,100	16,100	16,100
Convertible promissory notes	—	4,375	1,650	9,400	9,400	9,450	9,450
Total shareholders’ equity	110,601	101,913	105,504	93,881	93,144	84,401	77,067
FINANCIAL CONDITION ANALYSIS:
Nonperforming loans to total loans	0.52%	0.93%	0.76%	1.08%	2.42%	3.10%	2.62%
Allowance for loan losses to:
Gross loans	0.94%	1.12%	1.04%	1.24%	1.54%	1.69%	1.83%
Nonperforming loans	179.69%	119.58%	136.78%	115.02%	63.44%	54.32%	69.71%
Net charge-offs to average loans	0.15%	0.13%	0.10%	0.48%	1.11%	0.94%	0.85%
Nonperforming assets to total assets	0.74%	1.11%	0.92%	1.30%	2.44%	2.92%	3.08%

OTHER MATTERS
Neither Nicolet’s nor Baylake’s respective management teams are aware of any other matters to be brought before their respective special shareholders’ meeting. However, if any other matters are properly brought before the applicable meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.
SHAREHOLDER PROPOSALS
Nicolet
To be considered for inclusion in Nicolet’s proxy statement and proxy form for an annual meeting, shareholder proposals must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and the requirements of Nicolet’s bylaws. Proposals intended for inclusion in the proxy statement for the 2016 annual meeting of Nicolet shareholders must be received, in writing, by the Secretary of Nicolet at 111 North Washington Street, Green Bay, Wisconsin 54301 no later than November 24, 2015, unless the 2016 annual meeting is held more than 30 days earlier or later than the 2015 annual meeting.
In addition, Nicolet’s Bylaws provide that a shareholder wishing to nominate a candidate for election to the board of directors or to have any other matter considered by the shareholders at the annual meeting must give Nicolet timely written notice of such proposal, together with specified accompanying information. Director nominations that are not made by or on behalf of Nicolet’s management must be delivered in writing to Nicolet’s President no less than 14 and no more than 50 days before the meeting at which directors will be elected. If less than 21 days’ notice of such meeting is given, then the delivery deadline for the shareholder’s written notice is the close of business on the seventh day after the date on which notice of the meeting was mailed. The shareholder’s nomination must specify (to the extent known to the shareholder) the nominee’s name, address and principal occupation; the number of shares of capital stock that will be voted in favor of the nominee; and the nominating shareholder’s name, address and beneficial ownership of Nicolet capital stock. A Nicolet shareholder who wishes to present a matter other than a director nomination for consideration at an annual meeting must notify Nicolet’s Corporate Secretary in writing no later than 60 days before the meeting. The shareholder’s notice must specify the nature and reason for the business proposed to be conducted; the shareholder’s name, address and beneficial ownership of Nicolet stock; and any material interest of the shareholder in the matter proposed for consideration.
With respect to shareholder proposals other than director nominations, pursuant to SEC Rule 14a-4(c)(1), if the proponent of a shareholder proposal fails to notify Nicolet at least 45 days prior to the anniversary of sending the prior year’s proxy statement, the proxies of Nicolet’s management would be permitted to use their discretionary authority at Nicolet’s next annual meeting of shareholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the 2016 annual meeting, the deadline is February 8, 2016.
Baylake
Proposals intended for inclusion in the proxy statement for the 2016 annual meeting of Baylake shareholders must be in writing and must be received by the Secretary of Baylake at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235 no later than December 25, 2015, unless the 2016 annual meeting is held more than 30 days earlier or later than the 2015 annual meeting. To be considered for inclusion in Baylake’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals.
In addition, Baylake’s Bylaws provide that a shareholder wishing to nominate a candidate for election to the board of directors must give Baylake written notice of such proposal, together with specified accompanying information, at least 14 days but not more than 70 days prior to the annual meeting in order to be considered at the meeting. However, such proposals will not be included in Baylake’s 2016 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought.
With respect to shareholder proposals other than director nominations, pursuant to SEC Rule 14a-4(c)(1), if the proponent of a shareholder proposal fails to notify Baylake at least 45 days prior to the anniversary of sending the prior year’s proxy statement, the proxies of Baylake’s management would be permitted to use their discretionary authority at Baylake’s next annual meeting of shareholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the 2016 annual meeting, the deadline is March 9, 2016.
EXPERTS
Nicolet
The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated in this joint proxy statement-prospectus and Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Porter Keadle Moore LLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
Baylake
The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated in this joint proxy statement-prospectus and Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of common stock that Nicolet will issue in the merger will be passed upon for Nicolet by Godfrey & Kahn, S.C. Bryan Cave LLP will opine as to material federal income tax consequences of the merger for Nicolet and Baylake. Certain additional legal matters relating to the merger will be passed upon for Nicolet by Bryan Cave LLP and for Baylake by Reinhart Boerner Van Deuren, s.c.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Nicolet has filed a registration statement on Form S-4 with the SEC that registers the Nicolet common stock to be issued in the merger to Baylake shareholders. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Nicolet and a joint proxy statement of Baylake and Nicolet for their respective special meetings. As allowed by SEC rules and regulations, this joint proxy statement-prospectus does not contain all of the information in the registration statement.
Each of Nicolet and Baylake file reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Baylake’s and Nicolet’s filings. The internet address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Baylake and Nicolet at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Nicolet’s internet address is www.nicoletbank.com. Baylake’s internet address is www.baylake.com. The information on Nicolet’s and Baylake’s websites is not part of this joint proxy statement-prospectus. You may obtain copies of the information that Nicolet files with the SEC, free of charge, by going to Nicolet’s website under the “Investor Relations” tab, or by written or oral request to Ann K. Lawson You may obtain copies of the information that Baylake files with the SEC, free of charge, by going to Baylake’s website under the “About Us” and “Investor Relations” tab, or by written or oral request to Susan Lohrey.
The SEC allows Nicolet and Baylake to “incorporate by reference” the information that each files with the SEC, which means that Nicolet and Baylake can disclose important information to you by referring to their respective filings with the SEC. The information incorporated by reference is considered a part of this joint proxy statement-prospectus, and certain information that Nicolet and Baylake file later with the SEC will automatically update and supersede the information in this joint proxy statement-prospectus.
Nicolet incorporates by reference the following documents Nicolet has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 9, 2015;

•
Nicolet’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 7, 2015, August 7, 2015 and November 6, 2015, respectively;

•
The description of Nicolet’s common stock contained in Nicolet’s registration statement on Form S-3, dated October 8, 2014, and any amendment or report filed for the purpose of updating such description;

•
Nicolet’s Current Reports on Form 8-K* filed with the SEC on February 17, 2015, May 1, 2015, May 13, 2015, June 29, 2015, July 21, 2015, September 9, 2015, September 10, 2015, September 24, 2015, September 28, 2015 and October 20, 2015; and

•
Any document Nicolet may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document.

Baylake incorporates by reference the following documents Baylake has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
Baylake’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015;

*
We are not incorporating and will not incorporate by reference into this joint proxy statement/prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

•
Baylake’s Definitive Proxy Statement on Form 14A for the annual meeting held on June 1, 2015, filed with the SEC on April 24, 2015;

•
Baylake’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 1, 2015, July 31, 2015 and October 30, 2015, respectively;

•
Baylake’s Current Reports on Form 8-K* filed with the SEC on February 6, 2015, February 19, 2015, April 20, 2015, May 8, 2015, June 3, 2015, September 9, 2015, September 11, 2015, September 25, 2015, October 2, 2015, October 16, 2015, October 16, 2015, October 21, 2015, December 4, 2015, December 28, 2015 and December 31, 2015; and

•
Any document Baylake may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document.

If you would like to request documents, please do so by [•] to receive them before the Nicolet special meeting, or by [•] to receive them before the Baylake special meeting.
Nicolet has supplied all of the information contained in this joint proxy statement-prospectus relating to Nicolet and its subsidiary bank. Baylake has supplied all of the information relating to Baylake and its subsidiary bank.
You should rely only on the information contained or incorporated by reference in this joint proxy statement-prospectus to vote on the proposals to Nicolet and Baylake shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement-prospectus. This joint proxy statement-prospectus is dated [•]. You should not assume that the information contained in this joint proxy statement-prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement-prospectus nor the issuance of Nicolet common stock as contemplated by the merger agreement will create any implication to the contrary.

*
We are not incorporating and will not incorporate by reference into this joint proxy statement/prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

 Appendix A

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Agreement and Plan of Merger

between

Nicolet Bankshares, Inc.

and

Baylake Corp.

September 8, 2015

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i

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ii

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iii

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iv

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Article 12 DEFINITIONS		85
Section 12.1	Definitions	85
Section 12.2	Principles of Construction	94

Schedules

1	Directors and Executive Officers of the Surviving Entity
2	Baylake Employees and Nicolet Employees Waiving Accelerated Vesting

Exhibits

A	Form of Bank Plan of Merger
B	Form of Waiver
C	Form of Voting and Support Agreement
D	Form of Employment Agreement

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INDEX OF DEFINED TERMS

Acquisition Proposal	85
Adverse Recommendation	54
Affiliate	85
Agreement	1
Articles of Merger	2
Bank Merger	85
Bank Plan of Merger	3
Baylake	1
Baylake Articles of Incorporation	85
Baylake Bank	85
Baylake Benefit Plan	85
Baylake Board	86
Baylake Bylaws	86
Baylake Capital Stock	86
Baylake Capitalization Date	10
Baylake Common Stock	86
Baylake Disclosure Schedules	94
Baylake Equity Award	86
Baylake ERISA Affiliate	86
Baylake Evaluation Date	12
Baylake Financial Statements	12
Baylake Investment Securities	27
Baylake Loans	14
Baylake Material Contract	22
Baylake Permitted Exceptions	14
Baylake Restricted Stock Award	7
Baylake SEC Reports	86
Baylake Stock Certificates	5
Baylake Stock Option	7
Baylake Stock Plans	86
Baylake Stockholder Approval	86
Baylake Stockholders’ Meeting	54
Baylake Trust	87
Baylake Trust Debentures	3
Baylake Trust Preferred Securities	3
Borrowing Affiliate	51
Business Day	87
Closing	2
Closing Date	2
Code	1

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Confidentiality Agreement	50
Contemplated Transactions	87
Contract	87
Control, Controlling or Controlled	87
Conversion Fund	5
Covered Employees	71
CRA	87
Deposit Insurance Fund	87
Derivative Transactions	87
Dissenting Shares	87
DOL	87
Effective Time	2
Environment	88
Environmental Laws	88
ERISA	88
Exchange Act	88
Exchange Agent	5
Exchange Ratio	4
Expenses	63
FDIC	88
Federal Reserve	88
GAAP	88
Hazardous Materials	88
Indemnification Proceeding	63
Indemnified Employee	64
Indemnified Party	63
Initial Nominating Committee Members	66
Intangible Assets	88
Internal Control Over Financial Reporting	12
IRS	88
IRS Guidelines	70
Joint Proxy Statement	88
Knowledge	88
Legal Requirement	88
Letter of Transmittal	5
Material Adverse Effect	89
Merger	1
Merger Consideration	4
NASDAQ Rules	89
New Plans	71
Nicolet	1

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Nicolet Articles of Incorporation	89
Nicolet Bank	89
Nicolet Benefit Plan	89
Nicolet Board	90
Nicolet Bylaws	90
Nicolet Capital Stock	90
Nicolet Capitalization Date	30
Nicolet Common Stock	90
Nicolet Common Stock Price	90
Nicolet Disclosure Schedules	94
Nicolet Employees	60
Nicolet Equity Award	90
Nicolet ERISA Affiliate	90
Nicolet Evaluation Date	33
Nicolet Financial Statements	32
Nicolet Investment Securities	47
Nicolet Loans	35
Nicolet Material Contract	43
Nicolet Permitted Exceptions	35
Nicolet Preferred Stock	30
Nicolet SEC Reports	90
Nicolet Series C Preferred Stock	30
Nicolet Stock Plans	91
Nicolet Stockholder Approval	90
Nicolet Stockholders’ Meeting	61
Nicolet Trust	91
Nicolet Trusts	91
Old Plans	71
Order	91
Ordinary Course of Business	91
OREO	91
Outstanding Baylake Shares	91
PBGC	91
Person	91
Previously Disclosed	94
Proceeding	91
Registration Statement	91
Regulatory Authority	91
Representative	92
Requisite Regulatory Approvals	92
Schedules	94

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SEC	92
Securities Act	92
Severance Costs	92
Severance Plans	72
Subsidiary	92
Superior Proposal	92
Supplemental Indenture	3
Surviving Entity	1
Takeover Statutes	93
Tangible Assets	93
Tangible Common Equity	93
Tax	93
Tax Return	93
Termination Date	93
Termination Fee	79
Transaction Costs	93
Transition Date	93
TRUPS Assumption	3
U.S.	93
WBCL	93

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Agreement and Plan of Merger

This Agreement and Plan of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of September 8, 2015, by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), and Baylake Corp., a Wisconsin corporation (“Baylake”).

Recitals

A.           The parties to this Agreement desire to effect a merger of equals transaction whereby Baylake will merge with and into Nicolet (the “Merger”) in accordance with this Agreement and the applicable provisions of the WBCL, with Nicolet as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B.           The respective boards of directors of Baylake and Nicolet have approved the Merger upon the terms and subject to the conditions of this Agreement and, in accordance with the applicable provisions of the WBCL, approved and declared the advisability of this Agreement and determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and stockholders.

C.           The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

D.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the parties also agree to certain prescribed conditions to the Merger and other transactions.

Agreements

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

Article 1
THE MERGER

Section 1.1      The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, at the Effective Time, Baylake shall be merged with and into Nicolet pursuant to the provisions of, and with the effects provided in, the WBCL, the separate corporate existence of Baylake shall cease and Nicolet will be the Surviving Entity.

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Section 1.2           Effective Time; Closing.

(a)          The closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Nicolet and Baylake, or if they fail to agree, at the offices of Reinhart Boerner Van Deuren s.c., 1000 North Water Street, Suite 1700, Milwaukee, Wisconsin 53202, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Nicolet and Baylake may agree in writing (the “Closing Date”).  Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)          The parties hereto agree to file on the Closing Date articles of merger with the Wisconsin Department of Financial Institutions (the “Articles of Merger”).  The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).

Section 1.3           Effects of the Merger.    At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Baylake shall be vested in the Surviving Entity, and all debts, liabilities and duties of Baylake shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4           Organizational Documents of the Surviving Entity.    Except as otherwise specified in this Agreement, the articles of incorporation and bylaws of Nicolet, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5           Directors and Officers of the Surviving Entity.    From and after the Effective Time, the executive officers of the Surviving Entity and the directors of the board of the Surviving Entity shall be as set forth in Schedule 1 attached hereto.  Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the WBCL and the articles of incorporation and bylaws of Nicolet.

Section 1.6           Location of the Surviving Entity.    The principal offices of the Surviving Entity will be located at 111 N. Washington Street, Green Bay, WI  54301.

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Section 1.7           Bank Merger.    Following the Effective Time of the Merger, Baylake Bank shall be merged with and into Nicolet Bank in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act and Subchapter VII of the Wisconsin Banking Law and pursuant to the terms and conditions of the Bank Plan of Merger, a form of which is attached as Exhibit A (the “Bank Plan of Merger”). Following the execution and delivery of this Agreement, Baylake will cause Baylake Bank and Nicolet will cause Nicolet Bank to execute and deliver the Bank Plan of Merger substantially in the form set forth in Exhibit A.

Section 1.8           TRUPS Assumption.    As of the Effective Time and upon the terms and conditions set forth herein:  (a) Nicolet will assume and discharge (i) all of Baylake’s covenants, agreements and obligations under and relating to the trust preferred securities (“Baylake Trust Preferred Securities”) issued by the Baylake Trust, including (ii) the due and punctual payment of interest on all of the obligations of Baylake pursuant to the subordinated notes issued by Baylake to the Baylake Trust (such obligations, the “Baylake Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”); (b) Nicolet will cause the Baylake Trust to discharge its obligations with respect to the Baylake Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Baylake Trust Preferred Securities and the TRUPS Assumption; and (c) Nicolet and Baylake shall execute and deliver, or cause to be delivered, a supplemental indenture, in a form satisfactory to the trustee of the Baylake Trust, to effectuate the TRUPS Assumption, for each Baylake Trust, whereby Baylake shall assign, and Nicolet shall assume, all of Baylake’s covenants, agreements and obligations under the Baylake Trust Debentures (the “Supplemental Indentures”), signed by a duly authorized officer of each of Baylake and Nicolet, and any and all other documentation and consents, including opinions of counsel, required by the trustee of the Baylake Trust to make such assumptions effective.

Section 1.9           Absence of Control.    Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Nicolet nor Baylake by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.10         Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may, upon their mutual written agreement, change the method of effecting the Contemplated Transactions if and to the extent that they conclude such a change to be desirable; provided, that:  (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Baylake Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Baylake Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger.  If the parties elect to make such a change, the parties shall execute appropriate documents to reflect the change.

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Article 2
CONVERSION OF SECURITIES IN THE MERGER

Section 2.1           Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, Baylake, or the holder of any shares of Baylake Common Stock and subject to Section 2.3, the shares of Baylake Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive:  (a) 0.4517 fully paid and nonassessable shares of Nicolet Common Stock (the “Exchange Ratio”), multiplied by (b) the number of shares of Baylake Common Stock held by such holder of record (such product, the “Merger Consideration”).

Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Baylake Common Stock held in Baylake’s treasury and each share of Baylake Common Stock owned directly or indirectly by Nicolet (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be canceled and no shares of Nicolet Common Stock or other consideration will be issued or paid in exchange therefor.

Section 2.2           Cancellation of Shares.    At the Effective Time, the shares of Baylake Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist.  Certificates that represented Baylake Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Nicolet Common Stock or cash into which they were converted pursuant to this Article 2.

Section 2.3           No Fractional Shares.    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Nicolet Common Stock shall be issued as Merger Consideration in the Merger.  Each holder of Baylake Common Stock who would otherwise be entitled to receive a fractional share of Nicolet Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying Nicolet Common Stock Price by the fractional share of Nicolet Common Stock to which such former holder would otherwise be entitled.

Section 2.4           Nicolet Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, Baylake, or the holder of any shares of Nicolet Common Stock, the shares of Nicolet Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

Section 2.5           Reserved.

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Section 2.6           Exchange of Certificates.

(a)          The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to customary terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time.  Nicolet shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)          At or prior to the Effective Time, Nicolet shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Baylake Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Nicolet Common Stock for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.3.  Such amount of cash and shares of Nicolet Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”

(c)          Within five (5) Business Days after the Closing Date, Nicolet shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Baylake Common Stock (“Baylake Stock Certificates”) a letter of transmittal (“Letter of Transmittal”) which specifies, among other things, that delivery shall be effected, and risk of loss and title to Baylake Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Baylake Stock Certificates pursuant to this Agreement.

(d)          Upon proper surrender of a Baylake Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Baylake Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration plus cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Baylake Common Stock represented by such Baylake Stock Certificate; thereupon such Baylake Stock Certificate shall forthwith be cancelled.  No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Baylake Stock Certificate.

(e)          After the Effective Time, there shall be no transfers of Outstanding Baylake Shares on the stock transfer books of Baylake.

(f)          No dividends or other distributions declared with respect to Nicolet Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Baylake Stock Certificate until the holder thereof shall surrender such Baylake Stock Certificate in accordance with this Article 2.  Promptly after the surrender of a Baylake Stock Certificate in accordance with this Article 2, the record holder

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thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Nicolet Common Stock into which the shares of Baylake Common Stock represented by such Baylake Stock Certificate were converted at the Effective Time pursuant to Section 2.1.  No holder of an unsurrendered Baylake Stock Certificate shall be entitled, until the surrender of such Baylake Stock Certificate, to vote the shares of Nicolet Common Stock into which such holder’s Baylake Common Stock shall have been converted.

(g)          Any portion of the Conversion Fund that remains unclaimed by the stockholders of Baylake twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest.  Any stockholders of Baylake who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of Nicolet Common stock pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Baylake Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Nicolet Common Stock.  Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Baylake Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          In the event any Baylake Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Baylake Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Baylake Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Baylake Stock Certificate, and in accordance with this Article 2, shares of Nicolet Common stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(i)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Nicolet Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration per share shall be adjusted appropriately to provide the holders of Baylake Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7           Baylake Equity Awards.

(a)          Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by Baylake to purchase shares of Baylake Common Stock under a Baylake Stock Plan or

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otherwise, whether vested or unvested (a “Baylake Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall be adjusted under the Baylake Stock Plan or converted into a substituted option under a Nicolet stock plan, in either case, so that the number of whole shares of Nicolet Common Stock subject to such adjusted or substituted option will be equal to the number of shares of Baylake Common Stock subject to such Baylake Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Nicolet Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each share of Baylake Common Stock subject to such Baylake Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, subject to the terms and conditions of Baylake Stock Plan, if any, pursuant to which such Baylake Stock Option was granted and associated award agreement.  If Nicolet elects to adjust Baylake Stock Options rather than provide substituted options, Nicolet shall take any action necessary to assume sponsorship of the Baylake Stock Plan and the obligations thereunder.  It is intended that the adjustment or substitution, as the case may be, of Baylake Stock Options under this Section 2.7(a) shall comply with Sections 409A and 424 of the Code, to the extent applicable, and this Section 2.7(a) shall be construed consistent with such intent.

(b)          Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award in respect of a share of Baylake Common Stock subject to vesting, repurchase or other lapse restriction granted under a Baylake Stock Plan or otherwise, including, but not limited to, restricted stock, restricted stock units, and performance contingent stock (a “Baylake Restricted Stock Award”), which is outstanding immediately prior to the Effective Time shall be adjusted under the Baylake Stock Plan or converted into a substitute award under a Nicolet Stock Plan, in either case, so that the number of whole shares of Nicolet Common Stock that is equal to the number of shares of Baylake Common Stock subject to such Baylake Equity Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), subject to the terms and conditions of the Baylake Stock Plan, if any, pursuant to which such Baylake Equity Award was granted and associated award agreement.  If Nicolet elects to adjust Baylake Equity Awards rather than provide substituted awards, Nicolet shall take any action necessary to assume sponsorship of the Baylake Stock Plan and the obligations thereunder.  It is intended that the conversion of Baylake Equity Awards under this Section 2.7(b) shall comply with Section 409A of the Code, to the extent applicable, and this Section 2.7(b) shall be construed consistent with such intent.

(c)          At or prior to the Effective Time, Baylake, the Baylake Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.7.  Effective as of the Effective Time, Nicolet, the Nicolet Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.7.

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Article 3
REPRESENTATIONS AND WARRANTIES OF BAYLAKE

Except as Previously Disclosed, Baylake hereby represents and warrants to Nicolet as follows:

Section 3.1           Baylake Organization.    Baylake:    (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Baylake; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The copies of the Baylake Articles of Incorporation and Baylake Bylaws and all amendments thereto set forth in Baylake SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.  Baylake has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Section 3.2           Baylake Subsidiary Organizations.    Baylake Bank is a Wisconsin state chartered bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  Each Baylake Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Baylake.  Each Subsidiary of Baylake has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The deposit accounts of Baylake Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Baylake has delivered or made available to Nicolet copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Baylake and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3           Authorization; Enforceability.    Baylake has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly and validly authorized by the Baylake Board. The Baylake Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Baylake and its stockholders, and that the Agreement and transactions contemplated hereby are in the best interests of Baylake and its stockholders.  The Baylake Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Baylake’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Baylake’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Baylake, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Baylake Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Baylake enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4           No Conflict.    Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Baylake or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Baylake or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Baylake Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Baylake or any of its Subsidiaries.  Except for the Requisite Regulatory Approvals, the Baylake Stockholder Approval, the Registration Statement and the TRUPS Assumption, neither Baylake nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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Section 3.5           Baylake Capitalization.

(a)          The authorized capital stock of Baylake currently consists exclusively of 50,000,000 shares of Baylake Common Stock, of which, as of August 31, 2015 (the “Baylake Capitalization Date”), 10,158,768 shares were issued, 9,320,255 shares were outstanding, and 838,513 shares were treasury shares.  Baylake does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Baylake on any matter.  All of the issued and outstanding shares of Baylake Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)          As of the Baylake Capitalization Date, no shares of Baylake Capital Stock were reserved for issuance except for:  (i) 342,837 shares of Baylake Common Stock reserved for issuance in connection with outstanding stock options, restricted stock units, or other equity awards under Baylake Stock Plans; (ii) 270,947 shares of Baylake Common Stock reserved for issuance pursuant to future awards under Baylake Stock Plans; (iii) 310,063 shares of Baylake Common Stock reserved for issuance pursuant to the Agreement and Plan of Merger dated May 5, 2015, between Baylake and NEW Bancshares, Inc; and (iv) 680,904 shares of Baylake Common Stock reserved for issuance as necessary to fulfill obligations under the Baylake Dividend Reinvestment Plan.

(c)          Other than awards under Baylake Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Baylake Capitalization Date.  Since the Baylake Capitalization Date through the date hereof, Baylake has not:  (i) issued or repurchased any shares of Baylake Common Stock or other equity securities of Baylake, other than in connection with the exercise of Baylake Equity Awards that were outstanding on Baylake Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Baylake Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Baylake Common Stock or any other equity-based awards.  Except as set forth in Section 3.5(c) of the Baylake Disclosure Schedules, from the Baylake Capitalization Date through the date of this Agreement, neither Baylake nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Baylake or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Baylake Stock Plan.

(d)          None of the shares of Baylake Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  As of the date of this Agreement there are:  (i) other than outstanding Baylake Equity Awards, no outstanding

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subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Baylake or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Baylake or any of its Subsidiaries; and (ii) no contractual obligations of Baylake or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Baylake Common Stock or any equity security of Baylake or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Baylake or its Subsidiaries.  Except as permitted by this Agreement, since Baylake Capitalization Date, no shares of Baylake Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Baylake or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Baylake or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of Baylake.  Except as set forth in Section 3.5(d) of the Baylake Disclosure Schedules, other than its Subsidiaries, Baylake does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6           Baylake Subsidiary Capitalization.    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Baylake are owned by Baylake, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Baylake has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.7           Baylake SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)          Baylake has timely filed all Baylake SEC Reports, and all such Baylake SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Baylake SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects.  As of their respective filing dates, none of the Baylake SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with

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respect to any of the Baylake SEC Reports.  No Subsidiary of Baylake is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)          The financial statements presented (or incorporated by reference) in the Baylake SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements.  Taken together, the financial statements presented in the Baylake SEC Reports (collectively, the “Baylake Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Baylake and its Subsidiaries at the respective dates of and for the periods referred to in Baylake Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Baylake Financial Statements.  The Baylake Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Baylake Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.  As of the date hereof, Baker Tilly Virchow Krause, LLP has not resigned (or informed Baylake that it intends to resign) or been dismissed as independent registered public accountants of Baylake.

(c)          Baylake is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries.  Baylake maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Baylake in reports that Baylake is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Baylake’s management to allow timely decisions regarding required disclosures.  As of June 30, 2015, to the Knowledge of Baylake, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)          Baylake and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). Baylake’s certifying officers have evaluated the effectiveness of Baylake’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Baylake under the Exchange Act (the “Baylake Evaluation Date”).  Baylake presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Baylake’s Internal Control Over Financial Reporting based on their evaluations as of the Baylake Evaluation Date.  Since the Baylake Evaluation Date, there have been no changes in Baylake’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Baylake’s Internal Control Over Financial Reporting. Baylake has devised and maintains a system of internal accounting controls sufficient to provide

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reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)          Baylake and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Baylake and its Subsidiaries.  Such forms, reports and documents:  (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)          Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of Baylake and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2013, or has pending any proceeding, enforcement action or to the Knowledge of Baylake, investigation into the business, disclosures or operations of Baylake or its Subsidiaries.  Since January 1, 2013, no Regulatory Authority has resolved any proceeding enforcement action or, to the Knowledge of Baylake, investigation into the business, disclosures or operations of Baylake or its Subsidiaries.  Baylake and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of Baylake or its Subsidiaries.  Since January 1, 2013, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Baylake or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in Baylake’s Ordinary Course of Business).  To the Knowledge of Baylake, there has not been any event or occurrence since January 1, 2013 that would result in a determination that Baylake Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8           Books and Records.  The books of account, minute books, stock record books and other records of Baylake and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Baylake’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of Baylake and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees

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of the boards of directors.  At the Closing, all of those books and records will be in the possession of Baylake and its Subsidiaries.

Section 3.9           Properties.

(a)          Section 3.9 of the Baylake Disclosure Schedules lists or describes all interests in real property owned by Baylake and each of its Subsidiaries, including OREO, as of the date of this Agreement and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)          Baylake and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (i) as noted in the most recent Baylake Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Baylake Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Baylake Permitted Exceptions”).  Baylake and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Baylake, the lessor.  All buildings and structures owned by Baylake and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10         Loans; Loan Loss Reserve.

(a)          Each loan, loan agreement, note, lease or other borrowing agreement by Baylake Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Baylake Loans”) reflected as an asset on any of the Baylake Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Baylake, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with

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its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)          All Baylake Loans originated or purchased by Baylake Bank were made or purchased in accordance with the policies of the board of directors of Baylake Bank and in the Ordinary Course of Business of Baylake Bank.  Except as set forth in Section 3.10(b) of the Baylake Disclosure Schedules, Baylake Bank’s interest in all Baylake Loans is free and clear of any security interest, lien, encumbrance or other charge, and Baylake Bank has complied in all material respects with all Legal Requirements relating to such Baylake Loans.  There has been no default on, or forgiveness or waiver of, in whole or in part, any Baylake Loan made to an executive officer or director of Baylake Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c)          Except as set forth in Section 3.10(c) of the Baylake Disclosure Schedules, as of the date of this Agreement, Baylake Bank is not a party to any Baylake Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Baylake Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Baylake Bank; (iii) that has been listed on any “watch list” or similar internal report of Baylake Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Baylake Loan; (v) with respect to which Baylake Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Baylake Loan or by any obligor of such Baylake Loan; or (vi) that represents an extension of credit to an executive officer or director of Baylake Bank or an entity controlled by an executive officer or director.

(d)          Baylake Bank’s allowance for loan and lease losses reflected in Baylake Financial Statements (including footnotes thereto) was determined on the basis of Baylake Bank’s continuing review and evaluation of the portfolio of Baylake Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Baylake Bank’s internal policies, and, in the reasonable judgment of Baylake Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Baylake Loans previously charged-off, on outstanding Baylake Loans.

Section 3.11         Taxes.

(a)          Baylake and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting

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periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects.  Baylake and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Baylake and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.  There are no liens for Taxes upon any of the assets of Baylake or any of its Subsidiaries.

(b)          There is no claim or assessment pending or, to the Knowledge of Baylake, threatened against Baylake and its Subsidiaries for any Taxes that they owe.  No audit, examination or investigation related to Taxes paid or payable by Baylake and each of its Subsidiaries is presently being conducted or, to the Knowledge of Baylake, threatened by any Regulatory Authority.  Neither Baylake nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Baylake’s or its Subsidiaries’ assets.  Neither Baylake nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c)          Baylake and each of its Subsidiaries have delivered or made available to Nicolet true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Baylake and its Subsidiaries with respect to the last two (2) fiscal years.

(d)          To the Knowledge of Baylake, Baylake and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations:  (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(e)          Baylake operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

Section 3.12         Employee Benefits.

(a)          Section 3.12(a) of the Baylake Disclosure Schedules includes a complete and correct list of each Baylake Benefit Plan.  Baylake has delivered to Nicolet true and complete copies of the following with respect to each Baylake Benefit Plan:  (i) copies of each Baylake Benefit Plan (including a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of

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Baylake Benefit Plans, as required by applicable law, or describing Baylake Benefit Plan design changes or describing opportunities to enroll in Baylake Benefit Plans; (ii) to the extent applicable, the last two (2) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material ancillary documents, including:

(i)          all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)         all notices and other communications that were given by Baylake, any Subsidiary, or any Baylake Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii)        all notices or other communications that were given by the IRS, the PBGC, or the DOL to Baylake, any Subsidiary, or any Baylake Benefit Plan within the six (6) years preceding the date of this Agreement.

(b)          Except as set forth in Section 3.12(b) of the Baylake Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Baylake Benefit Plan or any other increase in the liabilities of Baylake or any Subsidiary under any Baylake Benefit Plan as a result of the transactions contemplated by this Agreement.  Except as set forth in Section 3.12(b) of the Baylake Disclosure Schedules, no Baylake Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Baylake Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)          Except as set forth in Section 3.12(c) of the Baylake Disclosure Schedules, neither Baylake nor any of the Baylake ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies).  With respect to any Baylake Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Baylake Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Baylake nor any of the Baylake ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.  Except as set forth in Section 3.12(c) of the Baylake Disclosure Schedules, neither Baylake nor any of the Baylake ERISA Affiliates

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sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Baylake Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).  No Baylake Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)          Each Baylake Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Baylake and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Baylake’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Baylake Benefit Plan or the tax-exempt status of any related trust.

(e)          Each Baylake Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)          Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Baylake’s Knowledge, threatened by, on behalf of, or against any Baylake Benefit Plan or against the administrators or trustees or other fiduciaries of any Baylake Benefit Plan that alleges a violation of applicable state or federal law or violation of any Baylake Benefit Plan document or related agreement.

(g)          No Baylake Benefit Plan fiduciary or any other person has, or has had, any liability to any Baylake Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Baylake Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Baylake’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Baylake Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)          All accrued contributions and other payments to be made by Baylake or any Subsidiary to any Baylake Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Baylake Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in Baylake Financial Statements.

(i)          Except as set forth in Section 3.12(i) of the Baylake Disclosure Schedules, there are no obligations under any Baylake Benefit Plans to provide health or other welfare

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benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)          No condition exists as a result of which Baylake or any Subsidiary would have any liability, whether absolute or contingent, under any Baylake Benefit Plan with respect to any misclassification of a person performing services for Baylake or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Baylake Benefit Plans are in fact eligible and authorized to participate in such Baylake Benefit Plan.

(k)          Neither Baylake nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Baylake Benefit Plans.

Section 3.13         Compliance with Legal Requirements.    Baylake and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  Baylake and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets.  Except for issues identified in any periodic Reports of Examination from a Regulatory Authority, neither Baylake nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Baylake or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14         Legal Proceedings; Orders.

(a)          Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Baylake, threatened against or affecting Baylake, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated.  No officer, director, employee or agent of Baylake or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Baylake or any of its Subsidiaries as currently conducted.

(b)          Neither Baylake nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any

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supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of Baylake, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15         Absence of Certain Changes and Events.    Since December 31, 2014, Baylake and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2014, there has not been any:

(a)          change in their authorized or issued capital stock (except in connection with the exercise of Baylake Equity Awards and as otherwise disclosed in Section 3.15(a) of the Baylake Disclosures); grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected in the Baylake Financial Statements;

(b)          amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

(c)          payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Baylake Benefit Plan, or entry into or amendment of any employment, consulting, non-competition, change in control, severance or similar Contract, except as otherwise disclosed in Section 3.15(c) of the Baylake Disclosure Schedules, with any stockholder, director, officer or employee, except for (i) the Contemplated Transactions, (ii) any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium and (iii) except as contemplated by Sections 5.7(c), 7.11 and 9.15;

(d)          adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase (except for increases effected pursuant to the existing terms of any Baylake Benefit Plan) in the payments to or benefits under, any Baylake Benefit Plan, except as otherwise contemplated by subsections (a), (c) or (d) of Section 5.7, Section 7.11 or Section 9.15;

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(e)          damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $250,000;

(f)          entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)          except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Baylake Bank of more than $250,000 in the aggregate;

(h)          Baylake Loan or commitment to make any Baylake Loan other than in the Ordinary Course of Business;

(i)          Baylake Loan or commitment to make, renew, extend the term or increase the amount of any Baylake Loan to any Person if such Baylake Loan or any other Baylake Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Baylake Bank, or has been classified by Baylake Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” other than in the Ordinary Course of Business;

(j)          incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business, except as otherwise disclosed in Section 3.15(j) of the Baylake Disclosures;

(k)          sale, lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except:  (i) for Baylake Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business, including the sale of OREO;

(l)          cancellation or waiver by them of any claims or rights with a value in excess of $250,000;

(m)          except as set forth in Section 3.15(m) of the Baylake Disclosure Schedules, any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by Baylake or any of its Subsidiaries) individually or in the aggregate exceeding $250,000;

(n)          except for the Contemplated Transactions and as set forth in Section 3.15(n) of the Baylake Disclosure Schedules, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

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(o)          transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)          material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of Baylake or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or Legal Requirements;

(q)          filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)          discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)          except as set forth in Section 3.15(s) of the Baylake Disclosure Schedules, entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $250,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t)          purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;

(u)          hiring of any employee with an annual salary in excess of $150,000;

(v)         agreement, whether oral or written, by it to do any of the foregoing; or

(w)          event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Baylake.

Section 3.16         Material Contracts.    Except for Contracts evidencing Baylake Loans made by Baylake Bank in the Ordinary Course of Business, Section 3.16 of Baylake Disclosure Schedules lists or describes the following with respect to Baylake and each of its Subsidiaries (each such agreement or document, a “Baylake Material Contract”), as of the date of this Agreement, for which true, complete and correct copies of each have been delivered or made available to Nicolet:

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(a)          all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1.0 million, exclusive of deposit agreements with customers of Baylake Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;

(b)          each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than those described in Section 3.16(k));

(c)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

(d)          each Contract not referred to elsewhere in this Section 3.16 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on Baylake or its Subsidiaries;

(e)          each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $250,000);

(f)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h)          each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i)          each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Baylake or its Subsidiaries or limit, in any material respect, the ability of Baylake or its subsidiaries to engage in any line of business or to compete with any Person;

(j)          each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

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(k)          each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any independent contractor or employee of Baylake Bank;

(l)          the name of each Person who is or would be entitled pursuant to any Contract or Baylake Benefit Plan to receive any payment from Baylake Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)          each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Baylake Bank to be responsible for consequential damages;

(n)          each Contract for capital expenditures in excess of $250,000;

(o)          each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Baylake or any of its Subsidiaries other than in the Ordinary Course of Business;

(p)          each Baylake Benefit Plan (other than those described in Section 3.16(k)); and

(q)          each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17         No Defaults.    Each Baylake Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.  To the Knowledge of Baylake, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Baylake, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Baylake Material Contract.  Except in the Ordinary Course of Business with respect to any Baylake Loan, neither Baylake nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Baylake Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or

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payable to Baylake or any of its Subsidiaries under current or completed Baylake Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18         Insurance.    Section 3.18 of the Baylake Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by Baylake and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Nicolet.  Baylake and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Baylake reasonably has determined to be prudent and consistent with industry practice.  Baylake and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Baylake and its Subsidiaries, Baylake or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Section 3.18 of the Baylake Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $250,000 and the current status of such claims.  All such claims have been filed in due and timely fashion.  None of Baylake or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 3.19         Compliance with Environmental Laws.    There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Baylake or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Baylake, threatened, nor to the Knowledge of Baylake, is there any factual basis for any of the foregoing, as a result of any asserted failure of Baylake or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of Baylake or any of its Subsidiaries or the consummation of the Contemplated Transactions.  Except as set forth in Section 3.19 of the Baylake Disclosure Schedules, to the Knowledge of Baylake, neither Baylake nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property.  Baylake and each Subsidiary of Baylake has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20         Transactions with Affiliates.    Since January 1, 2013, all transactions required to be disclosed by Baylake pursuant to Item 404 of Regulation S-K promulgated under

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the Securities Act have been disclosed in Baylake SEC Reports. No transaction, or series of related transactions, is currently proposed by Baylake or any of its Subsidiaries or, to the Knowledge of Baylake, by any other Person, to which Baylake or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 3.21        Brokers; Opinion of Financial Advisor.   Except for fees payable to Sandler O’Neill & Partners, L.P. pursuant to an engagement letter that has been Previously Disclosed, none of Baylake or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The Baylake Board has received the opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Baylake Common Stock in connection with the Merger is fair, from a financial point of view, to the holders of Baylake Common Stock.

Section 3.22        Approval Delays.   To the Knowledge of Baylake, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Baylake Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23         Labor Matters.

(a)          There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Baylake or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Baylake, threat thereof, by or with respect to any employees of Baylake or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Baylake, threatened, involving employees of Baylake or any of its Subsidiaries. Neither Baylake nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Baylake and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Baylake or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Baylake or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Baylake, threatened with respect to Baylake or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)          Neither Baylake nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to

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employees or employment practices. None of Baylake, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Baylake or any of its Subsidiaries and, to the Knowledge of Baylake, no such investigation is in progress.

Section 3.24      Intellectual Property.    Each of Baylake and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of Baylake and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of Baylake, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25       Investments.

(a)          Section 3.25(a) of the Baylake Disclosure Schedules includes a complete and correct list and description as of June 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Baylake or its Subsidiaries, other than, with respect to Baylake Bank, in a fiduciary or agency capacity (the “Baylake Investment Securities”); and (ii) any such Baylake Investment Securities that are pledged as collateral to another Person. Baylake and each Subsidiary has good and marketable title to all Baylake Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Baylake Permitted Exceptions and except to the extent such Baylake Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of Baylake or Baylake Bank. The Baylake Investment Securities are valued on the books of Baylake and Baylake Bank in accordance with GAAP.

(b)          Except as set forth in Section 3.25(b) of the Baylake Disclosure Schedules and as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Baylake Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Baylake or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which Baylake or any of its Subsidiaries is a party, Baylake or such Subsidiary of Baylake, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

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(c)          None of Baylake or its Subsidiaries has sold or otherwise disposed of any Baylake Investment Securities in a transaction in which the acquiror of such Baylake Investment Securities or other person has the right, either conditionally or absolutely, to require Baylake or any of its Subsidiaries to repurchase or otherwise reacquire any such Baylake Investment Securities.

(d)          There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements (other than loan caps or floors contained within Baylake Loans entered into in the Ordinary Course of Business) to which Baylake or its Subsidiaries is bound.

Section 3.26         Trust Preferred Securities.   Baylake has performed, or has caused Baylake Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the Baylake Trust Debentures or the Baylake Trust Preferred Securities or any agreements related thereto.

Section 3.27         Waiver of Vesting.   As of the date of this Agreement, Baylake has received executed waivers, in the form of Exhibit B, from each Baylake employee set forth on Schedule 2 waiving any acceleration of vesting of any outstanding Baylake Equity Awards resulting from the consummation of the Contemplated Transactions.

Article 4

REPRESENTATIONS AND WARRANTIES OF NICOLET

Except as Previously Disclosed, Nicolet hereby represents and warrants to Baylake as follows:

Section 4.1           Nicolet Organization.   Nicolet: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Nicolet Articles of Incorporation and Nicolet Bylaws and all amendments thereto set forth in Nicolet SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Nicolet has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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Section 4.2           Nicolet Subsidiary Organizations.   Nicolet Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. Each Nicolet Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet. Each Subsidiary of Nicolet has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Nicolet Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Nicolet has delivered or made available to Baylake copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Nicolet and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3           Authorization; Enforceability.   Nicolet has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Nicolet Board. The Nicolet Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Nicolet and its stockholders, and that the Agreement and transactions contemplated hereby are in the best interests of Nicolet and its stockholders. The Nicolet Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Nicolet’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Nicolet’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Nicolet, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to Nicolet Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Nicolet enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4           No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Nicolet or any of its Subsidiaries; (b) assuming receipt of the Requisite

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Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Nicolet or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Nicolet Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Nicolet or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, the Nicolet Stockholder Approval, the Registration Statement, the TRUPS Assumption, and the stock exchange listing required under Section 6.10, neither Nicolet nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5          Nicolet Capitalization.

(a)          The authorized capital stock of Nicolet currently consists exclusively of: (i) 30,000,000 shares of Nicolet Common Stock, of which, as of August 31, 2015 (the “Nicolet Capitalization Date”), 4,010,835 shares were issued (including 53,315 shares of restricted stock granted but not yet vested under the Nicolet Stock Plans), 3,957,520 shares were outstanding, and no shares were treasury shares; and (ii) 10,000,000 shares of Nicolet’s preferred stock, no par value per share (the “Nicolet Preferred Stock”), of which: (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are authorized, but no shares are outstanding; (ii) 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized but no shares are outstanding; and (iii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C (the “Nicolet Series C Preferred Stock”), are authorized, issued and outstanding as of Nicolet Capitalization Date. Nicolet does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Nicolet on any matter. All of the issued and outstanding shares of Nicolet Capital Stock have been, and those shares of Nicolet Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)          As of the Nicolet Capitalization Date, no shares of Nicolet Capital Stock were reserved for issuance except for: (i) 1,096,059 shares of Nicolet Common Stock reserved for issuance in connection with outstanding stock options, restricted stock, or other equity awards under a Nicolet Stock Plan; (ii) 302,978 shares of Nicolet Common Stock reserved for issuance pursuant to future awards under a Nicolet Stock Plan; (iii) 141,082 shares of Nicolet Common Stock reserved for issuance under Nicolet’s 401(k) plan; and (iv) 71,386 shares of

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Nicolet Common Stock reserved for issuance pursuant to Nicolet’s 2009 Deferred Compensation Plan for Non-Employee Directors.

(c)          Other than awards under a Nicolet Stock Plan that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Nicolet Capitalization Date. Since the Nicolet Capitalization Date through the date hereof, Nicolet has not: (i) issued or repurchased any shares of Nicolet Common Stock or Nicolet Preferred Stock or other equity securities of Nicolet, other than in connection with the exercise of Nicolet Equity Awards that were outstanding on Nicolet Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Nicolet Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Nicolet Common Stock or any other equity-based awards. Except as set forth in Section 4.5(c) of the Nicolet Disclosure Schedules, from the Nicolet Capitalization Date through the date of this Agreement, neither Nicolet nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Nicolet or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Nicolet Stock Plan.

(d)          None of the shares of Nicolet Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Nicolet Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Nicolet or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Nicolet or any of its Subsidiaries; and (ii) no contractual obligations of Nicolet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Nicolet Common Stock or any equity security of Nicolet or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Nicolet or its Subsidiaries. Except as permitted by this Agreement, since Nicolet Capitalization Date, no shares of Nicolet Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Nicolet or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Nicolet or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of Nicolet. Other than its Subsidiaries, Nicolet does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.6          Nicolet Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Nicolet are owned by Nicolet, directly or indirectly, free and clear of any material liens, pledges, charges,

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claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except as provided in 12 U.S.C. § 55) and free of preemptive rights. No Subsidiary of Nicolet has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.7          Nicolet SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)          Nicolet has timely filed all Nicolet SEC Reports, and all such Nicolet SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Nicolet SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Nicolet SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Nicolet SEC Reports. No Subsidiary of Nicolet is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)          The financial statements presented (or incorporated by reference) in the Nicolet SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Nicolet SEC Reports (collectively, the “Nicolet Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Nicolet and its Subsidiaries at the respective dates of and for the periods referred to in the Nicolet Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Nicolet Financial Statements. The Nicolet Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Nicolet Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Porter Keadle Moore, LLC has not resigned (or informed Nicolet that it intends to resign) or been dismissed as independent registered public accountants of Nicolet.

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(c)          Nicolet is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Nicolet maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Nicolet in reports that Nicolet is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Nicolet’s management to allow timely decisions regarding required disclosures. As of June 30, 2015, to the Knowledge of Nicolet, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)          Nicolet and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. Nicolet’s certifying officers have evaluated the effectiveness of Nicolet’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Nicolet under the Exchange Act (the “Nicolet Evaluation Date”). Nicolet presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Nicolet’s Internal Control Over Financial Reporting based on their evaluations as of the Nicolet Evaluation Date. Since the Nicolet Evaluation Date, there have been no changes in Nicolet’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Nicolet’s Internal Control Over Financial Reporting. Nicolet has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)          Nicolet and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Nicolet and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)          Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of Nicolet and its Subsidiaries, no Regulatory Authority has

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initiated since January 1, 2013, or has pending any proceeding, enforcement action or to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Since January 1, 2013, no Regulatory Authority has resolved any proceeding enforcement action or, to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Nicolet and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of Nicolet or its Subsidiaries. Since January 1, 2013, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Nicolet or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in Nicolet’s Ordinary Course of Business). To the Knowledge of Nicolet, there has not been any event or occurrence since January 1, 2013 that would result in a determination that Nicolet Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 4.8            Books and Records.   The books of account, minute books, stock record books and other records of Nicolet and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Nicolet’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of Nicolet and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Nicolet and its Subsidiaries.

Section 4.9            Properties.

(a)          Section 4.9 of the Nicolet Disclosure Schedules lists or describes all interests in real property owned by Nicolet and each of its Subsidiaries, including OREO as of the date of this Agreement, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)          Nicolet and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Nicolet Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Nicolet Financial Statements; (iii) pledges or

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liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Nicolet Permitted Exceptions”). Nicolet and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Nicolet, the lessor. All buildings and structures owned by Nicolet and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10        Loans; Loan Loss Reserve.

(a)          Each loan, loan agreement, note, lease or other borrowing agreement by Nicolet Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Nicolet Loans”) reflected as an asset on any of the Nicolet Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Nicolet, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)          All Nicolet Loans originated or purchased by Nicolet Bank were made or purchased in accordance with the policies of the board of directors of Nicolet Bank and in the Ordinary Course of Business of Nicolet Bank. Except as set forth in Section 4.10(b) of the Nicolet Disclosure Schedules, Nicolet Bank’s interest in all Nicolet Loans is free and clear of any security interest, lien, encumbrance or other charge, and Nicolet Bank has complied in all material respects with all Legal Requirements relating to such Nicolet Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Nicolet Loan made to an executive officer or director of Nicolet Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c)          Except as set forth in Section 4.10(c) of the Nicolet Disclosure Schedules, as of the date of this Agreement, Nicolet Bank is not a party to any Nicolet Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Nicolet Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable

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classifications by Nicolet Bank; (iii) that has been listed on any “watch list” or similar internal report of Nicolet Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Nicolet Loan; (v) with respect to which Nicolet Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Nicolet Loan or by any obligor of such Nicolet Loan; or (vi) that represents an extension of credit to an executive officer or director of Nicolet Bank or an entity controlled by an executive officer or director.

(d)          Nicolet Bank’s allowance for loan and lease losses reflected in the Nicolet Financial Statements (including footnotes thereto) was determined on the basis of Nicolet Bank’s continuing review and evaluation of the portfolio of Nicolet Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Nicolet Bank’s internal policies, and, in the reasonable judgment of Nicolet Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Nicolet Loans previously charged-off, on outstanding Nicolet Loans.

Section 4.11        Taxes.

(a)          Nicolet and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. Nicolet and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Nicolet and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There are no liens for Taxes upon any of the assets of Nicolet or any of its Subsidiaries.

(b)          There is no claim or assessment pending or, to the Knowledge of Nicolet, threatened against Nicolet and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Nicolet and each of its Subsidiaries is presently being conducted or, to the Knowledge of Nicolet, threatened by any Regulatory Authority. Neither Nicolet nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Nicolet’s or its Subsidiaries’ assets. Neither Nicolet nor its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

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(c)          Nicolet and each of its Subsidiaries have delivered or made available to Nicolet true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Nicolet and its Subsidiaries with respect to the last two (2) fiscal years.

(d)          To the Knowledge of Nicolet, Nicolet and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(e)          It is the present intention of Nicolet to continue at least one significant historic business line of Baylake, or to use at least a significant portion of Baylake's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

Section 4.12        Employee Benefits.

(a)          Section 4.12(a) of the Nicolet Disclosure Schedules includes a complete and correct list of each Nicolet Benefit Plan. Nicolet has delivered to Baylake true and complete copies of the following with respect to each Nicolet Benefit Plan: (i) copies of each Nicolet Benefit Plan (including a written description when no formal plan document exists), and all related plan descriptions and other written communications provided to participants of the Nicolet Benefit Plans, as required by applicable law, or describing Nicolet Benefit Plan design changes or describing opportunities to enroll in Nicolet Benefit Plans; (ii) to the extent applicable, the last two (2) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material ancillary documents, including:

(i)          all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)         all notices and other communications that were given by Nicolet, any Subsidiary, or any Nicolet Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii)        all notices or other communications that were given by the IRS, the PBGC, or the DOL to Nicolet, any Subsidiary, or any Nicolet Benefit Plan within the six (6) years preceding the date of this Agreement.

(b)          Except as set forth in Section 4.12(b) of the Nicolet Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions

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contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Nicolet Benefit Plan or any other increase in the liabilities of Nicolet or any Subsidiary under any Nicolet Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.12(b) of the Nicolet Disclosure Schedules, no Nicolet Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Nicolet Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)          Except as set forth in Section 4.12(c) of the Nicolet Disclosure Schedules, neither Nicolet nor any of the Nicolet ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Nicolet Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Nicolet Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Nicolet nor any of the Nicolet ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth in Section 4.12(c) of the Nicolet Disclosure Schedules, neither Nicolet nor any of the Nicolet ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Nicolet Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Nicolet Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)          Each Nicolet Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Nicolet and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Nicolet’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Nicolet Benefit Plan or the tax-exempt status of any related trust.

(e)          Each Nicolet Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)          Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Nicolet’s Knowledge,

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threatened by, on behalf of, or against any Nicolet Benefit Plan or against the administrators or trustees or other fiduciaries of any Nicolet Benefit Plan that alleges a violation of applicable state or federal law or violation of any Nicolet Benefit Plan document or related agreement.

(g)          No Nicolet Benefit Plan fiduciary or any other person has, or has had, any liability to any Nicolet Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Nicolet Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Nicolet’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Nicolet Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)          All accrued contributions and other payments to be made by Nicolet or any Subsidiary to any Nicolet Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Nicolet Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Nicolet Financial Statements.

(i)          Except as set forth in Section 4.12(i) of the Nicolet Disclosure Schedules, there are no obligations under any Nicolet Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)          No condition exists as a result of which Nicolet or any Subsidiary would have any liability, whether absolute or contingent, under any Nicolet Benefit Plan with respect to any misclassification of a person performing services for Nicolet or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in the Nicolet Benefit Plans are in fact eligible and authorized to participate in such Nicolet Benefit Plan.

(k)          Neither Nicolet nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Nicolet Benefit Plans.

Section 4.13       Compliance with Legal Requirements.   Nicolet and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Nicolet and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Nicolet nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Regulatory Authority or any

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other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Nicolet or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.14        Legal Proceedings; Orders.

(a)          Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Nicolet, threatened against or affecting Nicolet, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated. No officer, director, employee or agent of Nicolet or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Nicolet or any of its Subsidiaries as currently conducted.

(b)          Neither Nicolet nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of Nicolet, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.15        Absence of Certain Changes and Events.   Since December 31, 2014, Nicolet and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2014, there has not been any:

(a)          change in their authorized or issued capital stock (except in connection with the exercise of Nicolet Equity Awards); grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected in the Nicolet Financial Statements;

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(b)          amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

(c)          payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Nicolet Benefit Plan, or entry into or amendment of any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for (i) the Contemplated Transactions and (ii) any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)          adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase (except for increases effected pursuant to the existing terms of any Nicolet Benefit Plan) in the payments to or benefits under, any Nicolet Benefit Plan;

(e)          damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $250,000;

(f)          entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)          except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Nicolet Bank of more than $250,000 in the aggregate;

(h)          Nicolet Loan or commitment to make any Nicolet Loan other than in the Ordinary Course of Business;

(i)           Nicolet Loan or commitment to make, renew, extend the term or increase the amount of any Nicolet Loan to any Person if such Nicolet Loan or any other Nicolet Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Nicolet Bank, or has been classified by Nicolet Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” other than in the Ordinary Course of Business;

(j)           incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

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(k)          except as set forth in Section 4.15(k) of the Nicolet Disclosure Schedules, sale, lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Nicolet Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business, including the sale of OREO;

(l)           cancellation or waiver by them of any claims or rights with a value in excess of $250,000;

(m)         any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by Nicolet or any of its Subsidiaries) individually or in the aggregate exceeding $250,000;

(n)          except as set forth in Section 4.15(n) of the Nicolet Disclosure Schedules, except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)          transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)          material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of Nicolet or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or Legal Requirements;

(q)          filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)           discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)          entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $250,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t)          purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors

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and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;

(u)         except as set forth in Section 4.15(u) of the Nicolet Disclosure Schedules, hiring of any employee with an annual salary in excess of $150,000;

(v)         agreement, whether oral or written, by it to do any of the foregoing; or

(w)         event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Nicolet.

Section 4.16        Material Contracts.   Except for Contracts evidencing Nicolet Loans made by Nicolet Bank in the Ordinary Course of Business, Section 4.16 of the Nicolet Disclosure Schedules lists or describes the following with respect to Nicolet and each of its Subsidiaries (each such agreement or document, a “Nicolet Material Contract”), as of the date of this Agreement, for which true, complete and correct copies of each have been delivered or made available to Baylake:

(a)          all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1.0 million, exclusive of deposit agreements with customers of Nicolet Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;

(b)          each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than those described in Section 4.16(k));

(c)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

(d)          each Contract not referred to elsewhere in this Section 4.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on Nicolet or its Subsidiaries;

(e)          each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $250,000);

(f)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or

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former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h)          each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i)           each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Nicolet or its Subsidiaries or limit, in any material respect, the ability of Nicolet or its subsidiaries to engage in any line of business or to compete with any Person;

(j)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(k)          each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any independent contractor or employee of Nicolet Bank;

(l)           the name of each Person who is or would be entitled pursuant to any Contract or Nicolet Benefit Plan to receive any payment from Nicolet Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)         each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Nicolet Bank to be responsible for consequential damages;

(n)          each Contract for capital expenditures in excess of $250,000;

(o)          each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Nicolet or any of its Subsidiaries other than in the Ordinary Course of Business;

(p)          each Nicolet Benefit Plan (other than those described in Section 4.16(k)); and

(q)          each amendment, supplement and modification in respect of any of the foregoing.

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Section 4.17         No Defaults.   Each Nicolet Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of Nicolet, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Nicolet, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Nicolet Material Contract. Except in the Ordinary Course of Business with respect to any Nicolet Loan, neither Nicolet nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Nicolet Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to Nicolet or any of its Subsidiaries under current or completed Nicolet Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 4.18         Insurance.   Section 4.18 of the Nicolet Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by Nicolet and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Baylake. Nicolet and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Nicolet reasonably has determined to be prudent and consistent with industry practice. Nicolet and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Nicolet and its Subsidiaries, Nicolet or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 4.18 of the Nicolet Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $250,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of Nicolet or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 4.19         Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Nicolet or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Nicolet, threatened, nor to the Knowledge of Nicolet, is there any factual basis for any of the foregoing,

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as a result of any asserted failure of Nicolet or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of Nicolet or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Nicolet, neither Nicolet nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. Nicolet and each Subsidiary of Nicolet has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 4.20        Transactions with Affiliates.   Since January 1, 2013, all transactions required to be disclosed by Nicolet pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Nicolet SEC Reports. No transaction, or series of related transactions, is currently proposed by Nicolet or any of its Subsidiaries or, to the Knowledge of Nicolet, by any other Person, to which Nicolet or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 4.21        Brokers; Opinion of Financial Advisor.   None of Nicolet or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The Nicolet Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Nicolet.

Section 4.22         Approval Delays.   To the Knowledge of Nicolet, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Nicolet Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.23         Labor Matters.

(a)          There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Nicolet or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Nicolet, threat thereof, by or with respect to any employees of Nicolet or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Nicolet, threatened, involving employees of Nicolet or any

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of its Subsidiaries. Neither Nicolet nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Nicolet and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Nicolet or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Nicolet or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Nicolet, threatened with respect to Nicolet or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)          Neither Nicolet nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of Nicolet, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Nicolet or any of its Subsidiaries and, to the Knowledge of Nicolet, no such investigation is in progress.

Section 4.24        Intellectual Property.   Each of Nicolet and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of Nicolet and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of Nicolet, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 4.25        Investments.

(a)          Section 4.25(a) of the Nicolet Disclosure Schedules includes a complete and correct list and description as of June 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Nicolet or its Subsidiaries, other than, with respect to Nicolet Bank, in a fiduciary or agency capacity (the “Nicolet Investment Securities”); and (ii) any such Nicolet Investment Securities that are pledged as collateral to another Person. Nicolet and each Subsidiary has good and marketable title to all Nicolet Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Nicolet Permitted Exceptions and except to the extent such Nicolet Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking

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practices to secure obligations of Nicolet or Nicolet Bank.  The Nicolet Investment Securities are valued on the books of Nicolet and Nicolet Bank in accordance with GAAP.

(b)          Except as set forth in Section 4.25(b) of the Nicolet Disclosure Schedules and as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Nicolet Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Nicolet or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which Nicolet or any of its Subsidiaries is a party, Nicolet or such Subsidiary of Nicolet, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)          None of Nicolet or its Subsidiaries has sold or otherwise disposed of any Nicolet Investment Securities in a transaction in which the acquiror of such Nicolet Investment Securities or other person has the right, either conditionally or absolutely, to require Nicolet or any of its Subsidiaries to repurchase or otherwise reacquire any such Nicolet Investment Securities.

(d)          There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements (other than loan caps or floors contained within Nicolet Loans entered into in the Ordinary Course of Business) to which Nicolet or its Subsidiaries is bound.

Section 4.26        Trust Preferred Securities.   Nicolet has performed, or has caused each Nicolet Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the trust preferred securities issued by the Nicolet Trusts, the subordinated notes issued by Nicolet to the Nicolet Trusts or any agreements related thereto.

Section 4.27        Waiver of Vesting.   As of the date of this Agreement, Nicolet has received executed waivers, in the form of Exhibit B, from each Nicolet employee set forth on Schedule 2 waiving any acceleration of vesting of any Nicolet Equity Awards resulting from the consummation of the Contemplated Transactions.

Article 5
BAYLAKE’S COVENANTS

Section 5.1          Access and Investigation.

(a)          Subject to any applicable Legal Requirement, Nicolet and its Representatives shall, at all times during normal business hours and with reasonable advance

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notice, have such reasonable access to the facilities, operations, records and properties of Baylake and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining Baylake’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Nicolet and Baylake following the Effective Time. Nicolet and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Baylake and each of its Subsidiaries and of their respective financial and legal conditions as Nicolet shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Baylake or any of its Subsidiaries. Upon request, Baylake and each of its Subsidiaries will furnish Nicolet or its Representatives attorneys’ responses to auditors’ requests for information regarding Baylake or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Nicolet (provided, such disclosure would not result in the waiver by Baylake or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Nicolet or any of its Representatives shall affect the representations and warranties made by Baylake in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Nicolet the disclosure of which, in Baylake’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Baylake and Nicolet will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)          From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Baylake shall promptly furnish to Nicolet: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)          Baylake shall provide, and cause each of its Subsidiaries to provide, to Nicolet all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of Baylake or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of Baylake or its Subsidiaries; in each case other than portions of such documents relating to confidential

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supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(d)          All information obtained by Nicolet in accordance with this Section 5.1 shall be treated in confidence as provided in that certain confidentiality and non-disclosure agreement dated June 17, 2015, between Nicolet and Baylake (the “Confidentiality Agreement”).

Section 5.2          Operation of Baylake and Baylake Subsidiaries.

(a)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Baylake shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Baylake or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Baylake will not, and will cause each of its Subsidiaries not to:

(i)          other than pursuant to the terms of any Contract to which Baylake is a party that is outstanding on the date of this Agreement (as disclosed in Section 5.2(b)(i) of the Baylake Disclosure Schedules): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Baylake Capital Stock or any security convertible into Baylake Capital Stock; (B) permit any additional shares of Baylake Capital Stock to become subject to new grants, except for issuances under Baylake Benefit Plans in the Ordinary Course of Business after consultation with Nicolet; or (C) grant any registration rights with respect to shares of Baylake Capital Stock;

(ii)         (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Baylake Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that Baylake shall be permitted to (x) continue paying its

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regular quarterly dividend of $0.09 per share of Baylake Common Stock consistent with past practice and (y) pay a special dividend of $0.40 per share of Baylake Common Stock immediately prior to the Closing; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Baylake Capital Stock (other than repurchases of shares of Baylake Common Stock in the Ordinary Course of Business to satisfy obligations under Baylake Benefit Plans);

(iii)        amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Baylake Material Contract (other than as permitted by Section 5.2(b)(xiii)); (B) any material restriction on the ability of Baylake or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Baylake Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv)        enter into loan transactions not in accordance with, or consistent with, past practices of Baylake Bank or that are on terms and conditions that, to the Knowledge of Baylake, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v)         (A) enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to Baylake Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to Baylake or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Baylake or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by Baylake or any of its Subsidiaries;

(vi)        maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Baylake Loans previously charged off, on Baylake Loans and leases outstanding (including accrued interest receivable);

(vii)       fail to: (A) charge-off any Baylake Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Baylake Loans or leases that are past due greater than ninety (90) days;

(viii)      sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except

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for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Baylake and its Subsidiaries, taken as a whole;

(ix)         acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Baylake and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x)          purchase any equity security for its investment portfolio that is inconsistent with Baylake Bank’s formal investment policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such investment policy;

(xi)         except as set forth in Section 5.2(b)(xi) of the Baylake Disclosure Schedules, amend its articles of incorporation or its bylaws, or similar governing documents of any of its Subsidiaries;

(xii)        implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii)       except as contemplated by subsections (a), (c) or (d) of Section 5.7, Section 7.11 or Section 9.15 or as required by any applicable Legal Requirement or the terms of any Baylake Benefit Plan existing as of the date hereof, or as set forth in Section 5.2(b)(xiii) of the Baylake Disclosure Schedules:  (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Baylake or its Subsidiaries (collectively, the “Baylake Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Baylake Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Baylake Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Baylake Benefit Plan; or (E) materially change

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any actuarial assumptions used to calculate funding obligations with respect to any Baylake Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)      except as set forth in Section 5.2(b)(xiv) of the Baylake Disclosure Schedules, hire any new employees with an annual salary in excess of $50,000;

(xv)       except as set forth in Section 5.2(b)(xv) of the Baylake Disclosure Schedules, incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xvi)      enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvii)     settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of Baylake or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xviii)    except as set forth in Section 5.2(b)(xviii) of the Baylake Disclosure Schedules, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xix)       make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xx)        agree to take, make any commitment to take, or adopt any resolutions of Baylake Board in support of, any of the actions prohibited by this Section 5.2.

Section 5.3           Notice of Changes.   Baylake will give prompt notice to Nicolet of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Baylake; or (b) would cause or constitute a material breach of any of

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Baylake’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.

Section 5.4           Stockholders’ Meeting.   Baylake shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, Baylake Articles of Incorporation and Baylake Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Baylake Stockholders’ Meeting”) for the purpose of obtaining the Baylake Stockholder Approval. Baylake and Baylake Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the WBCL, including by recommending that its stockholders vote in favor of this Agreement, and Baylake and Baylake Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) Baylake Board’s recommendation to Baylake’s stockholders that Baylake’s stockholders vote in favor of the adoption and approval of this Agreement (an “Adverse Recommendation”). However, if, prior to the time Baylake Stockholder Approval is obtained, the Baylake Board, after consultation with outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its stockholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Baylake Stockholders’ Meeting, the Baylake Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation.

Section 5.5           Information Provided to Nicolet.   Baylake agrees that the information concerning Baylake or any of its Subsidiaries that is provided or to be provided by Baylake in writing to Nicolet specifically for inclusion in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of Baylake Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Baylake will have a duty to correct any material misleading statement specified by Baylake for inclusion, and so included, in the Registration Statement or Joint Proxy Statement

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and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, Baylake shall have no responsibility for the truth or accuracy of any information with respect to Nicolet or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6          Operating Functions.   Baylake and Baylake Bank shall cooperate with Nicolet and Nicolet Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Baylake Bank and Nicolet Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on upon consummation of the Bank Plan of Merger. Without limiting the foregoing, Baylake shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Baylake and Nicolet shall meet from time to time as Baylake or Nicolet may reasonably request, to review the financial and operational affairs of Baylake and Baylake Bank, and Baylake shall give due consideration to Nicolet’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Nicolet nor Nicolet Bank shall under any circumstance be permitted to exercise control of Baylake, Baylake Bank or any of Baylake’s other Subsidiaries prior to the Effective Time; (b) neither Baylake nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither Baylake nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.7          Baylake Benefit Plans.

(a)          At the request of Nicolet, Baylake shall take all appropriate action prior to the Effective Time to amend, suspend or terminate as of the Effective Time any Baylake Benefit Plan, including, but not limited to, the Baylake Stock Purchase Plan.

(b)          Prior to the Effective Time, Baylake shall accrue the costs associated with any payments due under any Baylake Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements.

(c)          On or before December 31, 2015, Baylake shall amend the Baylake Bank 401(k) Plan so that it ceases, effective as of the close of the plan year ending December 31, 2015, to be a plan that is intended to satisfy any of the alternative non-discrimination testing requirements under Section 401(k)(12) or (13) of the Code and also ceases to be a plan that is intended to satisfy any of the alternative non-discrimination testing requirements under Section 401(m)(11) or (12) of the Code.  Baylake shall not provide any disclosures to participants with

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regard to the status of the Baylake Bank 401(k) Plan for the plan year commencing January 1, 2016 that are contrary to or inconsistent with such amendments.

(d)          On or before December 31, 2015, to the extent corrective action is available, Baylake shall take all available corrective action to remedy document failures affecting the (i) Deferred Compensation Plan for Selected Directors of Baylake Bank, (ii) the Baylake Bank Supplemental Executive Retirement Plan and (iii) certain individual deferred compensation, employment and change in control agreements to which Baylake and/or Baylake Bank are parties, as identified by Nicolet, by making amendments to such plans and agreements consistent with IRS correction guidance promulgated under Section 409A of the Code. To the extent corrective action is unavailable to remedy document or operational failures affecting such plans and agreements, Baylake shall report appropriate amounts deferred under such plans and agreements as includible in income under Section 409A of the Code for the 2015 calendar year or earlier calendar years, as appropriate. On a timely basis, but in no event later than immediately prior to the Effective Time, Baylake shall complete applicable tax reporting and withholding actions required by applicable IRS correction guidance or, in the alternative, required with regard to deferred compensation that fails to satisfy the requirements for nonqualified deferred compensation under Section 409A of the Code for which no correction remedy is available.

Section 5.8          Voting and Support Agreement.   Concurrently with the execution and delivery of this Agreement, Baylake shall cause to be executed and delivered to Nicolet a voting and support agreement, in the form attached hereto as Exhibit C-1, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Baylake Board.

Article 6
NICOLET’S COVENANTS

Section 6.1          Access and Investigation.

(a)          Subject to any applicable Legal Requirement, Baylake and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Nicolet and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining Nicolet’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Nicolet and Baylake following the Effective Time. Baylake and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Nicolet and each of its Subsidiaries and of their respective financial and legal conditions as Baylake shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the

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normal operations of Nicolet or any of its Subsidiaries. Upon request, Nicolet and each of its Subsidiaries will furnish Baylake or its Representatives attorneys’ responses to auditors’ requests for information regarding Nicolet or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Baylake (provided, such disclosure would not result in the waiver by Nicolet or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Baylake or any of its Representatives shall affect the representations and warranties made by Nicolet in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to Baylake the disclosure of which, in Nicolet’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Nicolet and Baylake will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)          From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Nicolet shall promptly furnish to Baylake: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)          Nicolet shall provide, and cause each of its Subsidiaries to provide, to Baylake all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of Nicolet or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of Nicolet or its Subsidiaries; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(d)          All information obtained by Baylake in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

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Section 6.2          Operation of Nicolet and Nicolet Subsidiaries.

(a)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Baylake, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Nicolet shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Baylake or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Baylake, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Nicolet will not, and will cause each of its Subsidiaries not to:

(i)          other than pursuant to the terms of any Contract to which Nicolet is a party that is outstanding on the date of this Agreement (as disclosed in Section 6.2(b)(i) of the Nicolet Disclosure Schedules): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Nicolet Capital Stock or any security convertible into Nicolet Capital Stock; (B) permit any additional shares of Nicolet Capital Stock to become subject to new grants, except for issuances under the Nicolet Benefit Plans in the Ordinary Course of Business after consultation with Baylake or (C) grant any registration rights with respect to shares of Nicolet Capital Stock;

(ii)         (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Nicolet Capital Stock (other than: (1) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries; or (2) required dividends on any Nicolet Preferred Stock or on the preferred stock of its Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Nicolet Capital Stock (other than: (1) repurchases of shares of Nicolet Common Stock in the Ordinary Course of Business to satisfy obligations under the Nicolet Benefit Plans; or (2) the redemption or repurchase of Nicolet Preferred Stock);

(iii)        amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Nicolet Material Contract (other than as permitted by Section 6.2(b)(xiii)); (B) any material restriction on the ability of Nicolet or its Subsidiaries to

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conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Nicolet Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv)        enter into loan transactions not in accordance with, or consistent with, past practices of Nicolet Bank or that are on terms and conditions that, to the Knowledge of Nicolet, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v)         (A) enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to Nicolet Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any Borrowing Affiliate if such Person or such Borrowing Affiliate is the obligor under any indebtedness to Nicolet or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Nicolet or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by Nicolet or any of its Subsidiaries;

(vi)        maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Nicolet Loans previously charged off, on Nicolet Loans and leases outstanding (including accrued interest receivable);

(vii)       fail to: (A) charge-off any Nicolet Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Nicolet Loans or leases that are past due greater than ninety (90) days;

(viii)      sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Nicolet and its Subsidiaries, taken as a whole;

(ix)         acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Nicolet and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or

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that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x)          purchase any equity security for its investment portfolio that is inconsistent with Nicolet Bank’s formal investment policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such investment policy;

(xi)         amend its certificate of incorporation or its bylaws, or similar governing documents of any of its Subsidiaries;

(xii)        implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii)       except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Nicolet Benefit Plan existing as of the date hereof, or as set forth in Section 6.2(b)(xiii) of the Nicolet Disclosure Schedules: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Nicolet or its Subsidiaries (collectively, the “Nicolet Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Nicolet Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Nicolet Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Nicolet Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Nicolet Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)      hire any new employees with an annual salary in excess of $50,000;

(xv)       incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xvi)      enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating

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policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvii)     settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of Nicolet or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xviii)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xix)       make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xx)        agree to take, make any commitment to take, or adopt any resolutions of the Nicolet Board in support of, any of the actions prohibited by this Section 6.2.

Section 6.3          Notice of Changes.   Nicolet will give prompt notice to Baylake of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Nicolet; or (b) would cause or constitute a material breach of any of Nicolet’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9 provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 6.4          Stockholders’ Meeting.    Nicolet shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, Nicolet Articles of Incorporation and Nicolet Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Nicolet Stockholders’ Meeting”) for the purpose of obtaining the Nicolet Stockholder Approval. Nicolet and Nicolet Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the

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WBCL, and in favor of the issuance of Nicolet Common Stock pursuant to this Agreement required by the NASDAQ Rules, including by recommending that its stockholders vote in favor of the adoption and approval of this Agreement and stock issuance, and Nicolet and Nicolet Board will not make an Adverse Recommendation. However, if, prior to the time Nicolet Stockholder Approval is obtained, the Nicolet Board, after consultation with outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its stockholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Nicolet Stockholders’ Meeting, the Nicolet Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation.

Section 6.5          Information Provided to Baylake.  Nicolet agrees that the information concerning Nicolet or any of its Subsidiaries that is provided or to be provided by Nicolet in writing to Baylake specifically for inclusion in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of Nicolet Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Nicolet will have a duty to correct any material misleading statement specified by Nicolet for inclusion, and so included, in the Registration Statement or Joint Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, Nicolet shall have no responsibility for the truth or accuracy of any information with respect to Baylake or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.6          Operating Functions.  Nicolet and Nicolet Bank shall cooperate with Baylake and Baylake Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Nicolet Bank and Baylake Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date. Without limiting the foregoing, Nicolet shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Nicolet and Baylake shall meet from time to time as Nicolet or Baylake may reasonably request, to review the financial and operational affairs of Baylake and Baylake Bank, and Nicolet shall give due consideration to Baylake’s input on such matters, with the

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understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Baylake nor Baylake Bank shall under any circumstance be permitted to exercise control of Nicolet, Nicolet Bank or any of Nicolet’s other Subsidiaries prior to the Effective Time; (b) neither Nicolet nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither Nicolet nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.7          Indemnification.

(a)          From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was a director or officer of Baylake or any Subsidiary of Baylake, (2) any natural person who, while a director or officer of Baylake or any Subsidiary of Baylake, is or was serving either pursuant to Baylake’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to Baylake or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while a director or officer of Baylake or any Subsidiary of Baylake, is or was serving an employee benefit plan because his or her duties to Baylake or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Party”), against any and all reasonable fees (including reasonable attorneys’ fees), costs, charges, disbursements and other expenses actually and reasonably incurred by the Indemnified Party (collectively, “Expenses”) in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves federal, state or local law and which is brought by or in the right of any Person (any such action, an “Indemnification Proceeding”) to which the Indemnified Party was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.7(a), to the extent that such Indemnified Party has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.

(b)          From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was an employee or agent of Baylake or any Subsidiary of Baylake, (2) any natural person who, while an employee or agent of Baylake or any Subsidiary of Baylake, is or was serving either pursuant to Baylake’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to Baylake or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while an employee or agent of Baylake or any Subsidiary of Baylake, is or was serving an employee benefit plan because his or her duties to Baylake or to

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such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Employee”), against any and all Expenses in connection with any Indemnification Proceeding to which the Indemnified Employee was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.7(b), to the extent that such Indemnified Employee has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.

(c)          From and after the Effective Time, Nicolet shall indemnify and hold harmless any Indemnified Party against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Party in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to Baylake or to any Subsidiary of Baylake which constituted: (1) a willful failure to deal fairly with Baylake, any Subsidiary of Baylake, or the respective shareholders thereof in connection with a matter in which the Indemnified Party had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Party derived an improper personal benefit, or (4) willful misconduct.

(d)          From and after the Effective Time, Nicolet may indemnify and hold harmless any Indemnified Employee against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Employee in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to Baylake or to any Subsidiary of Baylake which constituted: (1) a willful failure to deal fairly with Baylake, any Subsidiary of Baylake, or the respective shareholders thereof in connection with a matter in which the Indemnified Employee had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Employee had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Employee derived an improper personal benefit, or (4) willful misconduct. Any determination of whether an Indemnified Employee shall receive indemnification pursuant to this Section 6.7(d) shall be made at the sole and exclusive discretion of Nicolet.

(e)          Upon written request by an Indemnified Party who has been made party to an Indemnification Proceeding, Nicolet shall reimburse the Expenses of such Indemnified Party

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as incurred if the Indemnified Party provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to Baylake and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Party was not entitled to indemnification for such amounts under the terms of this Agreement.

(f)          Upon written request by an Indemnified Employee who has been made party to an Indemnification Proceeding, Nicolet may reimburse the Expenses of such Indemnified Employee as incurred if the Indemnified Employee provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to Baylake or to any Subsidiary of Baylake and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Employee was not entitled to indemnification for such amounts under the terms of this Agreement. Any determination of whether an Indemnified Employee shall receive reimbursement for Expenses as such Expenses are incurred pursuant to this Section 6.7(f) shall be made at the sole and exclusive discretion of Nicolet.

(g)          Notwithstanding any other provision of this Agreement, in order for any Indemnified Party or Indemnified Employee to be entitled to indemnification under this Agreement, such Indemnified Party or Indemnified Employee must make a written request to Nicolet. This written request shall contain a declaration that Nicolet shall have the right to exercise all rights and remedies available to such Indemnified Party or Indemnified Employee against any other Party arising out of or related to the Indemnification Proceeding for which indemnification is being sought and that the Indemnified Party or Indemnified Employee has assigned to Nicolet all such rights and remedies. Nicolet shall have no obligation to indemnify any Indemnified Party or Indemnified Employee under this Agreement if and to the extent that such Indemnified Party or Indemnified Employee has previously received indemnification or allowance for Expenses from any Party in connection with the same Indemnification Proceeding.

(h)          For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Nicolet shall maintain a directors’ and officers’ liability insurance policy or policies covering each Indemnified Party and Indemnified Employee covered by Baylake’s directors’ and officers’ liability insurance policy in effect as of the date hereof, on and subject to terms and conditions no less advantageous to the insureds than Baylake’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Nicolet be required to expend annually in the aggregate an amount in excess of 300% of the amount of the aggregate premiums paid by Baylake for fiscal year 2014 for such purpose and, if Nicolet is unable to maintain such policy (or substitute policy) as a result of this proviso, Nicolet shall obtain a policy or policies of insurance with substantially

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similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount; provided further, that in lieu of the obligations of this subsection, Nicolet may request that Baylake obtain, and upon such request Baylake shall obtain, such extended reporting period coverage under Baylake’s existing insurance programs (to be effective as of the Effective Time).

(i)          If Nicolet or any of its successors or assigns shall (i) consolidate with or merge into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Nicolet shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assign of Nicolet assumes the obligations set forth in this Section 6.7.

(j)          The provisions of this Section 6.7 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, each Indemnified Employee, his or her heirs, and his or her legal representatives.

Section 6.8         Board Representation; Officer Structure.  Nicolet shall take all appropriate action, as of the Effective Time, to revise the composition of Nicolet Board to reflect the membership as set forth in Schedule 1 attached hereto, effective immediately upon the Effective Time. In addition, Nicolet shall take all appropriate action, as of the Effective Time, to reflect the creation of a Co-Chair and Co-Chief Executive Officer structure and the appointment of the individuals set forth in Schedule 1. Effective as of the Effective Time, the Nominating Committee of the Board of Directors of Nicolet shall consist of the four directors set forth on Schedule 1 (the “Initial Nominating Committee Members”) . If any of the Initial Nominating Committee Members fails to be a Nicolet Director or to serve as a member of the Nominating Committee at any time prior to the two-year anniversary of the Closing Date, a replacement member of the Initial Nominating Committee Member shall be selected by (i) the directors set forth on Schedule 1 who were Baylake Directors prior to the Closing Date if such former Initial Nominating Committee Member was a Baylake Director prior to the Closing Date or (ii) the directors set forth on Schedule 1 who were Nicolet Directors prior to the Closing Date if such former Initial Nominating Committee Member was a Nicolet Director prior to the Closing Date. Nicolet shall take all appropriate action to effect the requirements of this Section 6.8, including, if necessary, recommending and adopting any necessary changes to the articles or bylaws of Nicolet or Nicolet Bank.

Section 6.9          Authorization and Reservation of Nicolet Common Stock.  Nicolet Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Nicolet Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

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Section 6.10        Stock Exchange Listing.

(a)          Nicolet shall cause all shares of Nicolet Common Stock to be listed on the NASDAQ Capital Market prior to the record date for the Nicolet Stockholders’ Meeting.

(b)          Nicolet shall cause all shares of Nicolet Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Capital Market prior to the Closing Date.

Section 6.11        Assumption of Debt Instruments.  Nicolet agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Baylake’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements.

Section 6.12        Voting and Support Agreement.  Concurrently with the execution and delivery of this Agreement, Nicolet shall cause to be executed and delivered to Baylake a voting and support agreement, in the form attached hereto as Exhibit C-2, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Nicolet Board.

Section 6.13        Nicolet Preferred Stock Redemption.  Nicolet shall use its reasonable best efforts to redeem such number of shares of Nicolet Series C Preferred Stock such that not more than 12,200 shares of Nicolet Series C Preferred Stock are outstanding immediately prior to the Closing.

Article 7

COVENANTS OF ALL PARTIES

Section 7.1          Regulatory Approvals.  Nicolet and Baylake and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Nicolet and Baylake will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to

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completion of the Contemplated Transactions. Nicolet and Baylake will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

Section 7.2          SEC Registration.  As soon as practicable following the date of this Agreement, Baylake and Nicolet shall prepare and file with the SEC the Joint Proxy Statement and Nicolet shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Nicolet shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Baylake will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Baylake’s stockholders, and Nicolet will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Nicolet’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Nicolet will advise Baylake, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Nicolet Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Baylake will advise Nicolet, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to Baylake, Nicolet or any Subsidiary of Baylake or Nicolet, respectively, or any change occurs with respect to information supplied by or on behalf of Baylake or Nicolet, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Baylake or Nicolet, as applicable, shall promptly notify the other of such event, and Baylake or, Nicolet, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to Baylake’s stockholders and to Nicolet’s stockholders.

Section 7.3          Publicity.  Neither Baylake nor Nicolet shall, and neither Baylake nor Nicolet shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except

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as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Nicolet, in the case of a proposed announcement, statement or disclosure by Baylake, or Baylake, in the case of a proposed announcement, statement or disclosure by Nicolet; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules. Subject to the foregoing, Nicolet and Baylake agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of Nicolet and Baylake, mutually agreed upon by both parties. Thereafter, and subject to the limitations of this paragraph, Nicolet and Baylake shall each use their reasonable best efforts to develop a joint communications plan with respect to the Contemplated Transactions and to ensure that all press releases and other public statements with respect to the Contemplated Transactions shall be consistent with such joint communications plan.

Section 7.4          Reasonable Best Efforts; Cooperation; Takeover Statutes.  Each of Nicolet and Baylake agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Nicolet nor Baylake will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Nicolet and Baylake will, and will cause each Subsidiary of Nicolet and Baylake, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions. Without limiting the foregoing, none of Nicolet, Baylake or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

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Section 7.5          Tax Free Reorganization.

(a)          The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Baylake and Nicolet shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Nicolet nor any Affiliate of Nicolet knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)          As of the date hereof, Baylake does not know of any reason: (i) why it would not be able to deliver to counsel to Baylake and counsel to Nicolet, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Nicolet and counsel to Baylake to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Baylake hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Baylake would not be able to deliver the opinion required by Section 9.8. Baylake will deliver such certificates to counsel to Baylake and counsel to Nicolet.

(c)          As of the date hereof, Nicolet does not know of any reason: (i) why it would not be able to deliver to counsel to Nicolet and counsel to Baylake, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Nicolet and counsel to Baylake to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Nicolet hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Nicolet would not be able to deliver the opinion required by Section 8.8. Nicolet will deliver such certificates to counsel to Nicolet and counsel to Baylake.

(d)          Nicolet will continue at least one significant historic business line of Baylake, or use at least a significant portion of Baylake's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d), except that Nicolet may transfer Baylake's historic business assets (i) to a corporation that is a member of Nicolet's "qualified group," within the meaning of Treas. Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Nicolet's "qualified group" have active and substantial management functions as a partner with respect to Baylake's historic business or (B) members of Nicolet's

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"qualified group" in the aggregate own an interest in the partnership representing a significant interest in Baylake's historic business, in each case within the meaning of Treas. Reg. Section 1.368-1(d)(4)(iii).

Section 7.6          Employees and Employee Benefits.

(a)          All individuals employed by Baylake or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Nicolet as of the Closing. Following the Closing, Nicolet shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are made available to similarly-situated employees of Nicolet under the Nicolet Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Nicolet Benefit Plan; and (ii) until such time as Nicolet shall cause Covered Employees to participate in the Nicolet Benefit Plans, a Covered Employee’s continued participation in Baylake Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Nicolet Benefit Plans may commence at different times with respect to each Nicolet Benefit Plan).

(b)          For all purposes (other than purposes of benefit accruals) under the Nicolet Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Baylake and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Baylake Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)          In addition, and without limiting the generality of the foregoing, as of the Transition Date, Nicolet shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Baylake Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Baylake Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of

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the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)          Notwithstanding any other provision of this Agreement to the contrary, Nicolet shall assume and honor the obligations of Baylake and its Subsidiaries under all employment, severance, change in control, consulting, and other similar plans, programs, agreements and arrangements (the “Severance Plans”) in accordance with their terms, without amendment for a period of at least twelve (12) months following the Closing, or longer following the Closing Date if specifically provided for in such Severance Plans; provided, however, that the severance benefits provided to a terminated Covered Employee shall be determined without taking into account any reduction after the Closing in compensation paid to such Covered Employee. Nicolet and Baylake hereby agree that the Merger shall only constitute a “change in control” (or concept of similar import) for purposes of the Severance Plans, or equity incentive plans, if applicable pursuant to the terms and conditions of the applicable Severance Plan or equity incentive plan. Nicolet shall, after consummation of the Merger, pay all amounts, if and when due, as provided under the Severance Plans, in accordance with their respective terms, and honor all rights, privileges and modifications to or with respect to any Severance Plans that become effective as a result of a change in control or termination of employment.

(e)          Nicolet and Baylake shall determine and establish a retention bonus program for certain employees of Nicolet and Baylake who remain employed through the Closing, or at Nicolet for an interim period following Closing. Baylake and Nicolet shall mutually agree as to each employee eligible to receive a retention bonus and the amount of each such retention bonus.

Section 7.7          Section 16 Matters.  Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any disposition of Baylake Capital Stock or Baylake Equity Awards or conversion of any derivative securities in respect of shares of Baylake Capital Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8          Acquisition Proposals.

(a)          Each of Baylake and Nicolet will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Baylake or Nicolet, as applicable with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each party will within one (1) Business

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Day advise the other party following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b)          Each of Baylake and Nicolet agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event Baylake or Nicolet receives an unsolicited bona fide Acquisition Proposal, from a Person other than Baylake or Nicolet, as applicable, after the execution of this Agreement and prior to the receipt of Baylake Stockholder Approval or Nicolet Stockholder Approval, as applicable, and the applicable Baylake Board or Nicolet Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, Baylake or Nicolet, as applicable, may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Baylake or Nicolet, as applicable, shall be promptly furnished to Baylake or Nicolet, as applicable); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that Baylake or Nicolet may not terminate this Agreement pursuant to this Section 7.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Baylake Board or the Nicolet Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, Baylake or Nicolet continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

(c)          Nothing contained in this Agreement shall prevent Baylake or the Baylake Board or Nicolet or the Nicolet Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 7.9          Calculation of Tangible Common Equity.  Each of Baylake and Nicolet shall deliver the calculation of Tangible Common Equity to the other party, accompanied by

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appropriate supporting detail, no later than the close of business on the fifth (5th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by the other party and its independent auditors, which approval shall not be unreasonably withheld.

Section 7.10       Shareholder Litigation.  Each of Baylake and Nicolet shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against Baylake or Nicolet, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF NICOLET

The obligations of Nicolet to consummate the Contemplated Transactions and to take the other actions required to be taken by Nicolet at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Nicolet in whole or in part):

Section 8.1           Accuracy of Representations and Warranties.  For purposes of this Section 8.1, the accuracy of the representations and warranties of Baylake set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Baylake set forth in this Agreement (including the representations set forth in Section 3.3 and 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

Section 8.2          Performance by Baylake.  Baylake shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3          Stockholder Approvals.  Each of the Baylake Stockholder Approval and the Nicolet Stockholder Approval shall have been obtained.

Section 8.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of

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the Contemplated Transactions, in either case that would reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.

Section 8.5          Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.

Section 8.6         Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7          Officers’ Certificate.  Nicolet shall have received a certificate signed on behalf of Baylake by an executive officer of Baylake certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.8          Tax Opinion.  Nicolet shall have received a written opinion of Bryan Cave LLP, addressed to Baylake and Nicolet, in form and substance reasonably satisfactory to Baylake and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of Baylake and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Section 8.9         Stock Exchange Listing.  Nicolet shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.

Section 8.10       Minimum Tangible Common Equity.  As of the Closing Date, Baylake shall have a Tangible Common Equity of no less than $96,049,000.

Section 8.11        Reserved.

Section 8.12      Supplemental Indentures.  Baylake and Nicolet shall deliver, or cause to be delivered, the Supplemental Indentures. Furthermore, Baylake shall have paid, in full, all interest payments due and outstanding on the Baylake Trust Preferred Securities.

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Section 8.13        No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Baylake or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Baylake.

Section 8.14        Consents.  Baylake shall have obtained or caused to be obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties as set forth on Section 8.14 of the Baylake Disclosure Schedules that are required to effect the Contemplated Transactions.

Article 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BAYLAKE

The obligations of Baylake to consummate the Contemplated Transactions and to take the other actions required to be taken by Baylake at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Baylake, in whole or in part):

Section 9.1          Accuracy of Representations and Warranties.  For purposes of this Section 9.1, the accuracy of the representations and warranties of Nicolet set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Sections 4.3 and 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Nicolet set forth in this Agreement (including the representations set forth in Sections 4.3 and 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

Section 9.2          Performance by Nicolet.  Nicolet shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3          Stockholder Approvals.  Each of the Baylake Stockholder Approval and the Nicolet Stockholder Approval shall have been obtained.

Section 9.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that

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may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Baylake Board to have a Material Adverse Effect on the Surviving Entity.

Section 9.5          Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Baylake Board to have a Material Adverse Effect on the Surviving Entity.

Section 9.6         Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.7          Officers’ Certificate.  Baylake shall have received a certificate signed on behalf of Nicolet by an executive officer of Nicolet certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.8         Tax Opinion.  Baylake shall have received a written opinion of Bryan Cave LLP, addressed to Baylake and Nicolet, in form and substance reasonably satisfactory to Baylake and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of Baylake and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Section 9.9         Stock Exchange Listing.  Nicolet shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.

Section 9.10        Minimum Tangible Common Equity.  As of the Closing Date, Nicolet shall have a Tangible Common Equity of no less than $80,924,000.

Section 9.11        Reserved.

Section 9.12      Supplemental Indentures.  Baylake and Nicolet shall deliver, or cause to be delivered, the Supplemental Indentures. Furthermore, Nicolet shall have paid, in full, all interest payments due and outstanding on the Nicolet Trust Preferred Securities.

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Section 9.13        No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Nicolet or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Nicolet.

Section 9.14        Consents.  Nicolet shall have obtained or caused to be obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties as set forth on Section 9.14 of the Nicolet Disclosure Schedules that are required to effect the Contemplated Transactions.

Section 9.15        Employment Agreement.  Nicolet shall have duly executed and delivered an employment agreement to Robert J. Cera in substantially the form attached hereto as Exhibit D.

Section 9.16        Nicolet Preferred Stock Redemption.  Nicolet shall have redeemed such number of shares of Nicolet Series C Preferred Stock such that no more than 12,200 shares of Nicolet Series C Preferred Stock are outstanding immediately prior to the Closing.

Article 10

TERMINATION

Section 10.1        Termination of Agreement.  This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Baylake or Nicolet:

(a)          by mutual consent of the Nicolet Board and the Baylake Board, each evidenced by appropriate written resolutions;

(b)          by Nicolet if Baylake shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Sections 8.1 and 8.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Nicolet to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

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(c)          by Baylake if Nicolet shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Sections 9.1 and 9.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by Baylake to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d)          by Nicolet or Baylake if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Baylake Stockholder Approval or Nicolet Stockholder Approval is not obtained following the Baylake Stockholders’ Meeting or the Nicolet Stockholders’ Meeting respectively; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e)          by Nicolet or Baylake if the Effective Time shall not have occurred at or before September 8, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)          by Nicolet or Baylake if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g)          by Nicolet prior to the Nicolet Stockholder Approval pursuant to Section 7.8;

(h)          by Nicolet prior to Baylake Stockholder Approval if Baylake makes a Baylake Adverse Recommendation;

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(i)          by Baylake prior to the Baylake Stockholder Approval pursuant to Section 7.8; or

(j)          by Baylake prior to Nicolet Stockholder Approval if Nicolet makes a Nicolet Adverse Recommendation.

Section 10.2        Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from any willful and material breach by that party of this Agreement.

Section 10.3        Fees and Expenses.

(a)          Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and Baylake.

(b)          If this Agreement is terminated by Nicolet pursuant to Section 10.1(g) or Baylake pursuant to Section 10.1 (j) , then Nicolet shall pay to Baylake, within two (2) Business Days after such termination, the amount of $7.0 million (the “Termination Fee”) by wire transfer of immediately available funds to such account as Nicolet shall designate.

(c)          If this Agreement is terminated by Baylake pursuant to Section 10.1(i) or by Nicolet pursuant to Section 10.1(h), then Baylake shall pay to Nicolet, within two (2) Business Days after such termination, the Termination Fee by wire transfer of immediately available funds to such account as Baylake shall designate.

(d)          If (i) an Acquisition Proposal with respect to Nicolet shall have been communicated to or otherwise made known to the Nicolet stockholders or the Nicolet Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Nicolet after the date of this Agreement, (ii) thereafter this Agreement is terminated by Baylake or Nicolet pursuant to (A) Section 10.1(e) (if the Nicolet Stockholder Approval has not theretofore been obtained) or (B) Section 10.1(d)(iii) based on not obtaining the Nicolet Stockholder Approval, and (iii) prior to the date that is twelve (12) months

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after the date of such termination, Nicolet enters into a definitive written agreement with any Person with respect to such Acquisition Proposal, then Nicolet shall pay to Baylake, within two (2) Business Days after execution of such definitive written agreement, the Termination Fee by wire transfer of immediately available funds to such account as Baylake shall designate.

(e)          If (i) an Acquisition Proposal with respect to Baylake shall have been communicated to or otherwise made known to the Baylake stockholders or the Baylake Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Baylake after the date of this Agreement, (ii) thereafter this Agreement is terminated by Baylake or Nicolet pursuant to (A) Section 10.1(e) (if the Baylake Stockholder Approval has not theretofore been obtained) or (B) Section 10.1(d)(iii) based on not obtaining the Baylake Stockholder Approval, and (iii) prior to the date that is twelve (12) months after the date of such termination, Baylake enters into a definitive written agreement with any Person with respect to such Acquisition Proposal, then Baylake shall pay to Nicolet, within two (2) Business Days after execution of such definitive written agreement, the Termination Fee by wire transfer of immediately available funds to such account as Nicolet shall designate.

(f)          All payments made pursuant to this Section 10.3 shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein.

Article 11

MISCELLANEOUS

Section 11.1       Survival.  Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2       Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3        Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.7, nothing expressed or referred to in this Agreement will be

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construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4        Modification.  This Agreement may be amended, modified or supplemented by the parties at any time before or after Baylake Stockholder Approval and/or Nicolet Stockholder Approval is obtained; provided, however, that after Baylake Stockholder Approval and/or Nicolet Stockholder Approval is obtained, there may not be, without further approval of Baylake’s and Nicolet’s stockholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5        Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further

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action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6        Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Nicolet, to:

Nicolet Bankshares, Inc.

111 N. Washington Street

Green Bay, WI 54301

Telephone:    (920) 430-7317

Facsimile:      (920) 617-5599

Electronic mail:batwell@nicoletbank.com

Attention:      Robert B. Atwell

with copies to:

Bryan Cave LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, NW

Atlanta, GA 30309-3488

Telephone:    (404) 572-6810

Facsimile:      (404) 420-0810

Electronic mail:    Robert.Klingler@bryancave.com

Attention:      Robert D. Klingler

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If to Baylake, to:

Baylake Corp.

217 North Fourth Avenue

P.O. Box 9

Sturgeon Bay, WI 54235-0009

Telephone:    (920) 746-5418

Facsimile:      (920) 430-9801

Electronic mail:    Robert.Cera@baylake.com

Attention:      Robert J. Cera

with copies to:

Reinhart Boerner Van Deuren, s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Telephone:     (414) 298-1000

Facsimile:      (414) 298-8097

Electronic mail:     jreichert@reinhartlaw.com

Attention:      John T. Reichert

or to such other Person or place as Baylake shall furnish to Nicolet or Nicolet shall furnish to Baylake in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

Section 11.7       Entire Agreement.  This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

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Section 11.9       Further Assurances.  The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10     Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Article 12

DEFINITIONS

Section 12.1       Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a)          “Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in Baylake, Nicolet or any Subsidiary of either, a proposal for a merger, consolidation or other business combination involving Baylake, Nicolet or any Subsidiary of either or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, Baylake, Nicolet or any Subsidiary of either, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(b)          “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(c)          “Bank Merger” means the merger of Baylake Bank with and into, and under the charter of, Nicolet Bank pursuant to the Bank Plan of Merger.

(d)          “Baylake Articles of Incorporation” means the Certificate of Incorporation of Baylake, as amended.

(e)          “Baylake Bank” means Baylake Bank, and a wholly-owned subsidiary of Baylake.

(f)          “Baylake Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined

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in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Baylake or any of its Subsidiaries or any Baylake ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of Baylake or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which Baylake or any of its Subsidiaries has or may have liability, including by reason of having a Baylake ERISA Affiliate.

(g)         “Baylake Board” means the board of directors of Baylake.

(h)         “Baylake Bylaws” means the Bylaws of Baylake, as amended.

(i)          “Baylake Capital Stock” means Baylake Common Stock.

(j)          “Baylake Common Stock” means the common stock, $5.00 par value per share, of Baylake.

(k)         “Baylake Equity Award” means any outstanding Baylake Stock Option, Baylake Stock Appreciation Right, Baylake Restricted Stock Award, or other equity award granted under a Baylake Stock Plan.

(l)          “Baylake ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Baylake or any of its Subsidiaries for purposes of Section 414 of the Code.

(m)        “Baylake Stock Plans” means the Baylake Corp. 2010 Equity Incentive Plan.

(n)        “Baylake SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Baylake with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since January 1, 2013.

(o)         “Baylake Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of Baylake, in accordance with the WBCL and Baylake Articles of Incorporation.

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(p)         “Baylake Trust” means Baylake Capital Trust II.

(q)         “Business Day” means any day except Saturday, Sunday and any day on which banks in Wisconsin are authorized or required by law or other government action to close.

(r)          “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by Nicolet and Baylake of their respective covenants and obligations under this Agreement; and (iv) Nicolet’s issuance of shares of Nicolet Common Stock pursuant to the Registration Statement and cash in exchange for shares of Baylake Common Stock.

(s)          “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(t)          “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(u)          “CRA” means the Community Reinvestment Act, as amended.

(v)         “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(w)          “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale, transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity, securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(x)          “Dissenting Shares” shall mean shares with respect to which the holders thereof have perfected dissenters’ rights under Subchapter XIII of the WBCL.

(y)          “DOL” means the U.S. Department of Labor.

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(z)          “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(aa)        “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Nicolet, Baylake or any of their respective Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(bb)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd)       “FDIC” means the Federal Deposit Insurance Corporation.

(ee)        “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ff)         “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(gg)       “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(hh)       “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(ii)         “IRS” means the U.S. Internal Revenue Service.

(jj)         “Joint Proxy Statement” means a joint proxy statement prepared by Nicolet and Baylake for use in connection with Baylake Stockholders’ Meeting and Nicolet Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.

(kk)        “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Nicolet or Baylake, as the context requires.

(ll)         “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

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(mm)      “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, condition, financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith, including Transaction Costs, Severance Costs, and the response of customers, vendors, licensors, investors, or employees; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(nn)       “NASDAQ Rules” means the listing rules of the NASDAQ Capital Market.

(oo)       “Nicolet Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Nicolet, as amended.

(pp)       “Nicolet Bank” means Nicolet National Bank, and a wholly-owned subsidiary of Nicolet.

(qq)       “Nicolet Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v)

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other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Nicolet or any of its Subsidiaries or any Nicolet ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Nicolet or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Nicolet or any of its Subsidiaries has or may have liability, including by reason of having a Nicolet ERISA Affiliate.

(rr)         “Nicolet Board” means the board of directors of Nicolet.

(ss)        “Nicolet Bylaws” means the Nicolet Amended and Restated Bylaws, as amended.

(tt)         “Nicolet Capital Stock” means Nicolet Common Stock and Nicolet Preferred Stock, collectively.

(uu)       “Nicolet Common Stock” means the common stock, $0.01 par value per share, of Nicolet.

(vv)       “Nicolet Common Stock Price” means the volume weighted average closing price of Nicolet Common Stock on the NASDAQ Global Select Market over the 20 trading day period ending on the third trading day prior to the Closing Date.

(ww)      “Nicolet Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under a Nicolet Stock Plan.

(xx)         “Nicolet ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Nicolet or any of its Subsidiaries for purposes of Section 414 of the Code.

(yy)        “Nicolet SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Nicolet with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2013.

(zz)         “Nicolet Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of Nicolet, in accordance with the WBCL and Nicolet Articles of Incorporation, and approval of the issuance of the Nicolet Common Stock pursuant to this Agreement by the stockholders of Nicolet, in accordance with NASDAQ Rules.

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(aaa)      “Nicolet Stock Plans” means any of the following:

(i)          Nicolet Bankshares, Inc. 2002 Stock Incentive Plan.

(ii)         Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan.

(bbb)      Nicolet Trusts” means Nicolet Statutory Trust I and Mid-Wisconsin Statutory Trust I (each individually, a “Nicolet Trust”).

(ccc)      “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(ddd)     “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(eee)      “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(fff)        “Outstanding Baylake Shares” means the shares of Baylake Common Stock issued and outstanding immediately prior to the Effective Time.

(ggg)      “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(hhh)      “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(iii)          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(jjj)          “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Nicolet Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

(kkk)       “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory,

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judicial, administrative, police, enforcement, taxing or other power or authority over Baylake, Nicolet, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(lll)          “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(mmm)     “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(nnn)       “SEC” means the Securities and Exchange Commission.

(ooo)       “Securities Act” means the Securities Act of 1933, as amended.

(ppp)       “Severance Costs” shall mean any and all amounts in the nature of compensation paid or payable pursuant to any agreement with any employee of Baylake, Baylake Bank or any other Subsidiary, as determined on an after-tax basis, that is contingent upon a change in control of Baylake or a sale of a substantial portion of the assets of Baylake, regardless of whether such payment is due or made before, on or after the Closing Date, and regardless of whether such payments are subject to termination of employment or other events that may occur after the Closing Date.  For the avoidance of doubt, all such payments that could become due after a change in ownership upon voluntary termination of employment of an executive under any employment agreement would be considered a Severance Cost.

(qqq)       “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(rrr)          “Superior Proposal” means a bona fide written Acquisition Proposal which Baylake Board or Nicolet Board concludes in good faith to be more favorable from a financial point of view to its respective stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., respectively, or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

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(sss)        “Takeover Statutes” means any provisions of any potentially applicable "moratorium," "control share," "fair price," "business combination," "takeover" or "interested stockholder" law.

(ttt)          “Tangible Assets” means, as of the Closing Date, the total assets of Baylake or Nicolet, calculated in accordance with GAAP, consistently applied, less any Intangible Assets.

(uuu)       “Tangible Common Equity” means the excess of Tangible Assets over the total liabilities of Baylake or Nicolet, calculated in accordance with GAAP as of the Closing Date, as adjusted to exclude Transaction Costs and Severance Costs, and any special dividend paid to shareholders from the date of this Agreement through the Closing Date.

(vvv)        “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(www)       “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(xxx)          “Transaction Costs” shall mean any and all amounts incurred by Baylake or Nicolet, as determined on an after-tax basis, whether or not paid by Baylake or Nicolet and whether incurred before, on or after the date of this Agreement, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

(yyy)        “Transition Date” means, with respect to any Covered Employee, the date Nicolet commences providing benefits to such employee with respect to each New Plan.

(zzz)          “U.S.” means the United States of America.

(aaaa)      “WBCL” means the Wisconsin Business Corporation Law, as amended.

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Section 12.2        Principles of Construction.

(a)          In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)          The schedules of each of Baylake and Nicolet referred to in this Agreement (the “Baylake Disclosure Schedules” and the “Nicolet Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of Baylake and Nicolet to the other before the date of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means information set forth by Baylake or Nicolet in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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(d)          With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

Nicolet:		Baylake:

Nicolet		Baylake

By:	/s/ Robert B. Atwell	By:	/s/ Robert J. Cera

Name:	Robert B. Atwell	Name:	Robert J. Cera

Title:	Chairman, President and CEO	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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Schedule 1

Directors and Executive Officers of the Surviving Entity

Directors

•	Robert B. Atwell
•	Michael E. Daniels
•	John Dykema
•	Chris Ghidorzi
•	DJ Long
•	Sue Merkatoris
•	Randy Rose
•	Bob Weyers
•	Robert J. Cera
•	Bob Agnew
•	Tom Herlache
•	Terry Fulwiler
•	Rick Jeanquart
•	Elyse Mollner Stackhouse
•	Bill Murphy
•	Dean Nolden

Initial Nominating Committee Members

•	Randy Rose
•	John Dykema
•	Bob Agnew
•	Rick Jeanquart

Executive Officers

Robert B. Atwell	Co-Chairman, Co-Chief Executive Officer and Co-President
Robert J. Cera	Co-Chairman, Co-Chief Executive Officer and Co-President
Michael E. Daniels	Executive Vice President and Secretary

Execution Copy

Schedule 2

Baylake Employees and Nicolet Employees Waiving Accelerated Vesting

Baylake Employees

Robert J. Cera

Nicolet Employees

Robert B. Atwell

Michael E. Daniels

EXHIBIT A

FORM OF

PLAN OF MERGER

BY AND BETWEEN

NICOLET NATIONAL BANK

AND

BAYLAKE BANK

This Plan of Merger (the “Plan”) is made and entered into as of the _____ day of ____________, 201__, by and between Nicolet National Bank, a bank organized under the laws of the United States of America and located in Green Bay, Wisconsin, and Baylake Bank, a bank organized under the laws of the State of Wisconsin and located in Sturgeon Bay, Wisconsin.

WITNESSETH:

WHEREAS, Nicolet Bankshares, Inc. (“Nicolet”) and Baylake Corp. (“Baylake”), entered into an Agreement and Plan of Merger (the “Agreement”) dated September 8, 2015, pursuant to which Baylake will merge with and into Nicolet;

WHEREAS, pursuant to the Agreement and the terms of this Plan, Baylake Bank will merge with and into Nicolet National Bank (the “Bank Merger”);

NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

1.           Merger. Pursuant to the provisions of Section 215a of the National Bank Act, Section 18(c) of the Federal Deposit Insurance Act and Subchapter VII of the Wisconsin Banking Law, Baylake Bank shall be merged with and into Nicolet National Bank. Nicolet National Bank shall be the survivor of the Merger (the “Resulting Bank”), and shall operate with the name “Nicolet National Bank.”

2.           Effective Date of the Merger. The Bank Merger shall become effective on the date that Articles of Merger reflecting the Bank Merger become effective with the Office of the Comptroller of the Currency and the Wisconsin Department of Financial Institutions (the “Effective Date”).

3.           Location, Articles and Bylaws and Directors of the Resulting Bank. On the Effective Date of the Bank Merger:

(a)          The head office of the Resulting Bank shall be located at the head office of Nicolet National Bank immediately prior to the Effective Date.

(b)          The Articles of Association of the Resulting Bank shall be the Articles of Association of Nicolet National Bank in effect immediately prior to the Effective Date.

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The Bylaws of the Resulting Bank shall be the Bylaws of Nicolet National Bank in effect immediately prior to the Effective Date of the Merger.

(c)          From and after the Effective Date, the executive officers of the Resulting Bank and the directors of the board of the Resulting Bank shall be as set forth in Schedule 1 attached hereto. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with articles of association and bylaws of Nicolet National Bank.

4.           Manner of Converting Shares.

(a)          By virtue of the Bank Merger, automatically and without any action on the part of the holder thereof, each of the shares of Baylake Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled and retired at the Effective Date and no consideration shall be issued in exchange therefor.

(b)          Upon and after the Effective Date, each issued and outstanding share of Nicolet National Bank Common Stock shall remain unchanged and shall continue to evidence the same number of shares of Nicolet National Bank Common Stock.

5.           Conditions Precedent to Consummation. Consummation of the Bank Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Bank Merger from applicable regulatory authorities, (b) approval of the Plan by Baylake BHC, as sole shareholder of Baylake Bank, (c) approval of the Plan by Nicolet BHC, as sole shareholder of Nicolet National Bank, and (d) closing of the merger of Nicolet BHC and Baylake BHC.

6.           Termination. This Plan may be terminated by the mutual consent of the Parties at any time prior to the Effective Date. The Plan shall also be terminated automatically in the event the Agreement is terminated pursuant to the provisions of Article 10 thereof.

7.           Counterparts, Headings, Governing Law. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin and the National Bank Act..

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.

Nicolet National Bank

[BANK SEAL]	By:

Name:

Title:

ATTEST:

________________________
Secretary

BAYLAKE BANK

[BANK SEAL]	By:

Name:

Title:

ATTEST:

________________________
Secretary

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Schedule 1

Directors

•	Robert B. Atwell
•	Michael E. Daniels
•	John Dykema
•	Chris Ghidorzi
•	DJ Long
•	Sue Merkatoris
•	Randy Rose
•	Bob Weyers
•	Robert J. Cera
•	Bob Agnew
•	Tom Herlache
•	Terry Fulwiler
•	Rick Jeanquart
•	Elyse Mollner Stackhouse
•	Bill Murphy
•	Dean Nolden

Officers

Co-Chairman	-	Robert B. Atwell and Robert J. Cera
President & CEO	-	Michael E. Daniels

EXHIBIT B

FORM OF WAIVER

[Bank Holding Company Letterhead]

September ___, 2015

[Bank Holding Company Name]

[Bank Holding Company Address]

Attn: Chairperson, [Compensation Committee] [Personnel and Compensation Committee]

Re:	Waiver of Equity Vesting Rights

Dear [Name of Chairperson]:

The purpose of this letter is to document my consent to a waiver of the opportunity I might otherwise have to obtain accelerated, full vesting of the equity rights currently outstanding in my favor pursuant to the terms of those awards previously granted to me under the [Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and/or the Nicolet Bankshares, Inc. 2011 Long Term Incentive Plan (collectively, the “Plans”)] [Baylake Corp. 2010 Equity Incentive Plan (the “Plan”)] (each, an “Award” and, collectively, the “Awards”) in connection with the consummation of those transactions (collectively, the “Merger Transaction”) contemplated by the Agreement and Plan of Merger, dated September ___, 2015, between Nicolet Bankshares, Inc. and Baylake Corp. (the “Merger Agreement”).

Pursuant to terms of the Awards and the underlying Plan[(s)], subject to my continuing employment, I understand that I would have the opportunity to become fully vested in all of my equity rights under the Awards upon consummation of the Merger Transaction.

By delivery of this letter to you, I hereby waive any right I might otherwise have to the accelerated vesting of my equity rights under the Awards on account of the consummation of the Merger Transaction. My waiver is conditioned upon my understanding that the Awards: (i) will survive the Merger Transaction[, (ii) will be adjusted in accordance with the applicable provisions of the Merger Agreement,] [(ii)] [(iii)] will thereafter represent equity rights with respect to shares of the common stock of Nicolet Bankshares, Inc., and [(iii)] [(iv)] will continue to vest in accordance with the fixed vesting schedule contained in each of the Awards based upon my service following the Merger Transaction with Nicolet Bankshares, Inc. and/or any one or more of its affiliates

My waiver is further conditioned upon my understanding that I retain the opportunity to obtain accelerated, full vesting of the equity rights under each of the Awards upon the occurrence of the first event that may occur following the Merger Transaction that would trigger the full vesting of the Award pursuant to its terms, such determination to be made only after adjusting appropriately for the changes in circumstances effected by the Merger Transaction.

I understand and acknowledge that the waiver evidenced by this letter enhances my prospects for continuing employment with [Nicolet National Bank] [Baylake Bank] and that other aspects of the Merger Transaction will be beneficial to me respecting my future employment and compensation opportunities with the survivor of the Merger Transaction, Nicolet Bankshares, Inc. and/or any one or more of its affiliates.

I am providing this written consent voluntarily, without fear or coercion and without any promise of continuing employment or the receipt of consideration, other than that specified above.

Sincerely,

[Name of Executive]

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EXHIBIT C-1

FORM OF BAYLAKE VOTING AND SUPPORT AGREEMENT

Nicolet Bankshares, Inc.

Attention: Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of Baylake Corp. (“Baylake”), a Wisconsin corporation and a registered bank holding company under the BHC Act. This Voting and Support Agreement relates to the Agreement and Plan of Merger, dated as of September 8, 2015 (the “Agreement”), between Baylake and Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”). Under the terms of the Agreement, Baylake will be merged into and with Nicolet (the “Merger”), and the shares of the $5.00 par value common stock of Baylake (“Baylake Common Stock”) will be converted into and exchanged for shares of the $0.01 par value common stock of Nicolet (“Nicolet Common Stock”) and cash in lieu of any fractional shares. This Voting and Support Agreement represents an agreement between the undersigned and Nicolet regarding certain rights and obligations of the undersigned in connection with the Merger.

In consideration of the execution and delivery by Nicolet of the Agreement and the mutual covenants, conditions and agreements contained herein and therein, the receipt and sufficiency of which is hereby acknowledged, the undersigned and Nicolet, intending to be legally bound, hereby agree as follows:

1.          Vote on the Merger. The undersigned agrees to vote all shares of Baylake Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Nicolet is then in Breach or Default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Baylake Common Stock over which he, she or it has or shares voting power solely in a fiduciary capacity on behalf of any person other than Baylake, if the undersigned determines, in good faith after consultation with legal counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.          Restriction on Transfer. The undersigned further agrees that he, she or it will not, without the prior written consent of Nicolet, transfer any shares of Baylake Common Stock prior to the earlier of the Effective Date or the Termination Date, each such term as set forth in the Agreement, except (i) by operation of law, (ii) by will, (iii) under the laws of descent and distribution or (iv) with the prior written consent of Nicolet which consent shall not be unreasonably withheld, for any sales, assignments, transfers or other dispositions necessitated by hardship, or (v) as Nicolet may otherwise agree in writing.

3.          No Agreement as Director or Officer. The undersigned makes no agreement or understanding in this Voting and Support Agreement in his or her capacity as a director or officer of Baylake or any of its subsidiaries, and nothing in this Voting and Support Agreement: (i) will limit or affect any actions or omissions taken by the undersigned in his or her capacity as such a director or officer, including exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the undersigned from exercising his or her fiduciary duties as an officer or director to Baylake or its shareholders.

4.          Miscellaneous. This Voting and Support Agreement is the complete agreement between Nicolet and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Voting and Support Agreement shall be governed by the laws of the State of Wisconsin.

5.          Capitalized Terms. Unless otherwise defined herein, all capitalized terms in this Voting and Support Agreement shall have the same meaning as given such terms in the Agreement.

This Voting and Support Agreement is executed as of the 8th day of September, 2015.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2015

NICOLET BANKSHARES, INC.

By:

Its:

EXHIBIT C-2

FORM OF NICOLET VOTING AND SUPPORT AGREEMENT

Baylake Corp.

Attention: Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of Nicolet Bankshares, Inc.(“Nicolet”), a Wisconsin corporation and a registered bank holding company under the BHC Act. This Voting and Support Agreement relates to the Agreement and Plan of Merger, dated as of September 8, 2015 (the “Agreement”), between Baylake Corp., a Wisconsin corporation (“Baylake”), and Nicolet. Under the terms of the Agreement, Baylake will be merged into and with Nicolet (the “Merger”), and the shares of the $5.00 par value common stock of Baylake (“Baylake Common Stock”) will be converted into and exchanged for shares of the $0.01 par value common stock of Nicolet (“Nicolet Common Stock”) and cash in lieu of any fractional shares. This Voting and Support Agreement represents an agreement between the undersigned and Baylake regarding certain rights and obligations of the undersigned in connection with the Merger.

In consideration of the execution and delivery by Baylake of the Agreement and the mutual covenants, conditions and agreements contained herein and therein, the receipt and sufficiency of which is hereby acknowledged, the undersigned and Baylake, intending to be legally bound, hereby agree as follows:

1.          Vote on the Merger. The undersigned agrees to vote all shares of Nicolet Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Baylake is then in Breach or Default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Nicolet Common Stock over which he, she or it has or shares voting power solely in a fiduciary capacity on behalf of any person other than Nicolet, if the undersigned determines, in good faith after consultation with legal counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.          Restriction on Transfer. The undersigned further agrees that he, she or it will not, without the prior written consent of Baylake, transfer any shares of Nicolet Common Stock prior to the earlier of the Effective Date or the Termination Date, each such term as set forth in the Agreement, except (i) by operation of law, (ii) by will, (iii) under the laws of descent and distribution or (iv) with the prior written consent of Baylake which consent shall not be unreasonably withheld, for any sales, assignments, transfers or other dispositions necessitated by hardship, or (v) as Baylake may otherwise agree in writing.

3.          No Agreement as Director or Officer. The undersigned makes no agreement or understanding in this Voting and Support Agreement in his or her capacity as a director or officer of Nicolet or any of its subsidiaries, and nothing in this Voting and Support Agreement: (i) will limit or affect any actions or omissions taken by the undersigned in his or her capacity as such a director or officer, including exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the undersigned from exercising his or her fiduciary duties as an officer or director to Nicolet or its shareholders.

4.          Miscellaneous. This Voting and Support Agreement is the complete agreement between Baylake and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Voting and Support Agreement shall be governed by the laws of the State of Wisconsin.

5.          Capitalized Terms. Unless otherwise defined herein, all capitalized terms in this Voting and Support Agreement shall have the same meaning as given such terms in the Agreement.

This Voting and Support Agreement is executed as of the 8th day of September, 2015.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2015

BAYLAKE CORP.

By:

Its:

EXHIBIT D

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made the _____ day of _____________, 201__, to become effective as of the Effective Date (as hereinafter defined and subject to the contingencies provided for herein), by and between Nicolet Bankshares, Inc., a bank holding company organized under the laws of the State of Wisconsin (the “Employer”), and Robert J. Cera, a resident of the State of Wisconsin (the “Executive”).

BACKGROUND:

The Employer is party to an Agreement and Plan of Merger, dated September 8, 2015, with Baylake Corp. (“Baylake”) pursuant to which, subject to the conditions and contingencies set forth therein, Baylake will be merged with and into the Employer, with the Employer as the surviving entity (the “Merger Transaction”).

The Employer and the Executive now desire to enter into this Agreement, which is to become effective as of the Effective Date, subject to the consummation of the Merger Transaction on or before September 8, 2016 and the Executive’s continued employment with Baylake through and until the Effective Date.

The Employer and the Executive intend that this Agreement embodies the complete terms and conditions of the Executive’s employment with the Employer and supersedes all prior employment and similar agreements between the Executive and Baylake and/or the Employer (and/or their Affiliates), as set forth more specifically below.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.           Duties.

1.1         Positions.   The Executive shall be employed as Co-Chief Executive Officer of the Employer and, subject to the direction of the Board of Directors, shall perform and discharge faithfully those duties in connection with the conduct of the Businesses of the Employer for which the Executive is responsible, as mutually agreed upon between the Executive and the Executive’s counterpart with whom the office of Chief Executive Officer is being shared; subject to any specific allocation of duties as may be provided for by the Board of Directors. The duties and responsibilities assumed by, or assigned to, the Executive shall be commensurate with the duties and responsibilities associated with similar positions at other holding companies of community banks of a similar size to the Employer. For as long as the Executive continues to serve on the Board of Directors, the Executive also shall serve as its Co-Chairperson.

1.2         Full-Time Status.   In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)          subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)          diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)          timely prepare and forward to the Board of Directors all reports and accountings as reasonably may be requested of the Executive.

1.3         Permitted Activities.   The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the business of the Employer, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)          investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)          participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.            Term.   This Agreement shall become effective as of the Effective Date and shall remain in effect for the Term. This Agreement shall expire on the last day of the Term, unless extended pursuant to the mutual agreement of the parties on or before the last day of the Term. In the event the Executive continues to provide services to the Employer as an employee following the expiration of the Term, but without entering into a new written employment agreement, such post-expiration of the Term employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement. In the event the Agreement does not become effective by September 8, 2016, the Agreement shall become null and void upon the close of business on September 8, 2016.

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3.          Compensation.   The Employer shall pay or otherwise provide the Executive the following during the Term, except as otherwise provided below:

3.1          Annual Base Salary.   The Executive shall be paid a base salary at the annual base rate of Three Hundred Sixty Thousand Dollars ($360,000) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Board of Directors annually for potential adjustments, as determined by the Board of Directors based on its evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2          Annual Incentive Compensation.   Unless otherwise prohibited by banking regulation, rule or directive, the Executive shall have the opportunity to earn annual bonus compensation in such manner as may be determined by, and based on performance measures established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Employer’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors (an “Annual Bonus”). Any Annual Bonus earned shall be payable in cash or cash equivalents by March 15th of the calendar year following the calendar year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives. To be entitled to any payment of bonus compensation from the Employer pursuant to Section 3.2, the Executive must be employed by the Employer on the last day of the applicable performance period and must continue to be employed until the date that such payment is made.

3.3          Signing Bonus.   Within thirty (30) days following the Effective Date, the Employer shall pay the Executive a signing bonus in a lump sum payment in cash or cash equivalents in the amount of Two Hundred Fifty Thousand Dollars ($250,000).

3.4          Retention Bonus.   The Employer shall pay the Executive a retention bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000), provided the Executive has either (a) remained in the continuous employ of the Employer from the Effective Date through and until the first anniversary of the Effective Date, or (b) has experienced an involuntary Termination of Employment without Cause or effects a Termination of Employment by resigning for Good Reason, in either case, prior to the first anniversary of the Effective Date. In the event the retention bonus becomes payable, it will be paid in a lump sum payment in cash or cash equivalents within thirty (30) days following the earlier of (1) the first anniversary of the Effective Date, or (2) the effective date of the Termination of Employment, as applicable.

3.5          Equity Award.   On or as soon as practicable after the Effective Date, the Employer will grant to the Executive a restricted stock award for a number of shares of Employer common stock equal to the result of dividing One Million (1,000,000) by the per share closing price of the Employer’s common stock for the Effective Date. The restricted stock award will become vested and exercisable in one-fifth (1/5) annual increments, commencing on the first anniversary of the Effective Date and continuing for the next four (4) successive anniversaries until the award is fully vested and exercisable; provided, however, that the restricted stock award will become fully vested on an accelerated basis in the event the Executive experiences an involuntary Termination of

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Employment without Cause or effects a Termination of Employment by resigning for Good Reason prior to the second anniversary of the Effective Date.

3.6          Life Insurance.   The Employer shall provide the Executive with life insurance coverage on the Executive’s life in an amount equal to no less than Five Hundred Thousand Dollars ($500,000).

3.7          Business and Professional Education Expenses; Memberships.   In accordance with the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. Notwithstanding anything to the contrary in the foregoing, the Employer acknowledges and agrees that reasonable and necessary business expenses for purposes of this Section 3.7 shall include reimbursement for the cost of the annual dues for membership in a single country club of which the Executive is a member as of the Effective Date and the use of an automobile of a make and model determined by the Employer. The Employer shall pay the expenses associated with the operation, maintenance, repair and insurance for the automobile. The Executive shall be responsible for maintaining adequate records of the Executive’s personal use of the automobile and for timely providing the Employer with such records on an annual basis. In the event of any failure to do so, the Employer shall report the entire value of the use of the automobile and related reimbursements as taxable income to the Executive. Except as otherwise provided in this Section 3.7, the Executive acknowledges that the Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 3.7.

3.8          Paid Leave.   The Executive shall be entitled to paid leave of no less than twenty-five (25) days per calendar year, subject to proration and exclusive of paid leave for holidays and sickness, with such paid leave to be taken in accordance with the Employer’s policy for paid leave as may be in effect from time to time. All use of Executive’s paid leave shall be determined in accordance with the Employer’s paid leave policy as in effect from time to time.

3.9          Benefits.   In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees of the Employer. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.

3.10        Withholding.   The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements. The Executive further acknowledges and agrees that the Employer’s provision of certain in-kind benefits and reimbursements of expenses will result in income or imputed income for income tax purposes in accordance with applicable tax laws and that such income or imputed income also may be subject to tax withholding obligations that may be satisfied by deductions made from other compensation otherwise payable to the Executive by the Employer.

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3.11       Obligations of Employer.   No Affiliate of the Employer shall bear any responsibility or liability for the obligations of the Employer under this Agreement. The satisfaction of the obligations in this Section 3 and Section 4 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of the Employer.

3.12       Reimbursement of Expenses; In-Kind Benefits.   All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.13       Clawback of Incentive Compensation.   The Executive agrees to repay any incentive compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded), including, but not limited to, the following circumstances:

(a)          where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer;

(b)          where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(c)          where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(d)          if the Employer becomes, and for so long as the Employer remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an entity.

The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 12. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions

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of this Section 3.13. The provisions of this Section 3.13 shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.           Termination; Suspension or Reduction of Benefits.

4.1          Termination of Employment.   During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)          By the Employer by notice in writing:

(1)         for Cause; provided that the Employer shall give the Executive any prior written notice required by Section 24(g);

(2)         without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided that the Employer shall give the Executive thirty (30) days prior written notice of its intent; or

(3)         in the event that a regulator for the Employer requires the Executive’s removal from service as the Co-Chief Executive Officer of the Employer.

Any Termination of Employment effected by the Employer pursuant to Section 4.1(a)(1) or (2) shall be made only upon a decision to that effect by (i) the Executive’s counterpart also serving as Co-Chief Executive Officer and (ii) Michael E. Daniels; provided that such action shall not be given effect unless and until the non-employee members of the Executive Committee of the Board of Directors have been provided with prior written notice of such decision and with the opportunity to reverse that decision by an absolute majority vote of the non-employee members of the Executive Committee of the Board of Directors.

(b)          By the Executive:

(1)         for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer thirty (30) days’ prior written notice of the Executive’s intent to effect such a Termination of Employment; or

(2)         for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 24(o).

(c)          Upon the Executive becoming subject to a Disability.

(d)          At any time upon mutual, written agreement of the parties.

(e)          Upon expiration, including non-renewal, of the Term.

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(f)          Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2          Severance.   If, prior to the expiration of the Term, the Executive experiences a Termination of Employment due to one of the following events: (a) an involuntary termination by the Employer without Cause pursuant to Section 4.1(a)(2); (b) a resignation by the Executive for Good Reason pursuant to Section 4.1(b)(2); (c) death pursuant to Section 4.1(f); or (d) Disability pursuant to Section 4.1(c), then, upon such Termination of Employment, the Employer will pay severance to the Executive in an amount equal to Two Million Dollars ($2,000,000), with such amount payable in a lump sum on a date determined by the Employer but in no event later than sixty (60) days following the effective date of the Executive’s Termination of Employment.

4.3          Parachute Payments.   In the event shall any payment or other consideration described in this Agreement exceeds the amount permitted by Code Section 280G, the Employer shall be under no obligation to mitigate the tax consequences to the Executive associated with such an event. The Executive acknowledges and agrees that any such tax consequences are the Executive’s sole responsibility.

4.4          Effect of Termination of Employment.

(a)          Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for (1) the payment of any amount earned and owing under this Agreement; (2) the reimbursement of any expenses under Section 3.7; and (3) the payment set forth in Section 4.2, if applicable.

(b)          Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment pursuant to Section 4.2(a) or Section 4.2(b), the Executive must execute and not timely revoke during any revocation period provided therein, a release in the form provided by the Employer. The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Termination of Employment.

(c)          Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period.

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(d)          If the Executive is a member of the board of directors of either the Employer or any Affiliate of the Employer and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position(s) on such board(s) of directors, effective no later than the effective date of the Termination of Employment.

(e)          Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1828(k)).

4.5          Regulatory Action.

(a)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.7 of expenses incurred as of the effective date of termination.

(b)          If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)          If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)          If the Federal Deposit Insurance Corporation (“FDIC”) is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)          If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)) to the Employer or any depository institution controlled by the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that

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vested prior to the FDIC action. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)          If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. Sections 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)          Notwithstanding the timing for the payment of any severance amount described in Section 4.2, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent.

(h)          All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.           Employer Information.

5.1         Ownership of Employer Information.   All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2         Obligations of the Executive.   The Executive agrees:

(a)          to hold Employer Information in strictest confidence;

(b)          not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)          in any event, not to take any action causing, or fail to take any action necessary in order to prevent, any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law. In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested

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and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law with respect to Trade Secrets.

5.3          Delivery upon Request or Termination.   Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.         Non-Competition.   The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer. The Executive acknowledges and agrees that the Business of the Employer is conducted in the Area.

7.         Non-Solicitation of Customers.   The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers with whom the Executive has or had Material Contact for purposes of providing products or services that are competitive with those provided by the Employer in connection with the Business of the Employer.

8.         Non-Solicitation of Employees.   The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9.         Remedies.   The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement, that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer and its Affiliates, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to seek a temporary restraining order

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and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any willful violation of the covenants in Sections 5 through 8 that results in material harm to the Employer will result in the immediate forfeiture of any payment that otherwise is or may become due under Section 4.2. The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

10.       Severability.   The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.        No Set-Off by the Executive.   The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.        Notice.   All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Nicolet Bankshares, Inc.
111 N. Washington Street
Green Bay, Wisconsin 54301
Attn: Executive Committee

If to the Executive:	The address most recently on file with the Employer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a reputable overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or her notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

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13.         Assignment.   The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Employer, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.         Waiver.   A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.         Mediation.   Except with respect to Sections 5 through 9 above, and as provided in Section 16 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute can not be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

16.         Applicable Law and Choice of Forum.   This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. The parties agree that any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

17.         Interpretation.   Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

18.         Entire Agreement.   This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, the Amended and Restated Employment Agreement by and between the Executive and Baylake Bank, dated December 1, 2010 and the Change of Control Agreement by and between the Executive and Baylake Bank, dated July 31, 2015, are hereby expressly terminated without any obligations owing to the Executive on account of the termination of those agreements.

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19.         Rights of Third Parties.   Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

20.         Costs of Enforcement.   In the event of a dispute related to a breach of the Agreement results in a legal action initiated by either party to enforce its rights thereunder, the successful or prevailing party or parties in such action shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, incurred in that action, in addition to any other relief to which such party or parties may be entitled.

21.         Survival.   The obligations of the parties pursuant to Sections 3.13, 4.2, 5 through 9, 15, 16, 17, and 22, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

22.         Representation Regarding Restrictive Covenants.   The Executive represents that the Executive is not and, during the Term, will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

23.         Section 409A.   It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code to the maximum extent permitted under Section 409A of the Code. However, to the extent any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. It is also intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations Section 1.409A-1(b)(4) (regarding short-term deferrals), Section 1.409A-1(b)(9)(iii) (regarding the severance pay exception) and Section 1.409A-1(b)(9)(iv) (regarding reimbursements and other separation pay).

24.         Definitions.   Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)          “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

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(b)          “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)          “Area” shall mean the geographic areas encompassed by a fifty (50) mile radius from each of the Bank’s main business offices in the cities of Green Bay and Wausau, Wisconsin. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

(d)          “Bank” means Nicolet National Bank, a national bank, or any successor thereto.

(e)          “Board of Directors” shall mean the board of directors of the Employer and, where appropriate, includes any committee thereof or other designee.

(f)          “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking and the provision of wealth management products and services.

(g)          “Cause” shall mean any one of the following events:

(1)         willful refusal by the Executive to follow a lawful direction of the Board of Directors provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s job position, which refusal continues after the Board of Directors has again given the direction in writing;

(2)         willful disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Employer or an Affiliate; provided, however, that disclosure of Confidential Information in connection with any legal process or in connection with any regulatory examination or review shall not constitute Cause;

(3)         any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Employer or an Affiliate;

(4)         a material breach of this Agreement by the Executive, including, but not limited to Section 3.13 and Sections 5 through 8;

(5)         willful conduct by the Executive that is illegal or gross misconduct or a willful and continual failure over a period exceeding thirty (30) days to perform substantially the Executive’s duties under this Agreement (in the latter case, other than due to Disability), in either case, only if such conduct presents materially and demonstrably injurious harm to the Employer or any Affiliate;

(6)         conviction of the Executive of a felony or any crime involving breach of trust or moral turpitude;

14

(7)         receipt of any form of written notice that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal regulatory action against the Executive, which the Employer reasonably anticipates will result in material and demonstrably injurious harm to the Employer or any Affiliate; or

(8)         Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1));

provided, however, that in the case of circumstances described in Clauses (2) through (5), the nature of such circumstances shall be set forth with reasonable particularity in a written notice to the Executive. The Executive shall have fifteen (15) business days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors, susceptible to a cure.

(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)           “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j)           “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k)          “Determination Date” means (1) during the Executive’s employment, the date for which compliance is being determined, and (2) following Executive’s Termination of Employment, the date of Executive’s Termination of Employment.

(l)           “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(m)         “Effective Date” means the effective date of the Merger Transaction.

15

(n)          “Employer Information” means Confidential Information and Trade Secrets.

(o)          “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)         a material reduction of the Executive’s Annual Base Salary from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

(2)         a material diminution in the authority, responsibilities or duties of the Executive as in effect immediately after the Effective Date, without the Executive’s consent, other than any diminution attributable to the sharing of duties and responsibilities with the Executive’s counterpart with whom the office of Chief Executive Officer is being shared;

(3)         a material breach of this Agreement by the Employer;

(4)         any requirement by the Employer that the Executive change where the Executive is to perform the duties required by this Agreement to a geographic location outside of the Area, other than business travel consistent with the Employer’s practices for similarly situated executives; or

(5)         a failure by the Employer to offer the Executive in writing no less than ninety (90) days prior to the expiration of the Term the opportunity to extend the Executive’s period of employment for a period of no less than an additional two (2) years under a written employment agreement providing the Executive with a comparable position, scope of duties, base salary and annual bonus opportunity and severance protection in the event of an involuntary termination of employment without cause equal to no less than two (2) times the Executive’s then base salary and target annual bonus opportunity;

provided, however, that in each case of the above, the Executive must provide written notice to the Employer of the occurrence of such action or failure within thirty (30) days after the action or failure first occurs, and the Executive shall only have Good Reason to terminate the Executive’s employment if the Employer fails to correct such action or failure within thirty (30) business days following receipt of such notice. If the Employer does so fail to correct such action or failure, the Executive must resign effective no later than fifteen (15) business days following expiration of the thirty (30)-day correction period.

(p)          “Material Contact” means the contact between the Executive and each customer: (1) with whom or which the Executive dealt on behalf of the Employer and/or one or more of its Affiliates in a business capacity or about whom or which the Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s

16

association with the Employer and/or one or more of its Affiliates; and (2) who or which received products or services from the Employer and/or one or more of its Affiliates within two years prior to the Determination Date.

(q)          “Term” shall mean the period beginning with the Effective Date and ending on the last business day of the Employer immediately prior to the second anniversary of the Effective Date.

(r)          “Termination of Employment” shall mean a termination of the Executive’s employment where either: (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) is reasonably expected to permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months). For the avoidance of doubt, whether a Termination of Employment occurs will be made in accordance with Treasury Regulation 1.409A-1(b).

(s)          “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)         derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)         is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures on Following Page]

17

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Nicolet Bankshares, Inc.:

By:
Signature

Print Name

Title

Executive:

Robert J. Cera

18

APPENDIX B

September 8, 2015
The Board of Directors
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, WI 54301
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Nicolet Bankshares, Inc. (“NCBS”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Baylake Corp. (“BYLK”) with and into NCBS, pursuant to the Agreement and Plan of Merger to be entered into by and between NCBS and BYLK (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of NCBS, BYLK, or the holders of any of the shares of common stock, par value $5.00 per share, of BYLK (the “BYLK Common Stock”), each share of BYLK Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.4517 of a share of common stock, par value $0.01 per share, of NCBS (the “NCBS Common Stock”). The ratio of 0.4517 of a share of NCBS Common Stock for one share of BYLK Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, following the Effective Time, Baylake Bank (“Baylake Bank”), a wholly-owned subsidiary of BYLK, will merge with and into Nicolet National Bank (“Nicolet Bank”), a wholly-owned subsidiary of NCBS (such transaction, the “Bank Merger”), pursuant to a separate plan of merger. In addition, representatives of NCBS have advised us that, immediately prior to the closing of the Merger, (i) BYLK expects to pay a one-time special cash dividend of  $0.40 per share (representing approximately $3.8 million in the aggregate) on then issued and outstanding shares of BYLK Common Stock (the “BYLK Special Dividend”), as permitted under the Agreement and (ii) NCBS expects to redeem 50% of its outstanding shares of Non-Cumulative Perpetual Preferred Stock, Series C (such transaction, the “NCBS Preferred Stock Redemption”). For purposes of our analyses and at the direction of NCBS management, we have assumed, in all respects material to our analyses, the occurrence of the BYLK Special Dividend and the NCBS Preferred Stock Redemption.
KBW was retained by NCBS solely to render this opinion to the Board (as defined below) and we have not acted as a financial advisor to or as an agent of NCBS, nor have we acted as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we and our affiliates may from time to time purchase securities from, and sell securities to, NCBS and BYLK, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of NCBS and BYLK for our own account and for the accounts of our customers. We have acted exclusively for the board of directors of NCBS (the “Board”) in rendering this opinion and will receive a fee from NCBS upon the rendering of this opinion. In addition, NCBS has agreed to indemnify us for certain liabilities arising out of our engagement.
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Other than in connection with the present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to NCBS. In the past two years, KBW has not provided investment banking and financial advisory services to BYLK. We may in the future provide investment banking and financial advisory services to NCBS or BYLK and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and the financial and operating condition of NCBS and BYLK, including among other things, the following: (i) a draft of the Agreement dated September 7, 2015 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of NCBS; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 for NCBS; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of BYLK; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 for BYLK; (vi) certain regulatory filings of NCBS and BYLK, including the quarterly Call Reports on Form FRY-9C filed with respect to each quarter during the three year period ended June 30, 2015; (vii) certain other interim reports and other communications of NCBS and BYLK to their respective stockholders; and (viii) other financial information concerning the businesses and operations of NCBS and BYLK furnished to us by NCBS and BYLK or which we were otherwise directed to use for purposes of our opinion and our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of NCBS and BYLK; (ii) the assets and liabilities of NCBS and BYLK; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of NCBS and BYLK with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of NCBS that were prepared by NCBS management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board; (vi) the publicly available consensus “street estimates” of BYLK for 2015 and 2016 (which estimates reflect the pro forma impact of BYLK’s pending acquisition of New Bancshares, Inc. that was publicly announced on May 8, 2015 (the “New Bancshares Acquisition”)) as well as assumed long term earnings and asset growth rates of BYLK that were provided to us by NCBS management, all of which information was discussed with us by NCBS management and used and relied upon by us at the direction of such management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on NCBS (including but not limited to the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by NCBS management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of NCBS and BYLK regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies (including, in the case of BYLK, matters pertaining to the New Bancshares Acquisition) and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of NCBS as to the reasonableness and achievability of the financial and operating forecasts and projections of NCBS and the estimates regarding certain pro forma financial effects of the Merger on NCBS (and the assumptions and bases for such forecasts, projections and estimates) which were prepared by, and provided to and discussed with us by, such management, and have further relied on such management as to the reasonableness and achievability of the publicly available consensus “street
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estimates” of BYLK and long term growth rates referred to above that were discussed with us by NCBS management and that we were directed by such management to use. We have assumed, at the direction of NCBS, that all of the foregoing forecasts, projections and estimates reflect, or in the case of the BYLK publicly available “street estimates” referred to above are consistent with, the best currently available estimates and judgments of NCBS management, and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated. We express no view or opinion as to the New Bancshares Acquisition (or any terms, aspects or implications thereof) and have assumed, at the direction of NCBS, that the New Bancshares Acquisition will be consummated as described to us by BYLK management in the fourth quarter of 2015.
It is understood that the forecasts, projections and estimates of NCBS and BYLK that were provided to and discussed with us were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus “street estimates” of BYLK referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with management of NCBS and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either NCBS or BYLK since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for NCBS and BYLK are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of NCBS or BYLK, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of NCBS or BYLK under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the BYLK Common Stock; (ii) that any related transactions (including the Bank Merger, the BYLK Special Dividend and the NCBS Preferred Stock Redemption) will be completed as contemplated by the Agreement and as described to us by representatives of NCBS; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of NCBS, BYLK or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related
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expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of NCBS that NCBS has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to NCBS, BYLK, the Merger and any related transaction (including the Bank Merger, the BYLK Special Dividend and the NCBS Preferred Stock Redemption), the New Bancshares Acquisition, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to NCBS. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger, the BYLK Special Dividend and the NCBS Preferred Stock Redemption), including without limitation, the form or structure of the Merger or any related transaction, any consequences of the Merger to NCBS, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of NCBS to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by NCBS or the Board, (iii) the fairness of the amount or nature of any compensation to any of NCBS’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of NCBS Common Stock or BYLK Common Stock or relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of NCBS or BYLK or any other party to any other transaction contemplated by the Agreement, (v) the actual value of NCBS Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which NCBS Common Stock or BYLK Common Stock may trade following the public announcement of the Merger or the prices, trading range or volume at which NCBS Common Stock may trade following the consummation of the Merger, (vii) whether NCBS has sufficient cash, available lines of credit or other sources of funds to enable it to complete the NCBS Preferred Stock Redemption, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to NCBS, BYLK, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger, the BYLK Special Dividend and the NCBS Preferred Stock Redemption), or the New Bancshares Acquisition, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of NCBS Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Keefe, Bruyette & Woods, a Stifel Company  •  787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777  •  www.kbw.com

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to NCBS.
Very truly yours,

Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, a Stifel Company  •  787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777  •  www.kbw.com

APPENDIX C
[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]
September 8, 2015
Board of Directors
Baylake Corp.
217 North Fourth Avenue
Sturgeon Bay, WI 54235
Ladies and Gentlemen:
Baylake Corp. (“Baylake”) and Nicolet Bankshares, Inc. (“Nicolet”) have entered into an Agreement and Plan of Merger, dated September 8, 2015 (the “Agreement”), pursuant to which Baylake will merge with and into Nicolet with Nicolet being the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, all shares of Baylake common stock issued and outstanding immediately prior to the Effective Time (“Baylake Common Stock”), other than certain shares described in the Agreement, will be converted into the right to receive 0.4517 shares of Nicolet common stock (the “Stock Consideration”). The Stock Consideration and any cash in lieu of fractional shares paid pursuant to the Agreement are referred to herein as the “Merger Consideration.” The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Baylake Common Stock.
Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Baylake that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Nicolet that we deemed relevant; (iv) publicly available mean and median analyst earnings per share estimates for Baylake for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term annual growth rate for the years thereafter as reviewed with and confirmed by the senior management of Baylake; (v) certain internal financial projections for Nicolet for the years ending December 31, 2015 through December 31, 2017, as reviewed with and confirmed by the senior management of Nicolet and an estimated long-term annual growth rate for the years thereafter; (vi) the relative contributions of assets, liabilities, equity and earnings of Baylake and Nicolet to the combined entity; (vii) the pro forma financial impact of the Merger on Nicolet based on assumptions related to transaction expenses, purchase accounting adjustments, the treatment of Nicolet’s outstanding Series C non-cumulative perpetual preferred stock issued through the Small Business Lending Fund (“Nicolet Preferred Stock”), a special dividend of  $0.40 per share to paid to the holders of Baylake Common Stock immediately prior to the closing of the Merger (the “Special Dividend”), as well as certain cost savings and other synergies as discussed with the senior managements of Baylake and Nicolet; (viii) a comparison of certain stock trading, financial and other information for Baylake and Nicolet with similar publicly available information for certain other bank and thrift institutions, the securities of which are publicly traded; (ix) a comparison of certain pro forma financial information for the combined entity, as discussed with the senior management of Baylake and Nicolet, with similar publicly available information for certain bank and thrift institutions, the securities of which are publicly traded; (x) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Baylake the business, financial condition, results of operations and prospects of Baylake and held similar discussions with the senior management of Nicolet regarding the business, financial condition, results of operations and prospects of Nicolet.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Baylake and Nicolet, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the senior management of Baylake and Nicolet that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Baylake or Nicolet, nor have we reviewed any individual credit files of Baylake or Nicolet. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Baylake or Nicolet and we have assumed, with your consent, that the respective allowances for loan losses for both Baylake and Nicolet are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available mean and median analyst earnings per share estimates for Baylake for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term annual growth rate for the years thereafter as reviewed with and confirmed by the senior management of Baylake, as well as certain internal financial projections for Nicolet for the years ending December 31, 2015 through December 31, 2017, as reviewed with and confirmed by the senior management of Nicolet, and an estimated long-term annual growth rate for the years thereafter. Sandler O’Neill also received and used in its analyses certain assumptions related to transaction expenses, purchase accounting adjustments, the treatment of Nicolet Preferred Stock, the Special Dividend, as well as certain cost savings and other synergies as discussed with the senior managements of Baylake and Nicolet. With respect to those projections and estimates, the senior management of Baylake and Nicolet confirmed to us that they reflected the best currently available projections and estimates of the senior management of Baylake and Nicolet, respectively, and we assumed that such projections and estimates would be achieved. We express no opinion as to any such projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Baylake or Nicolet since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Baylake and Nicolet will remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Baylake, Nicolet or the Merger, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We have also assumed, with your consent, that the pending acquisition of New Bancshares, Inc. by Baylake will be consummated in accordance with the terms of the applicable merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.
Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.
We have acted as financial advisor to the Board of Directors of Baylake in connection with the Merger and a portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion. The Buyer has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the past, as we have previously advised you, we have provided certain investment banking services to Nicolet and have received customary investment banking fees for such services and may provide, and receive compensation for, such services in the future. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from or sell securities to Baylake, Nicolet or their respective affiliates. We may also actively trade the securities of Baylake or Nicolet for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
This letter is directed to the Board of Directors of Baylake in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Baylake as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Baylake Common Stock and does not address the underlying business decision of Baylake to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Baylake or the effect of any other transaction in which Baylake might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Baylake’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Baylake. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in required regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Baylake Common Stock.
Very truly yours,
/s/ Sandler O’Neill & Partners, L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The Registrant’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of the Registrant (or a person concurrently serving in such a capacity with another entity at the Registrant’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of the Registrant or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, the Registrant shall indemnify a director or officer, and may indemnify an employee or agent, of the Registrant against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of the Registrant or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
•
a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•
a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•
a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•
willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the Wisconsin Business Corporation Law. The right to indemnification under the Registrant’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of the Registrant’s capital stock entitled to vote on the matter. The Registrant is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
Item 21.   Exhibits and Financial Statement Schedules
(a)   List of Exhibits
Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and Baylake Corp., dated September 8, 2015 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference).+
5.1	Opinion of Godfrey & Kahn, S.C. regarding legality of securities being registered (including its consent).*
8.1	Opinion of Bryan Cave LLP regarding certain tax matters (including its consent).**
23.1	Consent of Godfrey & Kahn, S.C. (included as part of Exhibit 5.1).*
23.2	Consent of Bryan Cave LLP (included as part of Exhibit 8.1).**
23.3	Consent of Porter Keadle Moore, LLC.
23.4	Consent of Baker Tilly Virchow Krause, LLP.
24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).**
99.1	Consent of Keefe, Bruyette & Woods, Inc.**
99.2	Consent of Sandler O’Neill & Partners, L.P.

Exhibit	Description of Exhibit
99.3	Consent of Robert W. Agnew to be named as a director.**
99.4	Consent of Robert J. Cera to be named as a director.**
99.5	Consent of Terrence R. Fulwiler to be named as a director.**
99.6	Consent of Thomas L. Herlache to be named as a director.**
99.7	Consent of Louis J. Jeanquart to be named as a director.**
99.8	Consent of William D. Murphy to be named as a director.**
99.9	Consent of Dean J. Nolden to be named as a director.**
99.10	Consent of Elyse Mollner Stackhouse to be named as a director.**
99.11	Form of Proxy Card of Nicolet.*
99.12	Form of Proxy Card of Baylake.*
99.13	Form of Letter of Transmittal.*

+
Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Nicolet Bankshares, Inc. agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*
To be filed by amendment.

**
Previously filed.

(b)   Financial Statement Schedules
None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are either not required under the related restrictions, are inapplicable or the required information has been incorporated by reference into the joint proxy statement-prospectus, and, therefore, have been omitted.
(c)
Opinions of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. have been furnished as Appendices B and C to the joint proxy statement-prospectus.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(a)(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(g)(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has filed this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on January 15, 2016.
NICOLET BANKSHARES, INC.
By:	/s/ Robert B. Atwell
Robert B. Atwell, Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 15th day of January, 2016.
/s/ Robert B. Atwell

Robert B. Atwell
Chairman, President, Chief Executive Officer and Director
(Principal Executive Officer)
*

Chief Financial Officer
(Principal Financial and Accounting Officer)
*

Michael E. Daniels
Director
*

John N. Dykema
Director
*

Gary L. Fairchild
Director
*

Michael F. Felhofer
Director
*

Christopher J. Ghidorzi
Director
*

Kim A. Gowey
Director
*

Andrew F. Hetzel, Jr.
Director

*

Donald J. Long, Jr.
Director
*

Susan L. Merkatoris
Director
*

Therese B. Pandl
Director
*

Randy J. Rose
Director
*

Robert J. Weyers
Director
*By:	/s/ Robert B. Atwell Robert B. Atwell As Attorney-in-Fact

EXHIBIT INDEX
Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and Baylake Corp., dated September 8, 2015 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference).+
5.1	Opinion of Godfrey & Kahn, S.C. regarding legality of securities being registered (including its consent).*
8.1	Opinion of Bryan Cave LLP regarding certain tax matters (including its consent).**
23.1	Consent of Godfrey & Kahn, S.C. (included as part of Exhibit 5.1).*
23.2	Consent of Bryan Cave LLP (included as part of Exhibit 8.1).**
23.3	Consent of Porter Keadle Moore, LLC.
23.4	Consent of Baker Tilly Virchow Krause, LLP.
24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).**
99.1	Consent of Keefe, Bruyette & Woods, Inc.**
99.2	Consent of Sandler O’Neill & Partners, L.P.
99.3	Consent of Robert W. Agnew to be named as a director.**
99.4	Consent of Robert J. Cera to be named as a director.**
99.5	Consent of Terrence R. Fulwiler to be named as a director.**
99.6	Consent of Thomas L. Herlache to be named as a director.**
99.7	Consent of Louis J. Jeanquart to be named as a director.**
99.8	Consent of William D. Murphy to be named as a director.**
99.9	Consent of Dean J. Nolden to be named as a director.**
99.10	Consent of Elyse Mollner Stackhouse to be named as a director.**
99.11	Form of Proxy Card of Nicolet.*
99.12	Form of Proxy Card of Baylake.*
99.13	Form of Letter of Transmittal.*

+
Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Nicolet Bankshares, Inc. agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*
To be filed by amendment.

**
Previously filed.